    As filed with the Securities and Exchange Commission on April 19, 1996
                                                     Registration No.  333-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                       --------------------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                        -------------------------------
                              NORWEST CORPORATION
            (Exact name of registrant as specified in its charter)

           Delaware                             6711                    41-0449260
(State or other jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)      Classification Code Number)     Identification No.)

                                    Norwest Center
                                 Sixth and Marquette
                          Minneapolis, Minnesota 55479-1000
                                     612/667-1234
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

                     -------------------------------------------

          Stanley S. Stroup, Esq.
Executive Vice President and General Counsel                     Copy to:
            Norwest Corporation                           Mary E. Schaffner, Esq.
               Norwest Center                               Norwest Corporation
            Sixth and Marquette                               Norwest Center
     Minneapolis, Minnesota 55479-1026                      Sixth and Marquette
                612/667-8858                         Minneapolis, Minnesota 55479-1026
                   (Name, address, including zip code, and telephone
                  number, including area code, of agent for service)

                      -------------------------------------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                  CALCULATION OF REGISTRATION FEE
====================================================================================================
       Title of Securities            Amount     Proposed Maximum   Proposed Maximum     Amount of
              to Be                    to Be      Offering Price        Aggregate       Registration
            Registered              Registered      Per Share        Offering Price         Fee
- ----------------------------------------------------------------------------------------------------
Common Stock                         1,300,000         N/A           $25,042,532.00(3)     $8,636.00
(par value $1 2/3 per share) (1)     Shares (2)
====================================================================================================

(1) Each share of the registrant's common stock includes one preferred stock purchase right.
(2) Based upon the maximum number of shares that may be issued in the transaction described herein.
(3) Estimated solely for purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value, as of December 31, 1995, of all shares of common stock to be acquired by the registrant in the transaction described herein.

                  -------------------------------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------

                              NORWEST CORPORATION
                              -------------------

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)

             Form S-4 Item                                  Prospectus Heading
             -------------                                  ------------------
    1.    Forepart of Registration Statement                Outside Front Cover Page
          and Outside Front Cover Page of
          Prospectus

    2.    Inside Front and Outside Back Cover               Available Information;
          Pages of Prospectus                               Incorporation of Certain
                                                            Documents by Reference;
                                                            Table of Contents

    3.    Risk Factors, Ratio of Earnings to Fixed          Summary Information
          Charges, and Other Information

    4.    Terms of the Reorganization                       The Merger

    5.    Pro Forma Financial Information                   *

    6.    Material Contracts with the Company               The Merger
          Being Acquired

    7.    Additional Information Required for               *
          Reoffering by Persons and Parties
          Deemed to be Underwriters

    8.    Interests of Named Experts and Counsel            Legal Opinion

    9.    Disclosure of Commission Position on              *
          Indemnification for Securities Act
          Liabilities

  10.     Information with Respect to S-3                   Summary Information--
          Registrants                                       Comparative Per Common
                                                            Share Data; Summary
                                                            Information--Selected Financial
                                                            Data; Certain Regulatory
                                                            Considerations


  11.     Incorporation of Certain Information              Incorporation of Certain
          by Reference                                      Documents by Reference;
                                                            Management and Additional
                                                            Information

                              NORWEST CORPORATION
                              -------------------

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)

          Form S-4 Item                               Prospectus Heading
          -------------                               ------------------
  12.    Information with Respect to S-2 or           *
         S-3 Registrants

  13.    Incorporation of Certain Documents           *
         by Reference

  14.    Information with Respect to                  *
         Registrants Other Than S-2 or S-3
         Registrants

  15.    Information with Respect to S-3              *
         Companies

  16.    Information with Respect to                  *
         S-2 or S-3 Companies

  17.    Information with Respect to Companies        Summary Information--
         Other Than S-2 or S-3 Companies              Comparative Per Common Share
                                                      Data; Information About AGI

  18.    Information If Proxies, Consents,            Meeting Information; The Merger--
         or Authorizations Are to Be Solicited        Interests of Certain Persons
                                                      in the Merger; The Merger--
                                                      Appraisal Rights of Dissenting
                                                      Stockholders

  19.    Information If Proxies, Consents, or         *
         Authorizations Are Not to Be Solicited
         In an Exchange Offer

- --------------

*Item is omitted because answer is negative or item is inapplicable.

                           AMERIGROUP, INCORPORATED
                           1809 PLYMOUTH ROAD SOUTH
                                   SUITE 360
                         MINNETONKA, MINNESOTA 55305



                                            April __, 1996


  Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of AmeriGroup, Incorporated ("AGI") to be held at the offices of Waycrosse, Inc., 15407 McGinty Road West, Wayzata, Minnesota, on _____________, May __, 1996, at _____ a.m., local time.

     The purpose of the Special Meeting is to consider and vote upon (i) the Agreement and Plan of Reorganization, dated as of December 8, 1995, between AGI and Norwest Corporation ("Norwest") and the related Agreement and Plan of Merger (together, the "Reorganization Agreement"), providing for the merger of a wholly-owned subsidiary of Norwest into AGI (the "Merger"), and (ii) in connection with the Merger, an amendment to Article X of AGI's Certificate of Incorporation to exclude certain transactions, including the Merger, from the definition of a "Purchase Event" contained therein.

     If the Merger is consummated, each share of AGI Class A Voting Common Stock and Class B Non-Voting Common Stock outstanding immediately prior to the time the Merger becomes effective will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Reorganization Agreement, which are described in the enclosed Proxy Statement-Prospectus for the Special Meeting. The Proxy Statement-Prospectus contains a more complete description of the terms of the Merger. You are urged to read the Proxy Statement-Prospectus carefully.

     The Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF AGI AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER.

     AGI and Norwest intend that the Merger will be a tax-free reorganization under the Internal Revenue Code. You should consult your own tax advisor concerning the federal income tax consequences and any applicable foreign, state, local, or other tax consequences of the Merger.

     Only holders of AGI Class A Voting Common Stock will be entitled to vote at the Special Meeting upon the proposals to approve the Reorganization Agreement and the amendment to AGI's Certificate of Incorporation. Holders of AGI Class B Non-Voting Common Stock are entitled to receive notice of the Special Meeting and the accompanying Proxy Statement-Prospectus, which contains, in addition to information about the terms of the Merger and other matters, information with respect to certain appraisal rights available under Delaware law to a holder of AGI Class A Voting Common Stock or Class B Non-Voting Common Stock who dissents from the Merger.

     If you are a holder of AGI Class A Voting Common Stock, PLEASE MARK, DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, in order to ensure that your vote is represented at the Special Meeting. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                       Very truly yours,



                                       David D. MacMillan
                                       President

                           AMERIGROUP, INCORPORATED
                           1809 PLYMOUTH ROAD SOUTH
                                   SUITE 360
                         MINNETONKA, MINNESOTA 55305

                         ----------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY __, 1996

                         ----------------------------


     A special meeting of the stockholders (the "Special Meeting") of AmeriGroup, Incorporated ("AGI"), a Delaware corporation, will be held at the offices of Waycrosse, Inc., 15407 McGinty Road West, Wayzata, Minnesota, on __________, May __, 1996, at _______ a.m., local time, for the following purposes:

          1. To consider and vote upon the Agreement and Plan of Reorganization, dated as of December 8, 1995 (including the Agreement and Plan of Merger attached thereto) (together, the "Reorganization Agreement"), by and between AGI and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A, under the terms of which a wholly-owned subsidiary of Norwest would be merged with AGI (the "Merger"), with AGI as the surviving corporation, and each outstanding share of Class A Voting Common Stock and Class B Non-Voting Common Stock, par value $.01 per share, of AGI (collectively, the "AGI Common Stock")would be converted into a number of shares of common stock, par value $1-2/3 per share, of Norwest determined in accordance with the Reorganization Agreement; and to authorize such further action by the Board of Directors and proper officers of AGI as may be necessary or appropriate to carry out the intent and purposes of the Merger.

          2. To consider and vote upon an amendment to Article X of the Certificate of Incorporation of AGI to exclude certain transactions, including the Merger, from the definition of "Purchase Event" contained therein (the "Certificate Amendment").

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of AGI Common Stock on the books of AGI at the close of business on April __, 1996, will be entitled to receive notice of the Special Meeting. Only holders of AGI Class A Common Stock as of such date will be entitled to vote at the Special Meeting or any adjournment thereof.

     The affirmative vote of a majority of the outstanding shares of AGI Class A Voting Common Stock is required to approve the Reorganization Agreement; and the affirmative vote of the holders of 70% of the outstanding shares of AGI Class A Voting Common Stock is required to approve the

Certificate Amendment. Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

     Holders of each of AGI Class A Voting and Class B Non-Voting Common Stock are entitled to assert dissenters' rights under Section 262 of the Delaware General Corporation Law, a copy of which is attached as Appendix C to the accompanying Proxy Statement-Prospectus. See "THE MERGER--Appraisal Rights of Dissenting Stockholders" in the accompanying Proxy Statement-Prospectus for more information.

                                    By Order of the Board of Directors


                                    Lynn A. Wilde
                                    Secretary
April __, 1996



     HOLDERS OF AGI CLASS A VOTING COMMON STOCK ARE URGED TO COMPLETE, SIGN, DATE, AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS.

     HOLDERS OF AGI COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES FOR SHARES OF AGI COMMON STOCK TO NORWEST OR AGI AT THIS TIME.

                           AMERIGROUP, INCORPORATED
                                PROXY STATEMENT
                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY ___, 1996

                        -------------------------------

                              NORWEST CORPORATION
                                  PROSPECTUS
                            SHARES OF COMMON STOCK

                        -------------------------------


     This Prospectus of Norwest Corporation ("Norwest") relates to the issuance of up to 1,300,000 shares of the common stock, par value $1-2/3 per share, of Norwest ("Norwest Common Stock") to the stockholders of AmeriGroup, Incorporated ("AGI") upon consummation of the proposed merger (the "Merger") of a wholly-owned subsidiary of Norwest with AGI, with AGI as the surviving corporation, pursuant to the terms of the Agreement and Plan of Reorganization, dated as of December 8, 1995, by and between AGI and Norwest (together with the Agreement and Plan of Merger attached thereto, the "Reorganization Agreement"). The Reorganization Agreement is set forth in Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein.

     This Prospectus also serves as the Proxy Statement of AGI for a special meeting of its stockholders to be held on May __, 1996 (the "Special Meeting").

     Upon consummation of the Merger, each outstanding share of the Class A Voting Common Stock and the Class B Non-Voting Common Stock of AGI (collectively, the "AGI Common Stock"), will be converted into the number of shares of common stock, par value $1-2/3 per share, of Norwest ("Norwest Common Stock"), determined by dividing the "Adjusted Norwest Shares" by the aggregate number of shares of AGI Common Stock then outstanding. The "Adjusted Norwest Shares" will be that number of shares of Norwest Common Stock calculated by dividing $32,250,000 minus (i) $60,711 (the cost to AGI and its subsidiaries, AmeriBank, and American Community Bank Group Service Corporation (the "AGI Subsidiaries") to redeem minority interests in the outstanding shares of AmeriBank common stock (the "Redemption Cost")), (ii) the after-tax cost to AGI and the AGI Subsidiaries of one-half the lump sum cash payment (the "Cash Payment Cost") to be paid to the current president of AmeriBank pursuant to an agreement dated December 8, 1995 relating to the proposed Merger (the "Change-in-Control Agreement"), and (iii) the estimated after-tax cost to AGI and the AGI Subsidiaries of health insurance (the "Health Insurance Cost") (such estimate to be provided by Norwest and consented to by AGI, which consent is not to be unreasonably withheld) to be provided by AGI pursuant to the Change-in-Control Agreement, by the "Norwest Measurement Price." The estimate of the Health Insurance Cost will be provided by Norwest, and must be consented to by AGI, whose consent is not to be unreasonably withheld. The Norwest Measurement Price will be equal to the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the second trading day immediately preceding the Special Meeting. If the "Effective Date of the Merger" (as defined in the Reorganization Agreement) occurs after the record date for any of Norwest's regular quarterly Norwest Common Stock dividends for any fiscal quarter ending on or after January 1, 1996, then the Adjusted Norwest Shares will be increased by a number of shares of Norwest Common Stock equal to the aggregate cash dividend that would have been paid on 1,000,000 shares of Norwest Common Stock for each such quarter, divided by the Norwest Measurement Price (the "Dividend Shares").

     If the Special Meeting were held on April 15, 1996 (the most recent practicable date for purposes of this assumption prior to the date of this Proxy Statement-Prospectus), the Norwest Measurement Price would be $36.00 (based on the average of the closing prices of Norwest Common Stock as reported on the NYSE during the period of 20 trading days (March 14, 1996 to April 11, 1996) ending on the second trading day immediately preceding the assumed Special Meeting date of April 15, 1996). The Adjusted Norwest Shares would equal 898,894 shares, including 6,667 Dividend Shares, computed as follows: that number of shares of Norwest Common Stock equal to (A) $32,250,000 minus (i) the Redemption Cost ($60,711.00), (ii) the Cash Payment Cost, and (iii) the Health Insurance Cost (each of which for purposes of this illustration only are assumed to be $67,600 and $1,495), divided by the Norwest Measurement Price, plus (B) $240,000 (the aggregate amount of the dividend that would have been paid on March 1, 1996 to a holder of record of 1,000,000 shares of Norwest Common Stock on February 2, 1996, the record date for the March 1 dividend), divided by the Norwest Measurement Price. Assuming that the Merger had been consummated on April 15, 1996, and based on a maximum of 1,007,671 shares of AGI Common Stock outstanding and on the foregoing assumptions, each AGI stockholder would have received, for each share of AGI Common Stock held, .8921 shares of Norwest Common Stock having an aggregate market value of $32.78 based on a closing price of $36.75 for one share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange on April 15, 1996.

     THE FOREGOING INFORMATION IS BEING PROVIDED FOR PURPOSES OF ILLUSTRATION ONLY. THE INFORMATION PRESENTED ABOVE IS NOT INTENDED AS AN ESTIMATE OR PROJECTION OF ANY DATA THAT WILL BE USED TO DETERMINE THE CONVERSION RATIO OR OF THE NUMBER OF SHARES OF NORWEST COMMON STOCK THAT AN AGI STOCKHOLDER MAY ULTIMATELY RECEIVE IN THE MERGER. THE ACTUAL CONVERSION RATIO MAY BE HIGHER OR LOWER THAN THE RATIO PRESENTED ABOVE.

     For a more complete description of the Reorganization Agreement and the terms of the Merger, see "THE MERGER."

     This Proxy Statement-Prospectus and the form of proxy for the Special Meeting are first being mailed to stockholders of AGI on or about April __, 1996.

                         -----------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT-PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -----------------------------

              THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS
        PROXY STATEMENT-PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS,
             OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION
             AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                  CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                         -----------------------------

        The date of this Proxy Statement-Prospectus is April __, 1996.

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
     AVAILABLE INFORMATION..............................................................     1

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................................     2

     SUMMARY............................................................................     3
         Parties to the Merger..........................................................     3
         Terms of the Merger............................................................     4
         Special Meeting and Vote Required..............................................     4
         Reasons for the Merger.........................................................     5
         Recommendation of the AGI Board of Directors...................................     5
         Effective Date and Time of the Merger..........................................     5
         Conditions and Termination.....................................................     6
         Accounting Treatment...........................................................     6
         Regulatory Approvals...........................................................     6
         Management and Operations After the Merger.....................................     6
         Interests of Certain Persons in the Merger.....................................     6
         Appraisal Rights of Dissenting Stockholders....................................     7
         Certain Federal Income Tax Considerations......................................     7
         Resale of Norwest Common Stock.................................................     7
         Markets and Market Prices......................................................     8
         Certain Differences in Rights of Stockholders..................................     8
         Comparative Per Common Share Data..............................................     8
         Selected Financial Data........................................................    10

     MEETING INFORMATION................................................................    13
         General........................................................................    13
         Date, Place, and Time..........................................................    13
         Record Date; Vote Required for Special Meeting.................................    13
         Principal Stockholders and Security Ownership of Management of AGI.............    14
         Voting and Revocation of Proxies...............................................    17
         Solicitation of Proxies........................................................    18

     THE MERGER.........................................................................    18
         Background of the Merger.......................................................    18
         AGI's Reasons for the Merger; Recommendation of the Board of Directors of AGI..    19
         Terms of the Merger............................................................    20
         Effective Date and Time of the Merger..........................................    21
         Surrender of Certificates......................................................    22
         Conditions to the Merger.......................................................    22
         Regulatory Approvals...........................................................    23
         Conduct of Business Pending the Merger.........................................    24
         Certain Covenants..............................................................    25
         No Solicitation................................................................    25
         Waiver, Amendment, and Termination.............................................    26
         Effect on Employee Benefit Plans...............................................    26
         Management and Operations After the Merger.....................................    26

                                                                                          PAGE
                                                                                          ----
         Interests of Certain Persons in the Merger.....................................    27
         Appraisal Rights of Dissenting Stockholders....................................    27
         Certain Federal Income Tax Considerations......................................    30
         Resale of Norwest Common Stock.................................................    33
         Accounting Treatment...........................................................    33
         Expenses.......................................................................    33

     AMENDMENT TO THE CERTIFICATE OF
         INCORPORATION OF AGI...........................................................    34

     INFORMATION ABOUT AGI..............................................................    35
         General........................................................................    35
         Market Area and Competition....................................................    36
         Loans and Investments..........................................................    36
         Deposits and Other Banking Services............................................    37
         Properties.....................................................................    37
         Employees......................................................................    37
         Market Price of and Dividends on AGI Common Stock..............................    37
         Supervision and Regulation.....................................................    37
         Legal Proceedings..............................................................    38
         Management's Discussion and Analysis of AGI's Financial Condition
            and Results of Operations...................................................    39

     NORWEST CAPITAL STOCK AND RIGHTS...................................................    52
         General........................................................................    52
         Norwest Common Stock...........................................................    52
         Norwest Preferred Stock; Norwest Preference Stock..............................    53
         Rights Plan....................................................................    53
         Dividend Reinvestment and Optional Cash Payment Plan...........................    55
         Shares Registered under the Securities Act.....................................    55

     CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS......................................    55
         Description of Capital Stock and Certain Rights................................    56
         Preemptive Rights..............................................................    56
         Election and Removal of Directors..............................................    56
         Amendment to Certificate of Incorporation and By-Laws..........................    57
         Required Stockholder Vote for Authorization of Mergers and Asset Sales.........    58
         Appraisal Rights...............................................................    58
         Special Meetings...............................................................    59
         Limitation of Director Liability and Indemnification...........................    59
         Action Without a Meeting.......................................................    61
         Dividends......................................................................    61
         Proposal of Business, Nomination of Directors..................................    61

                                                                                          PAGE
                                                                                          ----
     CERTAIN REGULATORY CONSIDERATIONS....................................................  62
         General..........................................................................  62
         Dividend Restrictions............................................................  62
         Holding Company Structure........................................................  63
         Acquisitions.....................................................................  63
         Capital Requirements.............................................................  64
         Federal Deposit Insurance Corporation Improvement Act of 1991....................  65
         FDIC Insurance...................................................................  66
         Depositor Preference.............................................................  67

     EXPERTS..............................................................................  67

     LEGAL OPINION........................................................................  68

     MANAGEMENT AND ADDITIONAL INFORMATION................................................  68

     FINANCIAL STATEMENTS.................................................................  F-1

     APPENDIX A     AGREEMENT AND PLAN OF REORGANIZATION AND
                    AGREEMENT AND PLAN OF MERGER

     APPENDIX B     DELAWARE GENERAL CORPORATION LAW, SECTION 262

                                   --------------------------------------

                             AVAILABLE INFORMATION


       Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Norwest files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission").

       Reports, proxy statements, and other information filed by Norwest can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements, and other information filed by Norwest also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

       This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and the exhibits thereto (the "Registration Statement") covering the securities offered hereby that Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest and the securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an appendix hereto.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR AGI SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


       THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO NORWEST, EXCLUDING EXHIBITS, UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE 612/667-8655. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ___________, 1996.

       The following documents filed with the Commission by Norwest (File No. 1-
  2979) are incorporated by reference in, and made a part of, this Proxy Statement-Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1995; and (ii) Current Reports on Form 8-K dated January 17, 1996, February 20, 1996, as amended pursuant to Form 8-K/A, February 26, 1996, and April __, 1996.

       All documents filed by Norwest with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                                    SUMMARY

       The following summary of certain information relating to the Merger is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus, the Appendices hereto, and the documents incorporated by reference herein. As used in this Proxy Statement-Prospectus, the terms "Norwest" and "AGI" refer to such entities, respectively, and where the context requires, such entities and their respective subsidiaries. All information concerning Norwest included in this Proxy Statement-Prospectus has been furnished by Norwest, and all information concerning AGI included in this Proxy Statement-Prospectus has been furnished by AGI to Norwest for incorporation herein.

  PARTIES TO THE MERGER

       NORWEST
       -------

       Norwest is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956 (the "BHC Act"), as amended. Norwest owns subsidiaries engaged in banking and in a variety of related businesses. Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

       At December 31, 1995, Norwest had consolidated total assets of $72.1 billion, total deposits of $42.0 billion, and total stockholders' equity of $5.3 billion. Based on total assets at December 31, 1995, Norwest was the 13th largest commercial banking organization in the United States.

       Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Norwest generally does not make a public announcement of an acquisition until a definitive agreement has been signed. Norwest generally provides information concerning the aggregate asset value of, and the aggregate consideration to be paid for, its pending acquisitions in its annual and quarterly reports filed with the Commission. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

       Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612/667-1234.

       Additional information concerning Norwest is included in the Norwest documents incorporated herein by reference and elsewhere in this Proxy Statement-Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "--Selected Financial Data," "NORWEST CAPITAL STOCK AND RIGHTS," "CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS," and "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

       AGI
       ---

       AGI is a one bank holding company, registered under the Bank Holding Company Act of 1956, organized as a Delaware corporation, and headquartered in Minnetonka, Minnesota. AGI owns all of the outstanding capital stock of AmeriBank, a bank chartered under the laws of Minnesota with four branches in two Minnesota communities. AGI also owns all of the outstanding capital stock of American Community Bank Group Service Corporation. AmeriBank and American Community Bank Group Service Corporation are referred to in this Proxy Statement-Prospectus collectively as the "AGI Subsidiaries." At December 31, 1995, AGI had consolidated total assets of $165.8 million and total stockholders' equity of $25.0 million. Through AmeriBank, AGI offers a range of traditional banking services, including commercial and retail lending, credit cards, data processing, and other financial services. AGI's main office is located at 1809 Plymouth Road South, Suite 360, Minnetonka, Minnesota 55305, and its telephone number is 612/525-5660. See "INFORMATION ABOUT AGI."

  TERMS OF THE MERGER

      The Reorganization Agreement provides for the merger of a wholly-owned subsidiary of Norwest with AGI, with AGI as the surviving corporation. Upon consummation of the Merger, the outstanding shares of AGI Common Stock (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Reorganization Agreement. The exact number of shares of Norwest Common Stock into which each outstanding share of AGI Common Stock will be converted will be determined by
  (i) calculating the Adjusted Norwest Shares (based on a dollar amount computed pursuant to a formula set forth in the Reorganization Agreement divided by the "Norwest Measurement Price) and (ii) by dividing the Adjusted Norwest Shares by the aggregate number of shares of AGI Common Stock then outstanding. The Norwest Measurement Price will be equal to the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the second trading day immediately preceding the Special Meeting. If the "Effective Date of the Merger" (as defined in the Reorganization Agreement) occurs after the record date for any of Norwest's regular quarterly Norwest Common Stock dividends for each fiscal quarter ending on or after January 1, 1996, then the Adjusted Norwest Shares will also be increased by a number of shares of Norwest Common Stock equal to the aggregate cash dividend that would have been paid on 1,000,000 shares of Norwest Common Stock for each such quarter divided by the Norwest Measurement Price.

      The terms of the Reorganization Agreement with respect to the calculation of the number of shares of Norwest Common Stock to be received by a holder of AGI Common Stock in the Merger, and an example of this calculation for purposes of illustration only, are set forth in more detail on the front cover of this Proxy-Statement-Prospectus and under the heading "THE MERGER--Terms of the Merger."

  SPECIAL MEETING AND VOTE REQUIRED

       The Special Meeting of AGI stockholders to consider and vote on the Merger and the amendment to the Certificate of Incorporation of AGI (the "Certificate Amendment") will be held on ___________, May __, 1996, at _____ a.m., local time, at the offices of Waycrosse, Inc., 15407 McGinty Road West, Wayzata, Minnesota. Only holders of record of AGI Class A Voting Common Stock at the close of business on April __, 1996, will be entitled to vote at the Special Meeting. At such date, there were 901,134 shares of AGI Class A Voting Common Stock outstanding. Each share of AGI Class A Voting

  Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

       Approval of the Reorganization Agreement requires the affirmative vote of the holders of not less than a majority of the outstanding shares of Class A Voting Common Stock of AGI. Approval of the Certificate Amendment requires the affirmative vote of the holders of at least 70% of the outstanding shares of Class A Voting Common Stock of AGI. As of the record date for the Special Meeting, directors and officers of AGI owned beneficially or controlled the voting of __% of the shares of AGI Class A Voting Common Stock outstanding on that date. AGI's directors and officers have informed AGI that they intend to vote all of their shares (other than those shares held in a fiduciary capacity) in favor of the Reorganization Agreement and the Certificate Amendment. At the record date, directors and executive officers of Norwest did not own beneficially any shares of AGI Class A Voting Common Stock. See "MEETING INFORMATION--Record Date; Vote Required for Special Meeting" and "-- Principal Stockholders and Security Ownership of Management of AGI."

  REASONS FOR THE MERGER

       After careful consideration and review, the Board of Directors of AGI has concluded that the Merger and the related Certificate Amendment are in the best interests of the holders of AGI Common Stock. The Board reached its decision to merge with Norwest based on their analysis of several critical factors. These factors included the fact that, with the rapidly changing environment in the banking industry, AGI would benefit from the association with a larger banking organization and its resources The Board also considered, among other factors, the terms and conditions of the Reorganization Agreement, an analysis of certain economic, financial, legal, and market factors, the anticipated tax consequences to the AGI stockholders, and the consideration to be received by the stockholders of AGI in the Merger. See "THE MERGER--Background of the Merger" and "--AGI's Reasons for the Merger; Recommendation of the Board of Directors of AGI."

  RECOMMENDATION OF THE AGI BOARD OF DIRECTORS

       THE BOARD OF DIRECTORS OF AGI UNANIMOUSLY RECOMMENDS THAT HOLDERS OF AGI STOCK VOTE "FOR" THE MERGER AND "FOR" THE CERTIFICATE AMENDMENT. For information concerning the interests of certain members of the AGI Board of Directors and management in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

  EFFECTIVE DATE AND TIME OF THE MERGER

       Subject to the terms and conditions of the Reorganization Agreement, the Merger will be effective on the date on which the appropriate filing is made with the Secretary of State of the state of Delaware (the "Effective Date of the Merger") at 11:59 p.m., Minneapolis, Minnesota time (the "Effective Time of the Merger"). That filing will be made within ten business days following the satisfaction or waiver of all conditions set forth in the Reorganization Agreement or on such other date upon which the parties may agree. The closing of the Merger will occur on the Effective Date of the Merger (the "Closing Date"). The parties expect the Merger to become effective in the second quarter of 1996. See "THE MERGER--Effective Date and Time of the Merger" and "--Conditions to the Merger."

  CONDITIONS AND TERMINATION

       The respective obligations of Norwest and AGI to consummate the Merger are subject to certain conditions, including the receipt of regulatory approvals without unduly burdensome conditions, approval of the Reorganization Agreement by the stockholders of AGI, receipt by AGI of certain tax opinions, the approval of the Certificate Amendment, and certain other conditions customary in transactions of this nature. See "THE MERGER--Conditions to the Merger" and "--Regulatory Approvals."

       The Reorganization Agreement may be terminated at any time prior to the Effective Date of the Merger, whether prior to or after approval by AGI's stockholders, by either party under specified conditions, including if the Merger shall not have been consummated by July 31, 1996, unless such failure of consummation shall be due to the failure of the party seeking termination to perform its respective covenants and agreements under the Reorganization Agreement. See "THE MERGER--Waiver, Amendment, and Termination."

  ACCOUNTING TREATMENT

       It is intended that the Merger will be accounted for as a "purchase" by Norwest under generally accepted accounting principles. See "THE MERGER-- Conditions to the Merger" and "--Accounting Treatment."

  REGULATORY APPROVALS

       The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Receipt of such approvals is a condition to the consummation of the Merger. Norwest filed an application for approval of the Merger with the Federal Reserve Board on January 26, 1996. See "THE MERGER--Regulatory Approvals."

  MANAGEMENT AND OPERATIONS AFTER THE MERGER

       Following the Merger, and subject to the approval of the Comptroller of the Currency, AmeriBank will be consolidated with Norwest Bank Minnesota, National Association ("Norwest Bank Minnesota"), under the name and charter of Norwest Bank Minnesota. The current head office and two existing branches of AmeriBank (which branches will also be consolidated with two existing branches of Norwest Bank Minnesota) will be operated as branches of Norwest Bank Minnesota following the consolidation. See "THE MERGER--Management and Operations After the Merger."

  INTERESTS OF CERTAIN PERSONS IN THE MERGER

       Under the Reorganization Agreement, Norwest must maintain existing policies of directors' and officers' liability insurance maintained by AGI for a period of three years. Norwest must also insure that all rights to indemnification and all limitations of liability existing in favor of any director, officer, employee, fiduciary, or agent of AGI shall survive the Merger for a period of three years. In addition, Larry D. Albert, the current President of AmeriBank, who is also a director of AGI, has certain rights under the Change-in-Control Agreement that will be triggered by the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

       Section 262 of the Delaware General Corporation Law provides that a stockholder of a Delaware corporation (such as AGI) is generally entitled to receive payment of the appraised value of his or her stock if such stockholder dissents from a merger or consolidation. Accordingly, holders of AGI Common Stock will be entitled to receive the appraised value for shares of such stock based on an appraisal conducted by the Delaware Court of Chancery, provided the stockholder does not vote in favor of the Merger and complies with certain statutory procedures within time periods specified in the appraisal provisions of Delaware law. The value determined in such appraisal could be more than, the same as, or less than the value of the consideration to be received under the Reorganization Agreement by AGI stockholders who do not dissent from the Merger. See "THE MERGER--Appraisal Rights of Dissenting Stockholders."

  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

       The obligation of AGI to consummate the Merger is conditioned on, among other things, the receipt of an opinion of Dorsey & Whitney LLP, counsel to AGI, based upon certain representations and assumptions set forth therein, substantially to the effect that for federal income tax purposes the Merger will qualify as a "reorganization" under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").
  On the basis of the foregoing opinion, it is expected that the following material federal income tax consequences will result from the Merger: (i) no gain or loss will be recognized by holders of AGI Common Stock upon their receipt of Norwest Common Stock in exchange for their shares of AGI Common Stock, except with respect to cash received in lieu of fractional shares; (ii) the income tax basis of the Norwest Common Stock received generally will be equal to the income tax basis of the AGI Common Stock surrendered; and (iii) the holding period of the Norwest Common Stock received generally will include the holding period of the AGI Common Stock surrendered. If the required tax opinion is not received, the Merger will not be consummated unless the condition requiring receipt of the opinion is waived and the approvals of the AGI stockholders are resolicited by means of an updated Proxy Statement-Prospectus. EACH HOLDER OF AGI COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES, BASED UPON SUCH HOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES. See "THE MERGER--Certain Federal Income Tax Considerations" and "THE MERGER-- Conditions to the Merger."

  RESALE OF NORWEST COMMON STOCK

       The shares of Norwest Common Stock issuable to stockholders of AGI upon consummation of the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Norwest Common Stock received by those stockholders of AGI who are deemed to be "affiliates" of AGI will be subject to certain restrictions or resale as described below under "THE MERGER--Resale of Norwest Common Stock." All stockholders of AGI are currently considered to be affiliates of AGI. In addition, as described under "THE MERGER--Certain Federal Income Tax Considerations," each stockholder of AGI will be asked to sign an agreement pursuant to which such stockholder will agree that for a period of up to two years after the Merger, such stockholder will not sell or otherwise dispose of a number of shares of Norwest Common Stock issued to such stockholder in the Merger that would reduce such stockholder's ownership of such Norwest Common Stock to a number of shares having a value of less than 50% (or a higher percentage) of the value of the formerly outstanding shares of AGI Common Stock held by such stockholder. See "THE MERGER--Certain Federal Income Tax Considerations."

  MARKETS AND MARKET PRICES

       Norwest Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange (the "CHX"). On December 8, 1995, the last trading day preceding public announcement of the proposed Merger, the closing price per share of Norwest Common Stock was $34.00 and on April __, 1996, the price was $_____. There is no established trading market for AGI Common Stock, excluding limited trading as a result of private negotiations not involving any broker or dealer.

       Stockholders of AGI are advised to obtain current market quotations for Norwest Common Stock. The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Closing Date, which will not occur until after the Special Meeting. As a result, the market value of the Norwest Common Stock that stockholders of AGI ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurances can be given concerning the market price of Norwest Common Stock before or after the Closing.

  CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS

       Upon consummation of the Merger, stockholders of AGI will become stockholders of Norwest. As a result, such stockholders' rights will change significantly. See "CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS."

  COMPARATIVE PER COMMON SHARE DATA

       The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for AGI Common Stock on a historical and a pro forma equivalent basis giving effect to the Merger using the purchase method of accounting. See "THE MERGER--Accounting Treatment." This information is derived from the consolidated historical financial statements of Norwest, including the related notes thereto, incorporated by reference into this Proxy Statement-Prospectus and the consolidated historical financial statements of AGI, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS."

       This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                       COMPARATIVE PER COMMON SHARE DATA


                             NORWEST COMMON STOCK      AGI COMMON STOCK
                             ---------------------  ----------------------
                                         PRO FORMA              PRO FORMA
                             HISTORICAL  COMBINED   HISTORICAL  EQUIVALENT
                             ----------  ---------  ----------  ----------
  BOOK VALUE (1):
   December 31, 1995              14.20      14.24       24.83       12.70

  DIVIDENDS DECLARED (2):
   Year Ended
     December 31, 1995            0.900      0.900       0.500       0.803

  NET INCOME (3):
   Year Ended
     December 31, 1995             2.73       2.73        2.37        2.44

  (1) The pro forma combined book value per share of Norwest Common Stock is based upon the historical total combined common stockholders' equity for Norwest and AGI divided by total pro forma common shares of the combined entities assuming exchange of the outstanding AGI Common Stock at an assumed ratio of .8921 shares of Norwest Common Stock for each share of AGI Common Stock. The pro forma equivalent book value per share of AGI represents the pro forma combined amount multiplied by this assumed ratio. See "THE MERGER--Terms of the Merger," for a detailed discussion of the calculation of this assumed ratio.

  (2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of AGI Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by .8921

  (3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for Norwest and AGI divided by the average pro forma common shares of the combined entities. The pro forma equivalent net income per share of AGI Common Stock represents the pro forma combined net income per share multiplied by .8921

  SELECTED FINANCIAL DATA

       The following tables set forth certain selected historical consolidated financial information for Norwest. The income statement and balance sheet data included in the selected financial data for each of the five years in the period ended December 31, 1995, are derived from the audited consolidated financial statements of Norwest for such five-year period. This information should be read in conjunction with the consolidated financial statements of Norwest and the related notes thereto, included in documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                            SELECTED FINANCIAL DATA
                      NORWEST CORPORATION AND SUBSIDIARIES

                                                            YEARS ENDED DECEMBER 31
                                            -------------------------------------------------------
                                              1995       1994      1993(1)      1992(2)      1991
                                            ---------  --------  -----------  -----------  --------
                                                    (In millions except per share amounts)
  INCOME STATEMENT DATA
  ---------------------
     Interest income                        $ 5,717.3   4,393.7   3,946.3      3,806.4      4,025.9
     Interest expense                         2,448.0   1,590.1   1,442.9      1,610.6      2,150.3
                                            ---------  --------  --------     --------     --------
       Net interest income                    3,269.3   2,803.6   2,503.4      2,195.8      1,875.6
     Provision for credit losses                312.4     164.9     158.2        270.8        406.4
     Non-interest income                      1,865.0   1,638.3   1,585.0      1,273.7      1,064.0
     Non-interest expenses                    3,399.1   3,096.4   3,050.4      2,553.1      2,041.5
                                            ---------  --------  --------     --------     --------
       Income before income taxes             1,422.8   1,180.6     879.8        645.6        491.7
     Income tax expense                         466.8     380.2     266.7        175.6         73.4
                                            ---------  --------  --------     --------     --------
     Income before cumulative effect
       of a change in accounting method         956.0     800.4     613.1        470.0        418.3
     Cumulative effect on years prior
       to 1992 of  change in accounting
       method                                      --        --        --        (76.0)          --
                                            ---------  --------  --------     --------     --------
     Net income                             $   956.0     800.4     613.1        394.0        418.3
                                            =========  ========  ========     ========     ========

  PER COMMON SHARE DATA
  ---------------------
  Net income per share:
     Primary:
       Before cumulative effect of a
         change in accounting method        $    2.76      2.45      1.89         1.44         1.33
       Cumulative effect on years prior
         to 1992 of change in accounting
         method                                    --        --        --        (0.25)          --
                                            ---------  --------  --------     --------     --------
     Net income                             $    2.76      2.45      1.89         1.19         1.33
                                            =========  ========  ========     ========     ========

     Fully diluted:
       Before cumulative effect of a
         change in accounting method        $    2.73      2.41      1.86         1.42         1.32
       Cumulative effect on years prior
         to 1992 of change in accounting
         method                                    --        --        --        (0.23)          --
                                            ---------  --------  --------     --------     --------
     Net income                             $    2.73      2.41      1.86         1.19         1.32
                                            =========  ========  ========     ========     ========

    Dividends declared per common share     $   0.900     0.765     0.640        0.540        0.470

  BALANCE SHEET DATA
  ------------------
     At period end:
       Total assets                         $72,134.4  59,315.9  54,665.0     50,037.0     45,974.5
       Long-term debt                        13,676.8   9,186.3   6,850.9      4,553.2      3,686.6
       Total stockholders' equity             5,312.1   3,846.4   3,760.9      3,371.8      3,192.3

  (1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a purchase transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

  (2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a purchase transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

                              MEETING INFORMATION

  GENERAL

       This Proxy Statement-Prospectus is being furnished to holders of AGI Common Stock in connection with the solicitation of proxies by the Board of Directors of AGI from holders of outstanding shares of AGI Class A Voting Common Stock, the only class of AGI Common Stock entitled to vote at the Special Meeting, for use at the Special Meeting to be held on ___________, May __, 1996, and any adjournments thereof, to consider and take action upon a proposal to approve the Reorganization Agreement, and proposal to approve the Certificate Amendment and such other business as may properly come before the Special Meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of AGI Common Stock is accompanied by a form of proxy for use by holders of AGI Class A Voting Common Stock.

       This Proxy Statement-Prospectus is also being furnished by Norwest to the stockholders of AGI as a prospectus in connection with the issuance by Norwest of shares of Norwest Common Stock upon consummation of the Merger.

       This Proxy Statement-Prospectus, the attached Notice of Special Meeting, and the form of proxy for holders of AGI Class A Voting Common Stock enclosed herewith are first being mailed to stockholders of AGI on or about April __, 1996.

  DATE, PLACE, AND TIME

       The Special Meeting will be held at the offices of Waycrosse, Inc., 15407 McGinty Road West, Wayzata, Minnesota, on _________, May __, 1996, at _____ a.m., local time.

  RECORD DATE; VOTE REQUIRED FOR SPECIAL MEETING

       The close of business on April __, 1996, has been fixed as the record date for the determination of stockholders of AGI entitled to receive notice of and to vote at the Special Meeting. On the record date there were 901,134 shares of AGI Class A Voting Common Stock outstanding, the only class of outstanding AGI Common Stock entitled to vote on the matters presented to stockholders of AGI at the Special Meeting, held of record by 46 holders. Approval of the Reorganization Agreement requires the affirmative vote of the holders of not less than a majority of the outstanding shares of AGI Class A Voting Common Stock. Approval of the Certificate Amendment requires the affirmative vote of the holders of at least 70% of the outstanding shares of the AGI Class A Voting Common Stock. The Merger cannot be consummated without the approval of the Reorganization Agreement by the requisite percentage of the holders of the AGI Class A Voting Common Stock. Approval of the Certificate Amendment is also a condition precedent to consummation of the Merger.

       As of the record date for the Special Meeting, directors and officers of AGI owned beneficially or controlled the voting of an aggregate of __% of the shares of AGI Common Stock outstanding on that date. AGI's directors and officers have informed AGI that they intend to vote all of their shares (other than those shares held in a fiduciary capacity) in favor of the Reorganization Agreement and the Certificate Amendment. Information regarding the shares of AGI Common Stock beneficially owned, directly or indirectly, by certain stockholders, by each director and executive officer of AGI, and by all directors and officers as a group is set forth in the table under the heading "--Principal Stockholders and Security Ownership of Management of AGI" below.

       At the record date, directors and executive officers of Norwest did not own beneficially any shares of AGI Common Stock.

  PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT OF AGI

       PRINCIPAL STOCKHOLDERS
       ----------------------

       Set forth below are the names and addresses of and the number of shares held as of the Record Date for the Special Meeting by those persons or entities who may be deemed to own beneficially, whether directly or indirectly, five percent (5%) or more of the outstanding shares of AGI Class A Voting Common Stock and AGI Class B Nonvoting Common Stock. Each stockholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated.


                                                             NUMBER OF SHARES
                                                               BENEFICIALLY       PERCENT OF
         CLASS (1)           NAME AND ADDRESS                    OWNED (2)           CLASS
         ---------           ----------------                ----------------     ----------
           A                 Trust for Margaret A. Cargill       130,182            14.5%
                             Under Last Will and Testament,
                             dated July 13, 1944, of
                             Austin S. Cargill, deceased,
                             Way Trust and Dwane E.
                             Billbe, Trustees
                             c/o Way Trust, Suite 306
                             141 North Main Avenue
                             Sioux Falls, SD 57102

           A                 Marianne C. Liebmann Living         154,509(3)         17.1%
                             Trust, Marianne C. Liebmann and
                             Lynn A. Wilde, Trustees
                             c/o Waycrosse, Inc., Dept. 28
                             P.O. Box 9300
                             Minneapolis, MN  55440-9300

           A                 Restated Trust Agreement of          97,272(4)         10.8%
                             James R. Cargill II, dated
                             June 7, 1995
                             James R. Cargill II and
                             Susan M. Cargill, Trustees
                             c/o Waycrosse, Inc., Dept. 28
                             P.O. Box 9300
                             Minneapolis, MN  55440-9300

           A                 Gwendolyn S. Meyer u/a dated         72,260             8.0%
                             February 15, 1991 f/b/o
                             Gwendolyn S. Meyer
                             Gwendolyn S. Meyer, Trustee
                             c/o Waycrosse, Inc., Dept. 28
                             P.O. Box 9300
                             Minneapolis, MN  55440-9300

                                                             NUMBER OF SHARES
                                                               BENEFICIALLY       PERCENT OF
         CLASS (1)           NAME AND ADDRESS                    OWNED (2)           CLASS
         ---------           ----------------                ----------------     ----------
           B                 Cargill, Incorporated               106,512(5)         99.9%
                             P.O. Box 9300
                             Minneapolis, MN  55440-9300

- ---------------------------------------
  (1) AGI has total issued and outstanding shares of common stock of 1,007,671, which includes 901,134 shares of Class A Voting Common Stock and 106,537 shares of Class B Non-Voting Common Stock. Unless otherwise noted, all entities or persons listed share voting power and dispositive power with all other trustees noted.

  (2) The shares shown in the table include all shares the named parties may be deemed to own beneficially, including shares held by spouses, minor children, relatives sharing the home of such party, entities controlled by such party, or trusts of which such parties are trustees or beneficiaries.

  (3) Includes 26,968 shares held by Steven P. Liebmann with Lynn A. Wilde as Trustees of Steven P. Liebmann Living Trust.

  (4) Includes 3,950 shares held by Susan M. Cargill and James R. Cargill, II as Trustees of the Restated Trust Agreement of Susan M. Cargill, dated June 7, 1995, and 600 shares held by Nathaniel L. Forbes, Paul M. Richards, and Dayre M. Williams as Trustees of Anne R. Cargill-Margaret Anne Cargill-James R. Cargill II Long Term Trust dated November 26, 1995, and 1,000 shares held by Roger S. Wherry, John Hugh MacMillan III, and Phillip H. Martin as Trustees of the Alexandra M. Ditch Long Term Trust under agreement dated March 5, 1964.

  (5) Cargill, Incorporated stock ownership consists solely of Class B Non-Voting Common Stock.


       SECURITY OWNERSHIP OF MANAGEMENT
       --------------------------------

       Set forth below is the number of shares of AGI Common Stock held by each director and officer, and by all directors and officers as a group, of AGI as of the record date for the Special Meeting.


                                                             NUMBER OF SHARES
                                                               BENEFICIALLY       PERCENT OF
         CLASS (1)           NAME AND ADDRESS                    OWNED (2)           CLASS
         ---------           ----------------                ----------------     ----------
           --                Larry D. Albert                           0                *
                             Director
                             4200 Old Shakopee Road
                             Bloomington, MN 55437

           A                 Martha M. Bennett                    26,850(2)          3.0%
                             Director
                             c/o Waycrosse, Inc., Dept. 28
                             P.O. Box 9300
                             Minneapolis, MN 55440

           A                 Warren G. Keinath, Jr.               55,284(3)          6.1%
                             Director
                             c/o Waycrosse, Inc., Dept. 28
                             P.O. Box 9300
                             Minneapolis, MN  55440

           A                 Steven P. Liebmann                  154,509(4)         17.1%
                             Director
                             c/o Waycrosse, Inc., Dept. 28
                             P.O. Box 9300
                             Minneapolis, MN  55440

                                                             NUMBER OF SHARES
                                                               BENEFICIALLY       PERCENT OF
         CLASS (1)           NAME AND ADDRESS                    OWNED (2)           CLASS
         ---------           ----------------                ----------------     ----------
           A                 David D. MacMillan                   33,331(5)          3.7%
                             President and Chief Executive
                             Officer, Director
                             c/o Waycrosse, Inc., Dept. 28
                             P.O. Box 9300
                             Minneapolis, MN 55440

           A                 W. Duncan MacMillan                  17,969(6)          2.0%
                             Chairman of the Board,
                             Director
                             c/o Waycrosse, Inc., Dept. 28
                             P.O. Box 9300
                             Minneapolis, MN 55440

           B                 Harry F. Martin                          25               *
                             Director
                             c/o Waycrosse, Inc., Dept. 28
                             P.O. Box 9300
                             Minneapolis, MN 55440-9300

           A                 Lucy M. Stitzer                      29,667(7)          3.3%
                             Director
                             c/o Waycrosse, Inc., Dept. 28
                             P.O. Box 9300
                             Minneapolis, MN 55440-9300

           A                 Lynn A. Wilde                       154,509(8)         17.1%
                             Secretary
                             c/o Waycrosse, Inc., Dept. 28
                             P.O. Box 9300
                             Minneapolis, MN 55440-9300

           A                 Directors and officers as a group   445,151            49.4%

           B                 Directors and officers as a group        25                *
- -----------------------------

  *   Does not exceed 1%.

  (1) See Footnotes 1 and 2 in the Principal Stockholder table set forth above.

  (2) Includes 26,850 shares held as Trustee of the Martha MacMillan Bennett 1987 Trust U/A dated September 5, 1987, as amended.

  (3) Includes 18,409 shares held with David S. Keinath, Pauline M. Keinath, and Robert J. Theiler as Trustees of the David Scott Keinath 1981 Trust dated September 3, 1981, 18,409 shares held with Steven W. Keinath, Pauline M. Keinath, and Robert J. Theiler as Trustees of the Steven Whitney Keinath 1981 Trust dated September 3, 1981, and 18,466 shares held with Warren C. Keinath, Pauline M. Keinath, and Robert J. Theiler as Trustees of the Warren Cargill Keinath 1981 Trust dated September 3, 1981.

  (4) Includes 26,968 shares held with Lynn A. Wilde as Trustees of Steven P. Liebmann Living Trust, and 127,541 shares held by Marianne C. Liebmann and Lynn A. Wilde, as Trustees of the Marianne C. Liebmann Living Trust.

  (5) Includes 6,200 shares held with Catherine L. van der Schans and John H. MacMillan IV as Trustees of the Marion H. MacMillan Family Trust (1985), 469 shares held as Custodian for Alexander L. MacMillan, 1,400 shares held with Peter Dorsey as Trustee of the William Duncan MacMillan 1969 Trust, 6,300 shares held with John MacMillan IV and William H. Lefkowitz as Trustees of the John Hugh MacMillan III 1989 Descendants' Trust, 500 shares held with Steven A. Hornig, Philip H. Martin, and Way Trust as Trustees of the Lucy MacMillan Stitzer Long Term Trust U/A dated March 5, 1964, 469 shares held as Custodian for Peter H. MacMillan, and 17,993 shares held as Trustee of the David D. MacMillan Living Trust.

  (6) Includes 17,969 shares held as Trustee of W. Duncan MacMillan 1982 Trust U/A dated December 14, 1982, as amended.

  (7) Includes 28,967 shares held with Mark Stitzer as Trustee of the Lucy C. M. Stitzer Living Trust and 700 shares held with Alan W. Breed and
      Catherine L. van der Schans as Trustees of the Lucy MacMillan Stitzer 1981 Trust Two.

  (8) Includes 127,541 shares held with Marianne C. Liebmann as Trustees of the Marianne C. Liebmann Living Trust and 26,968 shares held with Steven P. Liebmann as Trustees of the Steven P. Liebmann Living Trust.


  VOTING AND REVOCATION OF PROXIES

       Shares of AGI Class A Voting Common Stock, the only class of AGI Common Stock entitled to vote at the Special Meeting, represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of AGI Class A Voting Common Stock represented by such proxy will be voted "FOR" approval of the Reorganization Agreement and "FOR" the Certificate Amendment. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to postpone or adjourn the Special Meeting to another time and place, the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of AGI prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

       The Special Meeting may be postponed or adjourned from time to time without notice other than such notice as may be given at the meeting or any postponement or adjournment thereof, including, without limitation, if fewer shares are likely to be voted in favor of approval of the Reorganization Agreement and the Certificate Amendment than the number required for approval. Any business for which notice has been given may be transacted at any such postponed or adjourned meeting. If the Special Meeting is postponed or adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

       A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Because each of the AGI proposals requires the affirmative vote of a specified percentage of outstanding shares, the non-voting of shares or abstentions with regard to each such proposal will have the same effect as votes against the proposal.

       The Board of Directors of AGI is not aware of any business to be acted upon at the Special Meeting other than the business described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

  SOLICITATION OF PROXIES

       In addition to solicitation by mail, directors, officers, and employees of AGI may solicit proxies from the stockholders of AGI, either personally or by telephone, telegram, or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. AGI will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "THE MERGER--Expenses."

       HOLDERS OF AGI COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO AGI IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.


                                   THE MERGER

       This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Reorganization Agreement, which is attached as Appendix A, to this Proxy Statement-Prospectus and is incorporated by reference herein. ALL STOCKHOLDERS ARE URGED TO READ THE REORGANIZATION AGREEMENT IN ITS ENTIRETY.

  BACKGROUND OF THE MERGER

       In recent years, the Board of Directors of AGI has discussed different acquisitions and strategic alternatives for maximizing stockholder value for the stockholders of AGI, including business combinations with other bank holding companies. The Board determined that, in light of the current consolidation within the banking industry, the best way to maximize stockholder value would be through a business combination with a larger bank holding company. At a meeting of the Board of Directors of AGI held on June 15,

  1995, the Board of Directors of AGI directed management of AGI to solicit indications of interest with respect to a potential business combination and report back to the Board with respect to the results of such solicitation.

       During the late summer and fall of 1995, management of AGI solicited several regional bank holding companies for indications of interest with respect to a potential business combination with AGI. The Board of Directors of AGI engaged Michael J. Pint, a member of the Board of Directors of AmeriBank, to assist AGI in soliciting such companies and evaluating any indications of interest. AGI received preliminary indications of interest from four regional bank holding companies and held preliminary discussions with each such regional bank holding company. At a meeting held on September 7, 1995, management of AGI reviewed with the Board of Directors of AGI the terms of each such indication of interest. The Board resolved to pursue further negotiations with Norwest regarding the possible acquisition of AGI through a merger and directed management of AGI and its financial and legal advisers to conduct further discussions and analysis with Norwest.

       Norwest and AGI executed a Letter of Intent on September 21, 1995. The Letter of Intent outlined the general terms of a proposed acquisition of AGI by Norwest, provided for a three-month period of time during which Norwest would conduct its due diligence investigation of AGI, and that, thereafter, if Norwest wished to proceed with a transaction, each party would then proceed to negotiate a definitive acquisition agreement. The Letter of Intent also prohibited AGI from soliciting proposals from other persons regarding an acquisition of AGI during the due diligence review period. Norwest conducted its due diligence review of AGI during September and October 1995. Norwest provided AGI with an initial draft of the Reorganization Agreement in late October 1995. Representatives of Norwest and AGI and their respective counsel thereafter negotiated the form of the Reorganization Agreement, and on December 6, 1995, the Board of Directors of AGI met to consider the terms of the Reorganization Agreement. Based on a variety of factors, the AGI Board of Directors approved the Reorganization Agreement at that meeting. The Reorganization Agreement was executed by AGI and Norwest on December 8, 1995.

       During this time, AGI also had existing relationships with Norwest, including various correspondent-bank arrangements, including demand deposit accounts, safekeeping arrangements, and secured and unsecured "Fed Funds" credit lines.

  AGI'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF AGI

       REASONS OF AGI FOR THE MERGER. The Board of Directors of AGI, after careful study and evaluation of economic, financial, legal, and market factors, believes that the Reorganization Agreement and the Certificate Amendment are in the best interests of AGI and AGI's stockholders. The Board believes that the consideration in the Merger is favorable and that the receipt of such consideration represents an opportunity for the holders of AGI Common Stock to exchange their shares of AGI Common Stock for shares of common stock of a larger regional bank holding company on a tax-free basis. Among the factors considered by the Board of Directors of AGI in deciding to approve and recommend the execution of the Reorganization Agreement were the terms and conditions of the Reorganization Agreement; recent market prices for Norwest Common Stock; the lack of a public trading market for AGI Common Stock; the nature of the banking businesses of AGI and Norwest and their respective operating philosophies and management; the competitive position and outlook of AGI and Norwest in a changing banking and financial services industry that is facing the advent of interstate banking, a trend toward bank consolidation and increasing pressure to realize economies of scale; the anticipated income tax consequences to the stockholders of AGI; and the consideration to be received by the stockholders of AGI in the Merger. While the Board of Directors of AGI did not give greater weight to any one of the factors listed above, it considered the proposed exchange of AGI Common Stock for Norwest Common Stock to be advantageous to its stockholders, both because the consideration to be received in the Merger has a value substantially in excess of the book value of AGI and because the AGI stockholders will receive, in part, a security which, in the opinion of the Board of Directors of AGI, has a greater market liquidity than the AGI Common Stock and which has historically paid dividends and has the potential for increased long-term value.

       RECOMMENDATION OF AGI BOARD OF DIRECTORS. The Board of Directors of AGI recommends that the stockholders of AGI vote for approval of the Merger. The Board believes that the terms of the Reorganization Agreement are fair and that the Merger is in the best interests of AGI and its stockholders. The directors and executive officers of AGI have unanimously indicated that they intend to vote the AGI Common Stock that they hold (other than shares held by them in a fiduciary capacity) in favor of the Reorganization Agreement. See "MEETING INFORMATION--Record Date; Vote Required for Special Meeting," and "-- Principal Stockholders and Security Ownership of Management of AGI."

       THE BOARD OF DIRECTORS OF AGI UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF AGI VOTE "FOR" APPROVAL OF THE MERGER.
            ---

  TERMS OF THE MERGER

       At the Effective Time of the Merger, a wholly-owned subsidiary of Norwest will merge into AGI, with AGI as the surviving corporation, and the outstanding shares of AGI Common Stock (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Reorganization Agreement. Each outstanding share of AGI Common Stock, including all shares of Class A Voting Common Stock and Class B Non-Voting Common Stock, will be converted into that number of shares of Norwest Common Stock, determined by dividing the Adjusted Norwest Shares by the number of shares of AGI Common Stock then outstanding. The Adjusted Norwest Shares will be that number of shares of Norwest Common Stock calculated by dividing $32,250,000 minus (i) $60,711 (the "Redemption Cost" to AGI and the AGI Subsidiaries to redeem minority interests in the outstanding shares of AmeriBank common stock ), (ii) the "Cash Payment Cost" (the after-tax cost to AGI and the AGI Subsidiaries of one-half the lump sum cash payment to be paid to Larry Albert, the current President of AmeriBank pursuant to the Change-in-Control Agreement relating to the proposed Merger, and (iii) the "Health Insurance Cost" (the estimated after-tax cost to AGI and the AGI Subsidiaries of health insurance to be provided by AGI pursuant to the Change-in-Control Agreement), by the Norwest Measurement Price. The estimate of the Health Insurance Cost will be provided by Norwest, and must be consented to by AGI, whose consent is not to be unreasonably withheld. The Norwest Measurement Price will be equal to the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the second trading day immediately preceding the Special Meeting. If the Effective Date of the Merger occurs after the record date for any of Norwest's regular quarterly Norwest Common Stock dividends for any fiscal quarter ending on or after January 1, 1996, then the Adjusted Norwest Shares will be increased by the Dividend Shares (a number of shares of Norwest Common Stock equal to the aggregate cash dividend that would have been paid on 1,000,000 shares of Norwest Common Stock for each such quarter), divided by the Norwest Measurement Price.

       If the Special Meeting were held on April 15, 1996 (the most recent practicable date for purposes of this assumption prior to the date of this Proxy Statement-Prospectus), the Norwest Measurement Price would be $36.00 (based on the average of the closing prices of Norwest Common Stock as reported on the NYSE during the period of 20 trading days (March 14, 1996 to April 11, 1996) ending on the second trading day immediately preceding the assumed Special Meeting date of April 15, 1996). The Adjusted Norwest Shares would equal 898,894 shares, including 6,667 Dividend Shares computed as follows: that number of shares of Norwest Common Stock equal to (A) $32,250,000 minus (i) the Redemption Cost ($60,711.00), (ii) the Cash Payment

  Cost, and (iii) the Health Insurance Cost (each of which for purposes of this illustration only are assumed to be $67,600 and $1,495), divided by the Norwest Measurement Price, plus (B) $240,000 (the aggregate amount of the dividend that would have been paid on March 1, 1996 to a holder of record of 1,000,000 shares of Norwest Common Stock on February 2, 1996, the record date for the March 1 dividend), divided by the Norwest Measurement Price. Assuming that the Merger had been consummated on April 15, 1996, and based on the foregoing assumptions, each AGI stockholder would have received for each share of AGI Common Stock held, .8921 shares of Norwest Common Stock having an aggregate market value of $32.78 based on a closing price of $36.75 for one share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange on April 15, 1996.

       THE FOREGOING INFORMATION IS BEING PROVIDED FOR PURPOSES OF ILLUSTRATION ONLY. THE INFORMATION PRESENTED ABOVE IS NOT INTENDED AS AN ESTIMATE OR PROJECTION OF ANY DATA THAT WILL BE USED TO DETERMINE THE CONVERSION RATIO OR OF THE NUMBER OF SHARES OF NORWEST COMMON STOCK THAT AN AGI STOCKHOLDER MAY ULTIMATELY RECEIVE IN THE MERGER. THE ACTUAL CONVERSION RATIO MAY BE HIGHER OR LOWER THAN THE RATIO PRESENTED ABOVE.

       The market price of a share of Norwest Common Stock, on which the Norwest Measurement Price and the number of shares of Norwest Common Stock issuable to stockholders of AGI in the Merger will be computed, will fluctuate between April 15, 1996 and the date of the Special Meeting, and will fluctuate between the date of Special Meeting and the Effective Date of the Merger. As a result, the actual number of shares of Norwest Common Stock each stockholder of AGI will ultimately receive in the Merger for each share of AGI Common Stock held, and the aggregate market value thereof, could be more or less than as indicated in the above illustration. See "SUMMARY--Markets and Market Prices."

       No fractional shares of Norwest Common Stock will be issued in the Merger. Instead, Norwest will pay to each holder of AGI Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Norwest Common Stock to which the stockholders of AGI would otherwise be entitled multiplied by the Norwest Measurement Price.

       Shares of Norwest Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will remain issued and outstanding.

  EFFECTIVE DATE AND TIME OF THE MERGER

       Subject to the terms and conditions of the Reorganization Agreement, the Effective Date of the Merger will be the date on which Articles of Merger are filed with the Secretary of State of the state of Delaware. That filing will be made within ten business days following the satisfaction or waiver of all conditions of the Reorganization Agreement or on such other date upon which the parties agree, and the time at which such filing will be made is hereinafter referred to as the "Time of Filing." The Effective Time of the Merger will be 11:59 p.m., Minneapolis, Minnesota time, on the Effective Date of the Merger. Norwest and AGI anticipate that the closing of the Merger will occur in the second quarter of 1996. See "--Conditions to the Merger" and "--Regulatory Approvals."

  SURRENDER OF CERTIFICATES

      As described below under "THE MERGER--Certain Federal Income Tax Considerations," each stockholder of AGI will be asked, prior to the Effective Time of the Merger, to sign an agreement, together with a letter of transmittal directed to the Exchange Agent identified below, pursuant to which such stockholder will authorize Waycrosse, Inc., a corporation controlled by certain stockholders of AGI and related parties ("Waycrosse") upon consummation of the Merger, to surrender certificates of AGI Common Stock representing shares of AGI Common Stock owned by such AGI stockholder and held by Waycrosse to Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent") in exchange for a certificate representing shares of Norwest Common Stock and a check in lieu of any fractional shares of Norwest Common Stock, as determined pursuant to the terms of the Reorganization Agreement. If such agreement is not executed, then as soon as practicable after the Effective Time of the Merger, the Exchange Agent will mail to each such former holder of record of shares of AGI Common Stock a letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

       Upon surrender to the Exchange Agent of one or more certificates for AGI Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to Waycrosse or the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share. A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and otherwise in proper form for transfer, and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

       All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time of the Merger. No dividends with a record date after the Effective Time of the Merger will be paid to stockholders of AGI entitled to receive certificates for shares of Norwest Common Stock until such stockholders surrender their certificates representing shares of AGI Common Stock. Upon such surrender, there shall be paid to the holder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time of the Merger and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time of the Merger and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

  CONDITIONS TO THE MERGER

       The Merger will occur only if the Reorganization Agreement is approved by the requisite vote of the stockholders of AGI. Consummation of the Merger is subject to the satisfaction of certain other conditions, any of which may be waived to the extent waiver is permitted by applicable law. Such conditions to the obligations of both parties to consummate the Merger include, but are not limited to, (i) the receipt of all necessary regulatory approvals, including the approval of the Merger by the Federal Reserve Board and the expiration of all applicable waiting and approval periods, (ii) the approval of the Certificate Amendment, (iii) the continued effectiveness of the Registration Statement of which this Proxy Statement-Prospectus is a part and receipt by Norwest of all state securities law or blue sky authorizations necessary for the Merger, (iv) the absence of any order of a court or agency of competent jurisdiction restraining, enjoining, or otherwise prohibiting consummation of the Merger, (v) the continued accuracy of representations and warranties by the other party, (vi) the performance by the other party of its obligations under the Reorganization Agreement, and (vii) the receipt of certain certificates from the other party.

       AGI's obligation to consummate the Merger is also subject to (i) authorization for listing on the NYSE and the CHX upon official notice of issuance of the shares of Norwest Common Stock issuable pursuant to the Merger, (ii) the receipt of an opinion of counsel to AGI to the effect that for federal income tax purposes the Merger will be a tax-free Merger, and
  (iii) the absence since September 30, 1995 of any change which might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, or prospects of Norwest and the subsidiaries of Norwest taken as a whole, other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates.

       Norwest's obligation to consummate the Merger is also subject to (i) the receipt by AGI and each AGI Subsidiary of any and all material consents or waivers from third parties to loan agreements, leases, or other material contracts required for the consummation of the Merger, and the receipt by AGI and its subsidiary of any and all material permits, authorizations, consents, waivers, and approvals required for the consummation of the Merger; (ii) the total number of shares of AGI Common Stock outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares, or other share equivalents not having exceeded 1,007,671; (iii) the receipt of a certificate signed by AGI's Chief Executive Officer and the Controller of AmeriBank concerning the accuracy and completeness of certain of AGI's financial statements and related information as of a date subsequent to the date of such financial statements; (iv) the absence of any reasonable basis for the imposition on AGI or any of the AGI Subsidiaries of any liability arising from the release of hazardous substances under any local, state, or federal environmental statute, regulation, or ordinance which has had or could reasonably be expected to have a material adverse effect upon AGI and the AGI Subsidiaries taken as a whole; (v) the absence, since December 31, 1994, of any change which might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, or prospects of AGI and the AGI Subsidiaries taken as a whole, other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates; and (vi) receipt by AGI of the consent of FDH Partnership to the assignment of AGI's lease as a result of the Merger.

  REGULATORY APPROVALS

       Transactions such as the Merger are subject to prior approval by the Federal Reserve Board under the BHC Act, which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served.

       Norwest filed an application for approval of the Merger with the Federal Reserve Board on January 26, 1996, but has not yet received such approval.

       The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, AGI stockholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

       Neither Norwest nor AGI is aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "--Conditions to the Merger," "--Effective Date and Time of the Merger," and "--Waiver, Amendment, and Termination."

  CONDUCT OF BUSINESS PENDING THE MERGER

       Under the Reorganization Agreement, AGI is generally obligated to maintain its corporate existence in good standing; to maintain the general character of its business and conduct its business in the ordinary and usual manner; extend credit in accordance with existing lending policies; maintain proper business and accounting records in accordance with generally accepted accounting principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees, and to preserve its goodwill and the goodwill of its suppliers, customers, and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to the properties and operations of AGI and the AGI Subsidiaries, the noncompliance with which reasonably could be expected to have a material adverse effect on AGI and the AGI Subsidiaries taken as a whole; and permit Norwest and its representatives to examine its and its subsidiaries' books, records, and properties, and to interview officers, employees, and agents at all reasonable times when it is open for business. The Reorganization Agreement also provides that, prior to the Closing Date, neither AGI nor any AGI Subsidiary may, without the prior written consent of Norwest, among other things: (i) make any new loan or modify, restructure, or renew any existing loan (except pursuant to commitments made prior to the date of the Reorganization Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $100,000; (ii) amend or otherwise change its articles of incorporation or association or by-laws; (iii) issue or sell, or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale, or conversion of, any shares of its capital stock, phantom shares, or other share equivalents, or any other of its securities;
  (iv) authorize or incur any long-term debt (other than deposit liabilities);
  (v) mortgage, pledge, or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; (vi) enter into any material agreement, contract, or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date of the Reorganization Agreement;
  (vii) make any investments except investments made by AmeriBank in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (viii) amend or terminate any "employee benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, except as described below under the heading "Effect on Employee Benefit Plans" or as required by law; (ix) make any contributions to any such plan except as required by the terms of such plan in effect as of the date of the Reorganization Agreement, subject to certain enumerated exceptions; (x) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock; (xi) redeem, purchase, or otherwise acquire, directly or indirectly, any of the capital stock of AGI or any AGI Subsidiary, other than as contemplated by the Reorganization Agreement with respect to the minority interest in the outstanding capital stock of AmeriBank held by third parties; (xii) increase the compensation of any officers, directors, or executive employees, except pursuant to existing compensation plans and practices; (xiii) sell or otherwise dispose of any shares of the capital stock of any subsidiary; or (xiv) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

  CERTAIN COVENANTS

       The Reorganization Agreement provides that prior to the Effective Date of the Merger, AGI will (i) establish such additional accruals and reserves as may be necessary to conform AGI's accounting and credit loss reserve practices to those of Norwest and Norwest's plans with respect to the conduct of AGI's business following the Merger and to provide for costs and expenses related to the consummation of the transactions contemplated by the Reorganization Agreement; (ii) obtain certain environmental assessments with respect to certain real property identified by Norwest (including bank-owned or leased property and certain non-residential OREO properties, and without first obtaining Norwest's prior approval, not enter into a final consent order with the Wisconsin Department of Natural Resources (the "Wisconsin DNR") or enter into, amend or terminate proposed or existing written agreements with the Wisconsin DNR or certain third parties with respect to certain sites identified in the Reorganization Agreement; (iii) provide title insurance commitments and boundary surveys to Norwest for each owned bank facility; (iv) cause AmeriBank to use reasonable efforts to implement the recommendations in a compliance audit report regarding AmeriBank by North Central Banking Services; (v) submit the Certificate Amendment to the stockholders of AGI for approval, and file any necessary amendments to the AGI Certificate of Incorporation with the Secretary of State for the State of Delaware promptly following such approval, and (vi) cause AmeriBank to repurchase all outstanding common stock of AmeriBank held by persons other than AGI.
  Pursuant to Stock Redemption Agreements dated January 3, 1996, AmeriBank redeemed such shares for an aggregate redemption price of $60,711.

       The Reorganization Agreement also provides that, prior to the Effective Date, Norwest will (i) give AGI notice of the receipt of all regulatory approvals; (ii) permit AGI and its representatives to examine Norwest's books, records, and properties, and to interview Norwest's officers, employees, and agents, for a period of up to 15 days prior to the Effective Date of the Merger; (iii) file all documents necessary to list the Norwest Common Stock to be issued in the Merger on the NYSE and the CHX and use its best efforts to effect such listings; and (iv) take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents, and other approvals to carry out the transactions contemplated by the Reorganization Agreement. Norwest has also agreed to provide certain directors' and officers' liability insurance to directors and officers of AGI and certain indemnification rights to any director, officer, employee, fiduciary or agent of AGI. A discussion of the terms of such insurance and indemnification rights is set forth below under the heading "--Interests of Certain Persons in the Merger."

  NO SOLICITATION

       Pursuant to the Reorganization Agreement, neither AGI nor any AGI Subsidiary, nor any director, officer, or representative thereof, may, directly or indirectly, solicit, authorize the solicitation of, or enter into any discussions with any party or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of AGI Common Stock, any option or warrant to purchase any shares of AGI Common Stock, any securities convertible into any shares of AGI Common Stock, or any other equity security of AGI or any AGI Subsidiary; (ii) to make a tender or exchange offer for any shares of AGI Common Stock or other equity security; (iii) to purchase, lease, or otherwise acquire the assets of AGI or any AGI Subsidiary, except in the ordinary course of business; or (iv) to merge, consolidate, or otherwise combine with AGI or any AGI Subsidiary. Any offer or inquiry to AGI or any AGI Subsidiary concerning any of the foregoing must be promptly disclosed, along with the terms thereof, to Norwest.

  WAIVER, AMENDMENT, AND TERMINATION

       The parties may, by a signed writing, waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants and conditions in the Reorganization Agreement.

       At any time before the Time of Filing the parties may amend the Reorganization Agreement by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors; provided, however, that no such amendment occurring after approval of the Merger by the AGI stockholders may adversely affect the consideration to be received by the AGI stockholders.

       The Reorganization Agreement provides that it may be terminated at any time prior to the Time of Filing (i) by mutual written consent of the parties;
  (ii) by either party by written notice to the other if the Merger shall not have been consummated by July 31, 1996, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Reorganization Agreement; or (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Reorganization Agreement.

  EFFECT ON EMPLOYEE BENEFIT PLANS

       The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of AGI and any AGI Subsidiary shall be entitled to participate in those Norwest employee benefit and welfare plans specified in the Reorganization Agreement. The eligible employees of AGI shall enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after the Effective Date.

       Employees of AGI and any AGI Subsidiary will receive credit for past service for the purpose of determining eligibility for, and vesting of certain benefits under certain of Norwest's benefit plans.

  MANAGEMENT AND OPERATIONS AFTER THE MERGER

       As of the Effective Time of the Merger, AGI will become a direct subsidiary, and each of the AGI Subsidiaries will become indirect subsidiaries, of Norwest. Subsequent to the Merger, and subject to the approval of the Comptroller of the Currency, AmeriBank will be consolidated with Norwest Bank Minnesota, National Association ("Norwest Bank Minnesota"), under the charter and with the name of Norwest Bank Minnesota. The current head office and two existing branch locations of AmeriBank (two of which will also be consolidated with two existing branches of Norwest Bank Minnesota) will be operated as branches of Norwest Bank Minnesota, following the consolidation, providing products and services offered by Norwest affiliates.

       The steps taken to complete the consolidation of AmeriBank with Norwest Bank Minnesota will be consistent with Norwest's representations to Dorsey & Whitney LLP relating to the satisfaction, with respect to the Merger, of the "substantially all of the assets" test as defined in Section 3.01 of I.R.S. Revenue Procedure 77-37, 1977-2 C.B. 568, which representations such firm will rely upon for purposes of its tax opinion as described under "--Certain Federal Income Tax Considerations."

  INTERESTS OF CERTAIN PERSONS IN THE MERGER

       The Board of Directors of AGI was aware of the transactions and interests of certain persons in the Merger described below and considered them, among other matters, in recommending approval of the Merger and the transactions contemplated thereby.

       DIRECTORS' AND OFFICERS' LIABILITY INSURANCE; INDEMNIFICATION BY NORWEST. Under the Reorganization Agreement, Norwest, for a period of three years after the Effective Time, must use all reasonable efforts to cause to be maintained in effect the existing policies of directors' and officers' liability insurance maintained by AGI with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; provided, however, that in no event must Norwest expend, in order to maintain or provide insurance coverage pursuant to the Reorganization Agreement, any amount in excess of 125% of the amount of the annual premiums paid as of the date hereof by AGI for such insurance (the "Maximum Amount"); and provided further that, prior to the Effective Time of the Merger, AGI must notify the appropriate existing directors' and officers' liability insurer of the Merger and of all pending and threatened claims, actions, suits, proceedings, or investigations asserted or claimed against any indemnified party, or circumstances likely to give rise thereto, in accordance with the terms and conditions of the provisions of the existing policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest must use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

       Norwest must also ensure that all rights to indemnification and all limitations of liability existing in favor of any director, officer, employee, fiduciary or agent of AGI or the AGI Subsidiaries in AGI's Certificate of Incorporation and By-Laws or similar governing documents of any AGI Subsidiary, as in effect on the date of the Reorganization Agreement, or allowed under applicable law as in effect on such date, with respect to claims arising from facts or events that occurred before the Effective Time, shall survive the Merger and shall continue in full force and effect, without amendment, for a period of not less than three years from the Effective Time.

       CHANGE-IN-CONTROL AGREEMENT. Pursuant to a letter agreement dated December 8, 1995, AGI has agreed to provide for the payment of certain benefits to Larry D. Albert, President of AmeriBank and a director of AmeriGroup, upon the consummation of the Merger. Upon consummation of the Merger, AGI has agreed (i) to pay to Mr. Albert a lump sum cash payment in an amount equal to twice the amount of his then current annual salary, and (ii) that in the event Mr. Albert is terminated at any time during the two year period following the Effective Date of the Merger, AGI will pay, for a period of six months after such termination, any premiums he would otherwise have to pay for any "COBRA" continuation coverage. If Mr. Albert resigns from AGI or is terminated for any reason prior to the Effective Date of the Merger, no such payments will be made to him.

  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

       GENERAL
       -------

       Under the Delaware General Corporation Law ("DGCL") any holder of AGI Common Stock on the date of the Demand (as defined below) who holds such shares continually through the Effective Time of the Merger and follows the procedures set forth in Section 262 of the DGCL ("Section 262") will be entitled to have his AGI Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such AGI Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by such Court.

       PROCEDURE
       ---------

       Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for the meeting with respect to shares for which appraisal rights are available under Section 262 that such appraisal rights are available and include in such notice a copy of Section 262. This Proxy Statement-Prospectus constitutes such notice to each holder of AGI Common Stock and Section 262 is attached to this Proxy Statement-Prospectus as Appendix B.

       A holder of AGI Common Stock wishing to exercise his appraisal rights must deliver to AGI, before the vote of the holders of AGI Class A Voting Common Stock entitled to vote at the Special Meeting on the Reorganization Agreement, a written demand for appraisal (the "Demand") of his shares and must not vote in favor of approving the Reorganization Agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted "FOR" adoption of the Reorganization Agreement, a holder of AGI Class A Voting Common Stock who votes by proxy and who wishes to exercise his appraisal rights must (i) vote AGAINST the adoption of the Reorganization Agreement or (ii) ABSTAIN from voting on the adoption of the Reorganization Agreement. A vote against approval of the Reorganization Agreement, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262.

       Only a holder of record of AGI Common Stock is entitled to assert appraisal rights for the AGI Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on his stock certificates. If the shares of AGI Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the Demand must be made by the fiduciary. If the shares of AGI Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common the Demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a Demand on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the Demand, the agent is acting as agent for the record owner or owners . A record holder, such as a broker, who holds AGI Common Stock as nominee for several beneficial owners, may exercise appraisal rights with respect to which the holder is a record holder. In such case, the Demand must set forth the number of shares of AGI Common Stock as to which appraisal is sought. Where no number of shares of AGI Common Stock is expressly mentioned, the Demand will be presumed to cover all shares of AGI Common Stock held in the name of the record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

       A holder of shares of AGI Common Stock held in "street name" who desires appraisal rights with respect to such shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of such shares. Any holder of AGI Common Stock desiring appraisal rights with respect to such shares who held his or her shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by their record holder thereof. The holder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform the corporation of the identity of the record holder (which might be a nominee as described above) and of such holder's intention to seek appraisal of such shares.

       Holders who elect to exercise appraisal rights must mail or deliver their written demands to: AmeriGroup, Inc., 1809 Plymouth Road South, Suite 360, Minnetonka, Minnesota 55305, Attention: David D. MacMillan. The written demand for appraisal should specify that the holder is thereby demanding appraisal of his or her shares.

       Within 10 days after the Effective Time of the Merger, Norwest, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger to each holder of AGI Common Stock who has satisfied the foregoing provisions of Section 262, which notice shall also include a copy of Section 262. Within 120 days after the Effective Time of the Merger, but not thereafter, AGI or any former holder of AGI Common Stock entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of AGI Common Stock. AGI will not file any such petition. Accordingly, the dissenting holder of AGI Common Stock will need to initiate all necessary action to perfect his appraisal rights within the time periods prescribed in
  Section 262.

       Within 120 days after the Effective Time of the Merger, any former holder of AGI Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Norwest a statement setting forth the aggregate number of shares of AGI Common Stock not voted in favor of the adoption of the Reorganization Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by Norwest or within 10 days after expiration of the period for delivery of demands, whichever is later.

       If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which former holders of AGI Common Stock are entitled to appraisal rights and will appraise the "fair value" of the AGI Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger. Holders of AGI Common Stock considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than the consideration they would receive pursuant to the Reorganization Agreement if they did not seek appraisal of their shares. Any judicial determination of the "fair value" of the AGI Common Stock could be based on numerous considerations including, but not limited to, the market value of AGI Common Stock prior to the Merger and the net asset value and earnings of AGI. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceeding. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, be charged pro rata against the value of all the shares entitled to appraisal.

       Any holder of AGI Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of AGI Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of AGI Common Stock, except dividends or other distributions payable to holders of AGI Common Stock of record as of a date prior to the Effective Time of the Merger.

       If any holder of AGI Common Stock who demands appraisal of his AGI Common Stock under Section 262 fails to perfect, or effectively withdraws or loses his right to appraisal, then the shares of AGI

  Common Stock of such holder will be converted into and become the right to receive shares of Norwest Common Stock in accordance with the Reorganization Agreement. A holder of AGI Common Stock will fail to perfect, or effectively lose, his right of appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers to AGI a written withdrawal of his demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of AGI.

       Failure to follow the steps required by Section 262 for perfecting rights may result in the loss of such rights.

       Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "--Certain Federal Income Tax Considerations."

       The foregoing summary of the applicable provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such Section, the full text of which is attached as Appendix C to this Proxy Statement-Prospectus.

  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

       The obligation of AGI to consummate the Merger is conditioned on, among other things, the receipt of an opinion of Dorsey & Whitney LLP, counsel to AGI, which will be based upon facts and representations to be provided to such firm, and subject to various assumptions and qualifications, substantially to the effect that for federal income tax purposes the Merger will qualify as a "reorganization" under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

       On the basis of the foregoing opinion, it is expected that the following material federal income tax consequences will result from the Merger:

            (i) The Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code;

            (ii) No gain or loss will be recognized by the holders of AGI Common Stock upon the exchange of AGI Common Stock solely for Norwest Common Stock pursuant to the Merger (but see clause (v) below for the tax consequences of payments in lieu of fractional shares);

            (iii) The income tax basis of the Norwest Common Stock received by a stockholder of AGI pursuant to the Merger, including any fractional share interest deemed received as described in (v) below, will be the same as the income tax basis of the AGI Common Stock surrendered in exchange therefor;

            (iv) The holding period of the Norwest Common Stock received by a stockholder of AGI pursuant to the Merger will include the period during which the AGI Common Stock surrendered therefor was held, provided that such AGI Common Stock is a capital asset in the hands of the stockholder of AGI on the day of the Merger; and

            (v) A holder of AGI Common Stock receiving cash in lieu of a fractional share of Norwest Common Stock will be treated as having received the fractional share of Norwest Common Stock in the Merger and then having received the payment in lieu of the fractional share as a distribution in full payment in exchange for the fractional share as provided in Section 302(a) of the Code.

       The Internal Revenue Service (the "IRS") has not been and will not be asked to rule upon the tax consequences of the Merger. An opinion of counsel is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to the opinion or that the opinion will be upheld by the courts if challenged by the IRS. In addition, the tax opinion will be based upon the Code, regulations currently in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change.

       The tax opinion also will be based upon the truth and accuracy of, among other things, the representations and warranties set forth in the Reorganization Agreement and certain representations made or to be made by Norwest, AGI, and the stockholders of AGI.

       Of particular importance to the tax opinion will be the representations to be made by the stockholders of AGI relating to the Merger's satisfaction of the "continuity of interest" requirement. In order for this requirement to be satisfied, (i) the value of the Norwest Common Stock received by the stockholders of AGI in the Merger must represent a substantial portion of the aggregate value of all shares of the AGI Common Stock exchanged in the Merger, including shares exchanged for cash in lieu of fractional shares of Norwest Common Stock ("Cash Shares"), and all shares held by stockholders of AGI, if any, exercising their dissenters' rights ("Dissenting Shares"), and (ii) stockholders of AGI must not, pursuant to a plan or intention existing at or prior to the Merger, dispose of so much of either (A) their shares of AGI Common Stock in anticipation of the Merger, or (B) their shares of Norwest Common Stock received in the Merger (collectively, the "Planned Dispositions") such that the stockholders of AGI, as a group, would no longer have a significant equity interest in the AGI business being conducted by Norwest after the Merger. The continuity of interest requirement will generally be considered to be satisfied if, taking into account the Cash Shares, any Dissenting Shares, and any Planned Dispositions, the shares of Norwest Common Stock received in the Merger, in the aggregate, represent at least 50% of the entire consideration received by the stockholders of AGI in the Merger. If the continuity of interest requirement is not satisfied, the Merger would not be treated as a tax-free reorganization and adverse tax consequences may result to some or all of the stockholders of AGI.

       In connection with the continuity of interest requirement, each stockholder of AGI will be asked to sign a representation that such stockholder (i) has not sold or otherwise disposed of any shares of AGI Common Stock in anticipation of the Merger, and (ii) has no plan or intention to sell or otherwise dispose of a number of shares of Norwest Common Stock received in the merger that would reduce such stockholder's ownership of Norwest Common Stock received in the Merger to a number of shares having a value, as of the date of the Merger, which is less than 50% of the value of all of the formerly outstanding shares of AGI Common Stock which such stockholder held as of the same date.

       The Board of Directors of AGI has decided that it is also prudent to have some mechanism, in addition to the representations from stockholders of AGI relating to the continuity of interest requirement, for ensuring that for an appropriate period of time after the merger, no more than 50% of the Norwest Common Stock issued in the merger, in the aggregate, will be sold or otherwise disposed of. To that end, each stockholder of AGI will be asked to enter into an agreement with the remaining stockholders of AGI and Waycrosse. Pursuant to the agreement, each stockholder will promise the other stockholders entering into the agreement that until the date that is two years after the Merger, of such earlier date as determined by Waycrosse after consultation with counsel, such stockholder will not sell or otherwise dispose of a number of shares of Norwest Common Stock issued to such stockholder in the Merger that would reduce such stockholder's ownership of Norwest Common Stock received in the Merger to a number of shares having a value, as of the date of the Merger, of less than the greater of (a) 50% of the value of the formerly outstanding shares of AGI Common Stock held by such stockholder, or (b) such higher percentage as may be appropriate after taking account of the Cash Shares, any Dissenting Shares, and any other factors that Waycrosse determines to be appropriate after consultation with counsel, applying such factors on a pro rata basis to all of the stockholders signing the agreement so that each such stockholder will be subject to the same percentage. Pursuant to the agreement, each stockholder that signs the agreement will authorize Waycrosse, upon consummation of the Merger, to surrender certificates representing the shares of AGI Common Stock owned by such AGI stockholder and held by Waycrosse in exchange for a certificate representing shares of Norwest Common Stock and a check in lieu of any fractional shares of Norwest Common Stock, as determined pursuant to the terms of the Reorganization Agreement. Upon consummation of the Merger, such certificate of Norwest Common Stock and such check for fractional shares shall be delivered to Waycrosse for safekeeping on behalf of such stockholder and so that Waycrosse may monitor compliance by such stockholder with the terms of the agreement. Upon receiving the checks for fractional shares, Waycrosse shall deliver the checks to the stockholders. All voting rights with respect to the shares of Norwest Common Stock held by Waycrosse will be exercised by the owner thereof. All dividends received with respect to such shares shall be income for tax purposes to the stockholders and shall be distributed currently by the transfer agent for Norwest Common Stock to the stockholders. Upon termination of the agreement, Waycrosse will deliver to each stockholder of AGI, the shares of Norwest Common Stock held by Waycrosse on behalf of such stockholder hereunder. While any shares of Norwest Common Stock are held by Waycrosse under the agreement, no stockholders will be allowed to sell or otherwise dispose of their rights to any of such shares except in accordance with the terms of the agreement.

       Also of importance to the tax opinion to be delivered by Dorsey & Whitney LLP will be the representations and assumptions that, after the Merger, AGI will hold assets representing at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by AGI immediately prior to the Merger (the "substantially all of the assets" test as defined in Section 3.01 of I.R.S. Revenue Procedure 77-37, 1977-2 C.B.
  568). Of particular importance are Norwest's representations regarding the "substantially all of the assets" test. For purposes of such representations and assumptions, amounts paid by AGI to any dissenting stockholders and amounts paid for reorganization expenses of AGI will be considered as assets held by AGI immediately prior to the Merger.

       If the required tax opinion is not received, the Merger will not be consummated unless the condition requiring receipt of the opinion is waived and the approvals of the AGI stockholders are resolicited by means of an updated Proxy Statement-Prospectus.

       Any stockholders of AGI who receive cash upon the exercise of dissenters' rights will be treated as receiving a distribution in redemption of their shares of AGI Common Stock, subject to the provisions and limitations of
  Section 302 of the Code.

       The foregoing is only a general description of certain anticipated federal income tax consequences of the Merger, without regard to the particular facts and circumstances of the tax situation of each stockholder of AGI. The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Reorganization Agreement or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local, foreign or other tax laws. EACH STOCKHOLDER OF AGI IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

  RESALE OF NORWEST COMMON STOCK

       The shares of Norwest Common Stock issuable to stockholders of AGI upon consummation of the Merger have been registered under the Securities Act.
  Such shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of AGI or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those stockholders of AGI who are deemed to be "affiliates" of AGI may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. In the Reorganization Agreement, AGI has agreed to use its best efforts to cause each AGI stockholder who is an executive officer or director of AGI or who may otherwise reasonably be deemed to be an affiliate of AGI to enter into an agreement (an "Affiliate Agreement"), in the form attached as Exhibit B to the Reorganization Agreement included as Appendix A to this Proxy Statement-Prospectus, with Norwest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. It is currently contemplated that each stockholder of AGI will be required to execute an Affiliate Agreement.

       This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of AGI. EACH STOCKHOLDER WHO MAY BE DEEMED TO BE AN AFFILIATE IS URGED TO CONSULT INDEPENDENT LEGAL COUNSEL CONCERNING APPLICABLE RESTRICTIONS ON RESALE.

       In addition, as described under "--Certain Federal Income Tax Considerations," each stockholder of AGI will be asked to sign an agreement pursuant to which such stockholder will agree that for a period of up to two years after the Merger, such stockholder will not sell or otherwise dispose of a number of shares of Norwest Common Stock issued to such stockholder in the Merger that would reduce such stockholder's ownership of such Norwest Common Stock to a number of shares having a value of less than 50% (or a higher percentage) of the value of the formerly outstanding shares of AGI Common Stock held by such stockholder. See "--Certain Federal Income Tax Considerations."

       The Reorganization Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon consummation of the Merger. It is a condition to the consummation of the Merger that such shares of Norwest Common Stock shall have been authorized for listing on the NYSE and the CHX effective upon official notice of issuance.

  ACCOUNTING TREATMENT

       Any provision of the Reorganization Agreement notwithstanding, management of Norwest anticipates that the Merger will be accounted for as a purchase under generally accepted accounting principles.

       The unaudited pro forma summary financial information contained in this Proxy Statement-Prospectus has been prepared using the purchase accounting method to account for the Merger. See "SUMMARY--Comparative Per Common Share Data."

  EXPENSES

      Norwest and AGI will each pay their own expenses in connection with the Merger, including fees and expenses of their respective accountants and counsel.

              AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF AGI

       The AGI Board of Directors has unanimously approved the amendment to AGI's Certificate of Incorporation to explicitly exclude certain transactions from the definition of a Purchase Event, which could trigger an exercisable irrevocable right and option in AGI and each of its stockholders to purchase shares of AGI's Common Stock held by another stockholder (hereinafter, the "Certificate Amendment"). The AGI Board believes adoption of the Certificate Amendment is in the best interests of all of the AGI stockholders and recommends that AGI stockholders vote in favor of Proposal 2.

       THE AGI BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING RESOLUTIONS WHICH WILL BE PRESENTED AT THE AGI SPECIAL MEETING AS PROPOSAL 2:

       RESOLVED, that Article X, Section 10.2(a) of the Certificate of Incorporation of AGI be, and hereby is, replaced with the following:
       "Except as otherwise provided below, such irrevocable right and option shall be exercisable as hereinafter provided upon the occurrence of any one or more of the following events, except that such events shall not include a merger or other business combination between the Corporation and a bank holding company where total consolidated assets and total stockholders' equity of such bank holding company exceeds that of the Corporation (hereinafter referred to as "Purchase Events");"

       RESOLVED FURTHER, that the officers of AGI be, and they hereby are, authorized and directed to execute such documents and certificates and take such other action as may be necessary or appropriate to give effect to the foregoing resolution.

       Article X of AGI's Certificate of Incorporation currently provides AGI and each of its stockholders an irrevocable right and option, in certain circumstances, to purchase shares of AGI's Common Stock held by any other holder of shares of AGI's Common Stock. The irrevocable right and option are exercisable upon the occurrence of a "Purchase Event," which includes, among other things, a stockholder's or that stockholder's legal representative's desire to sell any of the shares of AGI Common Stock. Thus, if a stockholder desires to sell his or her shares of AGI Common Stock, he or she must offer the shares to AGI and to its stockholders pursuant to the terms set forth in AGI's Certificate of Incorporation.

       Article X of AGI's Certificate of Incorporation also defines a Purchase Event to include a transfer or other disposition of any share or shares of AGI Common Stock. Article X does not indicate whether the transactions contemplated by the Reorganization Agreement would result in a Purchase Event. If such transactions constitute a Purchase Event such that they constitute either a stockholder's desire to sell stock or a transfer of stock by a stockholder, then AGI's Certificate of Incorporation provides that the stock to be exchanged and converted must be offered back to the corporation and to its stockholders before it may be transferred to a third party. Thus, before each holder of shares of AGI Common Stock can exchange their shares pursuant to the Merger, they would have to offer the shares to the corporation and the other stockholders. Although each stockholder could agree to refuse each offer and allow the shares to be exchanged and converted, the entire process could potentially delay the Merger.

       The Amendment would not alter the current language of AGI's Certificate of Incorporation. Rather, it would add a provision that excludes mergers and related transactions from the definition of a

  Purchase Event. Accordingly, the transactions contemplated under the Reorganization Agreement would not give AGI or the stockholders an exercisable irrevocable right and option to purchase any other stockholder's shares of AGI Common Stock. The Certificate Amendment would thus further the purposes of AGI and its stockholders in pursuing the Merger.

       The affirmative vote of at least 70% of the holders of a majority of Class A Voting Common Stock of AGI entitled to vote at the meeting is necessary to approve the Certificate Amendment. If not otherwise specified, properly executed proxies will be voted in favor of the Certificate Amendment.


                             INFORMATION ABOUT AGI

  GENERAL

       AGI is a one bank holding company, registered under the Bank Holding Company Act of 1956, and headquartered in Minnetonka, Minnesota. AGI was incorporated as a Delaware corporation in 1988. AGI owns all of the outstanding capital stock of AmeriBank, a bank chartered under the laws of Minnesota with three branches in Bloomington, Minnesota and one branch in Minnetonka, Minnesota. AGI also owns all of the outstanding capital stock of American Community Bank Group Service Corporation, which provides the use of certain data processing equipment to AmeriBank. At December 31, 1995, AGI had consolidated total assets of $165.8 million and total stockholders' equity of $25 million. See the Consolidated Financial Statements and Notes thereto of AGI contained elsewhere herein.

       AGI derives substantially all of its revenues from cash dividends paid to it by AmeriBank, its subsidiary, and interest on short-term investments. Dividend payments by AmeriBank are determined by considering its earnings, deposit growth and capital requirements. Service fees paid by AmeriBank to AGI represent payments for services provided to it by AGI personnel. It has been AGI's practice to increase the capital of AmeriBank primarily through retention of earnings.

       AmeriBank was organized through the consolidation of Minnetonka National Bank of Minnetonka, Minnesota and American State Bank of Bloomington, Minnesota in 1992. AmeriBank accounts for approximately 97% of AGI's consolidated assets. American Community Bank Group Service corporation accounts for less than 1% of AGI's consolidated assets. AmeriBank and American Community Bank Group Service Corporation operate exclusively in Minnesota through four branches located in Bloomington and Minnetonka, Minnesota. AmeriBank's customer base consists of the retail and commercial customers primarily of the southwestern suburbs of Minneapolis, Minnesota. AmeriBank serves a wide range of commercial and retail borrowing needs within its market. It extends various types of loans, including short- and long-term residential and commercial real estate mortgage loans to individuals and businesses. In addition, AmeriBank provides various types of secured and unsecured consumer loans, indirect installment loans and second mortgages and equity lines of credit.

       AmeriBank also provides a full range of deposit products, including checking accounts, savings accounts, certificates of deposit and money market instruments. It also offers other services, including individual retirement accounts, credit card services and annuities.

       While the managers of the individual branch banks and the officers of AmeriBank are responsible for daily management, AGI monitors lending and accounting policies, budgeting goals and long-range plans by means of centralized accounting and control systems.

  MARKET AREA AND COMPETITION

       AmeriBank competes exclusively in Minnesota and conducts business primarily in the southwest suburbs of the Minneapolis and St. Paul metropolitan areas (the "Twin Cities"). The southwestern section of the Twin Cities is characterized by substantial retail activity, numerous office complexes, housing service-oriented businesses, and a few middle market manufacturers of high end biotech or computer-oriented products. AmeriBank competes with other financial institutions in their respective market areas, including commercial banks, savings banks, mortgage companies, insurance companies, consumer finance companies, securities brokerage firms, credit unions, and money market funds.

       Generally, AmeriBank tries to offer a more personalized banking relationship and thus appeals to the smaller commercial operation or retail customer. AmeriBank thereby faces less competition from larger banks that focus on large commercial lending activity. Recently, AmeriBank has expanded into offering brokerage services.

  LOANS AND INVESTMENTS

       Substantially all of AmeriBank's loans have been originated from their local markets. AmeriBank's policies emphasize quality local loan growth. Total funds available for investment regularly exceed local loan demand. These excess funds are allocated among other investments including U.S. government and agency securities, obligations of state and local governments, high-quality non-local loans and loan participations, and other earning assets.

       The following is a brief description of the types of lending activities engaged in by AmeriBank. More extensive financial information regarding each category of loans is set forth under "--Management's Discussion and Analysis of AGI's Financial Condition and Results of Operations."

       COMMERCIAL LOANS. AmeriBank provides secured and unsecured loans and lines of credit for the operation and expansion needs of local businesses. Loans in this category include loans to service, retail, wholesale, and manufacturing businesses.

       REAL ESTATE LOANS. AmeriBank's real estate lending activities primarily include construction financing and real estate mortgage financing, both on commercial and residential properties. The majority of single family real estate loans consist of second mortgages on residential properties used by the borrower for home improvement and similar purposes. AmeriBank also services first mortgage real estate loans and originates owner-occupied medium-term commercial mortgage real estate loans.

       CONSUMER AND OTHER LOANS. Other lending activities of AmeriBank include automobile, personal and home equity loans, the latter principally secured through second mortgages, and checking/overdraft lines of credit. The consumer loan portfolio also includes a large number of dealer-originated automobile contracts. AmeriBank also provides Small Business Administration loans.

       INVESTMENTS. The investment activities of AmeriBank are designed to provide an investment alternative for funds not presently required to meet loan demand. The investment activities also aid AmeriBank in meeting potential liquidity requirements, maximizing income consistent with quality and liquidity requirements, providing a means of balancing market and credit risks and providing consistent income and market value throughout changing economic times.

       AmeriBank's investment portfolio consists primarily of obligations of the United States Government, U.S. Government agencies, and state and local governments, as well as corporate securities, mortgage-backed securities, and collateralized mortgage obligations. Management of AmeriBank is responsible for the overall management of its investment portfolio, subject to the oversight of the AGI Board of Directors.

  DEPOSITS AND OTHER BANKING SERVICES

       AmeriBank's core business consists of attracting deposits and originating loans, although new competitors and changing banking laws have created an intense market for deposits. AmeriBank offers a variety of deposit products and services. AmeriBank has a core deposit base comprised primarily of traditional deposit accounts such as demand deposit accounts, NOW accounts, savings accounts, and certificates of deposit. AmeriBank also offers numerous other traditional bank products and services such as traveler's checks, safe deposit box rentals, wire transfers, collections, night depository, and direct deposit. AmeriBank also offers discount brokerage services.

  PROPERTIES

       Real property owned or leased by AGI consists primarily of bank buildings for AmeriBank branches. AmeriBank owns the Minnetonka Bank Building located at 1809 Plymouth Road South, Minnetonka, Minnesota which it leases to 13 tenants, including AGI. AGI leases space in the Minnetonka Bank Building for its executive offices. AmeriBank leases real property in three Bloomington, Minnesota locations in which it provides banking services.

  EMPLOYEES

       As of March 31, 1996, AGI and the AGI Subsidiaries employed approximately 70 people on a full-time equivalent basis. Management considers its relationship with its employees to be good.

  MARKET PRICE OF AND DIVIDENDS ON AGI COMMON STOCK

       There is no established trading market for AGI Common Stock. AGI is aware of no transactions involving the sale of AGI Common Stock in the current fiscal year to date. The prices for the AGI Common Stock in any past transactions should not be considered indicative of prices that could be obtained in an active market involving a substantial number of shares.

       AGI declared a cash dividend of $.50 per share in 1995 and $1.00 per share in 1994. See "SUMMARY--Comparative Per Common Share Data."

  SUPERVISION AND REGULATION

       To the extent the information below consists of summaries of certain statutory provisions, it is qualified in its entirety by reference to the statutory provisions so described.

       THE HOLDING COMPANY
       -------------------

       AGI is subject to the provisions of the BHCA, which requires a bank holding company to register with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and be subject to its supervision. The BHCA requires prior approval by the Federal Reserve Board of the acquisition by a bank holding company of more than 5% of the voting stock or substantially all the assets of any bank, but does not require prior approval before acquisition of additional shares in banks, the majority of the shares of which are already controlled by such bank holding company. A bank holding company is prohibited, with limited exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank and from engaging in activities other than those of banking or of managing or controlling banks and other authorized subsidiaries and providing services to its subsidiaries. One of the exceptions to this prohibition permits ownership of the shares of a company, the activities of which the Federal Reserve Board determines to be so closely related to the business of banking or of managing or controlling banks as to be a proper incident thereto. The Federal Reserve Board has published regulations regarding these matters, which, in the opinion of management of AGI, enable AGI to engage in its present operations. In addition, bank holding companies are subject to certain restrictions on their ability to own banks in more than one state.

       AGI is required to file periodic reports with the Federal Reserve Board and such other information as may be required to keep the Federal Reserve Board informed regarding AGI's compliance with the provisions of the BHCA and the rules, regulations and orders issued thereunder, and the Federal Reserve Board examines AGI and the AGI Subsidiary banks periodically.

       AMERIBANK
       ---------

       AmeriBank, as a state-chartered bank, is subject to the supervision and regulation of, and is regularly examined by, the Minnesota Commissioner of Commerce. AmeriBank is a member of the Federal Deposit Insurance Corporation and subject to regulation and regularly examined by the Federal Deposit Insurance Corporation.

       Minnesota banking regulations generally permit a bank to pay dividends equaling 50% of its current year's income without prior regulatory approval if certain requirements are met. Two such requirements are that the bank maintain total stockholders' equity, as defined, equal to 6% of total assets and that assets classified by regulatory examiners be less than 50% of stockholders' equity, as defined. Banking regulations also require the bank to maintain certain minimum capital levels in relation to bank assets.

       The Federal Reserve Board has broad powers to expand and contract the supply of money and credit. The supply of money and credit is also affected by the fiscal practices of the United States Government. These may directly or indirectly affect the growth of loans and deposits and the interest rates charged on loans and paid for deposits and may affect the operations of AmeriBank.

  LEGAL PROCEEDINGS

       There are no material pending legal proceedings other than ordinary routine litigation to which AGI or the AGI Subsidiaries are or may be considered a party. There are no material pending legal proceedings to which any director, officer, or affiliate of AGI is or may be a party adverse to AGI or has or may have a material interest adverse to AGI or any of the AGI Subsidiaries.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF AGI'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       BASIS OF PRESENTATION
       ---------------------

       The following is AGI management's discussion and analysis of the results of operations and the historical financial condition of AGI and its consolidated subsidiaries. This should be read in conjunction with AGI's audited consolidated financial statements and accompanying footnotes presented elsewhere herein.

       The financial information discussed below reflects the operation of AGI and the AGI Subsidiaries. AmeriBank is the principal subsidiary of AGI. American Community Bank Group Service Corporation owns most of the data processing equipment used by AmeriBank and provides the equipment, software and maintenance to AmeriBank in return for a monthly fee. AmeriBank employees operate such equipment. In November 1993, AGI sold a subsidiary bank, Pierce County Bank and Trust headquartered in Ellsworth, Wisconsin, for cash. The discussion of operations covers 1995 and 1994 results.

       COMPARISON OF INCOME FOR YEARS ENDED DECEMBER 31, 1995 AND 1994
       ---------------------------------------------------------------

       EARNINGS PERFORMANCE. AGI earned $2.4 million in 1995 and $1.5 million in 1994. The increase in earnings in 1995 is primarily attributable to a $367,000 increase in net interest income, a $721,000 decrease in non-interest expense and a positive adjustment of accrued income tax of $700,000. These factors offset a decline in non-interest income from $1.8 million in 1994 to $1.3 million in 1995 due to the closure in February, 1995 of AmeriBank's mortgage department which had operated at a loss in the fourth quarter of 1994 and January, 1995. The increase in net interest income was due to loan growth of 10% and a slight increase in net interest margin. The decline in other expense came from a reduction in salary and benefits expense at AGI and AmeriBank, and a reduction in FDIC insurance premiums. The positive tax adjustment was due to a reduction in accrued income taxes to more accurately reflect the estimated current income tax liability. Income before taxes increased $658,000 in 1995.

       1994 earnings of $1.5 million exceeded 1993 earnings adjusted to exclude the sale and 1993 operating results of Pierce County Bank and Trust by $146,000. Income before taxes increased by $710,000 in 1994 from 1993. The 1994 increase in net income was lessened considerably by a $480,000 positive tax adjustment in 1993 due to a change in the accounting treatment of deferred income tax expense. The $710,000 increase in income before taxes was primarily the result of increased net interest income.

       The following is a condensed summary of the consolidated statement of the operations of AGI (dollars in thousands) along with selected profitability ratios:

                           AGI ANALYSIS OF NET INCOME
                            YEARS ENDED DECEMBER 31,

                                                   1995     1994
                                                  -------  -------
            Net Interest Income.................  $6,827   $6,459
            Provision for Possible Loan Losses..     170      194
            Non-Interest Income.................   1,332    1,786
            Non-Interest Expenses...............   5,184    5,905
            Net Income..........................   2,391    1,488

            Return on Average Assets............    1.46%     .94%
            Return on Average Equity............   10.31%    6.54%
            Dividend Payout Ratio...............   21.09%   67.57%
            Average Equity to Assets............   14.14%   14.34%

       NET INTEREST INCOME. Net interest income is affected by changes in both interest rates and the volume of average earning assets and interest bearing liabilities. The following table presents AGI's average balance sheets, interest earned or paid, and the related yields and rates on major categories of earning assets and interest-bearing liabilities for 1995 and 1994.

                   AGI ANALYSIS OF AVERAGE RATES AND BALANCES
                            YEARS ENDED DECEMBER 31,
                             (Dollars in thousands)

                                                    1995                          1994
                                        --------------------------    ---------------------------
                                                  INTEREST                      INTEREST  AVERAGE
                                        AVERAGE   INCOME/   YIELDS    AVERAGE   INCOME/   YIELDS/
                                        BALANCE   EXPENSE   /RATES    BALANCE   EXPENSE    RATES
                                       ---------  --------  -------  ---------  --------  --------
                                                              (1)                           (1)

    ASSETS
Loans                                  $ 97,249   $  8,543    8.78%  $ 88,875   $  7,117     8.01%
Investment Securities                    47,340      3,017    6.37%    50,266      2,925     5.82%
Other Interest Earning Assets             5,916        383    6.47%     6,219        308     4.95%
                                       --------   --------    ----   --------   --------     ----
Total Interest Earning Assets           150,505   $ 11,943    7.94%   145,360   $ 10,350     7.12%
Allowances for Loan Losses               (1,553)                       (1,562)
Non-Interest Earning Assets              15,018                        14,921
                                       --------                      --------
  Total Assets                         $163,970                      $158,719
                                       ========                      ========

    LIABILITIES
Savings/Interest Bearing Checking      $ 40,703   $    850    2.09%  $ 44,452   $    817     1.84%
Time Deposits                            53,545      3,153    5.89%    42,411      2,047     4.83%
Short-Term Borrowings                    17,353      1,113    6.41%    22,184      1,027     4.63%
Long-Term Borrowings                          0          0    0.00%         0          0     0.00%
                                       --------   --------    ----   --------   --------     ----
  Total Interest Bearing Liabilities   $111,601   $  5,116    4.58%  $109,047   $  3,891     3.57%
                                                  --------                      --------

Non-interest Bearing Liabilities         29,186                        26,906
Common Stockholder's Equity              23,183                        22,766
                                       --------                      --------
  Total Liabilities and
    Stockholders Equity                $163,970                      $158,719
                                       ========                      ========

Net Interest Income                               $  6,827                      $  6,459
                                                  ========                      ========
Net Interest Spread                                           3.36%                          3.55%
Net Interest Margin                                           4.54%                          4.44%


  (1) Yields on tax exempt obligations are not computed on a tax equivalent basis.

  The following table reflects changes in interest income and expense attributable to changes in volume and interest rates of significant interest-bearing assets and liabilities:

                    AGI ANALYSIS OF VOLUME & INTEREST RATES
                            YEARS ENDED DECEMBER 31,
                             (Dollars in thousands)

                                               1995 COMPARED TO 1994     1994 COMPARED TO 1993
                                              -----------------------  --------------------------
                                              ATTRIBUTABLE TO CHANGE     ATTRIBUTABLE TO CHANGE
                                              -----------------------  --------------------------
                                              TOTAL     IN       IN     TOTAL      IN       IN
                                              CHANGE  VOLUME    RATE   CHANGE    VOLUME    RATE
                                              ------   -----   ------  -------   -------   -----
            INTEREST INCOME
Loans                                         $1,426   $ 706   $  720  ($2,576)  ($1,935)  ($641)
Investment Securities                             92    (175)     267   (3,110)   (3,161)     51
Federal Funds Sold and Deposits
 with Bank                                        75     (13)      88      202       142      60
                                              ------   -----   ------  -------   -------   -----
 Total Interest Income                        $1,593   $ 518   $1,075  ($5,484)  ($4,954)  ($530)
                                              ======   =====   ======  =======   =======   =====
           INTEREST EXPENSE
Savings/Interest-Bearing
 Checking Deposits                            $   33    ($73)  $  106  ($1,183)    ($816)  ($367)

Time Deposits                                  1,106     602      504   (1,707)   (1,661)    (46)
Short-Term Borrowings                             86    (248)     334      475       217     258
Long-Term Borrowings                               0       0        0     (381)     (381)      0
                                              ------   -----   ------  -------   -------   -----
 Total Interest Expense                       $1,225   $ 281   $  944  ($2,796)  ($2,641)  ($155)
                                              ======   =====   ======  =======   =======   =====

Increase (Decrease) in Net Interest Income    $  368   $ 237   $  131  ($2,688)  ($2,313)  ($375)
                                              ======   =====   ======  =======   =======   =====

       The change in interest income/expense attributable to volume reflects the change in volume times the prior year's rate and the change in interest income/expense attributable to rate reflects the changes in rates times last year's volume.

       Net interest income in 1995 increased mainly as a result of increased loan volume although the net interest margin increased due to a slightly higher proportionate increase in the yield on earning assets compared to interest bearing liabilities and an increase in non-interest bearing deposits. Net interest income in 1994 decreased due to the sale of Pierce County Bank and Trust in 1993. Excluding the impact of such sale, net interest income would have increased by $800,000 over 1993 results. Of this amount, $300,000 is due to increased net interest income at AmeriBank from increased loan balances with the remainder attributable to the payoff of long term debt and the reinvestment of $5 million of excess cash from the proceeds of the sale of Pierce County Bank and Trust.

       PROVISION FOR LOAN LOSSES. AGI made provisions to its Loan Loss Reserve of $170,000 and $194,000 in 1995 and 1994 respectively. The provisions recorded were based upon management's assessment of an adequate reserve for possible loan losses. 1994 provisions were equivalent to 1993 levels.

       Management continually assesses the adequacy of the Loan Loss Reserve by evaluating the collectability of loans. This process includes assigning risk ratings to loans and reserving percentages of these balances according to reserve allocation formulas. This evaluation process takes into consideration such factors as changes in the nature and volume of AGI's loan portfolio, prior loan loss experience, overall loan portfolio quality, review of specific problem loans and current and anticipated economic conditions that may affect a borrower's ability to pay. Net charge-offs were $8,000 and $123,000 for 1995 and 1994, respectively.

       NON-INTEREST INCOME. The following table presents a summary of non-interest income (in thousands):

                      AGI ANALYSIS OF NON-INTEREST INCOME
                            YEARS ENDED DECEMBER 31,

                                                    1995    1994
                                                   ------  ------
            Service Charges on Deposit Accounts..  $  807  $  867
            Loan Fees............................     165     520
            Other Service Charges................     254     218
            Other Operating Income...............     106     181
                                                   ------  ------
               TOTAL.............................  $1,332  $1,786
                                                   ======  ======


       Non-interest income continues to be a significant source of revenue for AGI. The decline in loan fees in 1995 was due to the closing of the AmeriBank mortgage department in February, 1995. The mortgage department had experienced significant losses in the preceding quarter. The decline in service charges on deposit accounts in 1995 was due to lower overdraft fees and the conversion of a number of consumer checking accounts from a fee to free basis due to market conditions. Other operating income declined due to the recording of a one time gain booked in 1994 on the sale of the Pierce County Bank. The gain was the result of the settlement of certain issues concerning the sale subsequent to December 31, 1993. Excluding the 1993 results of Pierce County Bank and Trust, 1994 non-interest income decreased from 1993 by $63,000 due primarily to a decline in loan origination fees.

       NON-INTEREST EXPENSE. The following table presents a summary of non-interest expense (in thousands):

                      AGI ANALYSIS OF NON-INTEREST EXPENSE
                            YEARS ENDED DECEMBER 31,

                                          1995    1994
                                         ------  ------

            Salaries and Benefits......  $2,667  $3,129
            Premises and Fixed Assets..   1,221   1,147
            Other Expenses.............   1,296   1,629
                                         ------  ------
               TOTAL...................  $5,184  $5,905
                                         ======  ======


       The majority of the 1995 decline in non-interest expense was in the salary and benefit category. Reductions came from the closure of the mortgage department at AmeriBank and the elimination and consolidation of several positions at AmeriBank and AGI. The decline in other expenses is attributable to improved expense control in a number of categories and a reduction in FDIC insurance premiums of $112,000 in 1995. 1994 non-interest expense increased slightly over 1993 levels (restated to exclude Pierce County Bank and Trust) with no material differences in any specific category.

       Income Taxes. AGI's income tax provision in 1995 was $409,000 and $655,000 in 1994. The effective tax rates for the years were 14.6% and 30.5% respectively. The effective tax rate differs from the federal statutory rate due to the adjustment of the provision to compensate for greater than required provisions in 1993. The adjustment amounted to $700,000 in 1995 and $250,000 in 1994.

       FINANCIAL CONDITION
       -------------------

       Overview. AGI's total consolidated assets were $165.8 million and $168.9 million for the years ending December 31, 1995 and 1994, respectively. The slight reduction was due to reduced holdings in the investment securities portfolio. Deposits increased $11.8 million in 1995 while short-term borrowings decreased $17.7 million during the year. Total consolidated assets at December 31, 1994 increased by $14.3 million from December 31, 1993. The increase was the direct result of a $20.5 million increase in loans and was principally funded by borrowings from the Federal Home Loan Bank as deposit levels did not materially change during 1994.

       Loans. The following table presents the balance of each major category of loans at the dates indicated:

                             AGI ANALYSIS OF LOANS
                            YEARS ENDED DECEMBER 31,
                             (Dollars in thousands)

                                                1995                   1994
                                       --------------------   ---------------------
                                        AMOUNT   % OF LOANS    AMOUNT   % OF LOANS
                                       --------  -----------  --------  -----------
          LOAN CATEGORY
     Commercial                        $27,287      27.91%    $26,873      27.53%
     Real Estate
        Construction                     2,837       2.90%        916        .94%
        Residential                     18,827      19.26%     16,315      16.71%
        Other                           11,402      11.66%     13,808      14.14%
     Consumer                           37,409      38.27%     39,706      40.67%
                                       -------     ------     -------     ------
          TOTAL LOANS                   97,762     100.00%    $97,628     100.00%
                                       -------     ======     -------     ======
     Less Allowance for Loan Losses     (1,632)                (1,471)
                                       -------                -------
          TOTAL NET LOANS              $96,130                $96,157
                                       =======                =======
     Average Loans for the Period      $97,249                $88,875

       The principal component of AGI's earning assets is its loan portfolio.
  On December 31, 1995, loans totaled $97.8 million, up slightly from year-end 1994 although the annual average balance increased by $8.4 million. During 1995, emphasis was placed on increasing yields rather than volume and originating relationship-based lines of credit in the commercial area. Relationship-based lines of credit result in the creation of low cost deposits resulting in greater overall profitability. Loans increased by $20.5 million in 1994 compared to 1993 with the biggest increases in the consumer and real estate categories.

       At December 31, 1995, the loan portfolio was distributed in roughly equal amounts between commercial, real estate and consumer. The particular characteristics of each category are as follows:

       Commercial Loans. Loans in this category principally include loans to service, wholesale, retail and manufacturing businesses located in the Twin Cities area. Typical purposes include working capital, equipment acquisition and owner-occupied real estate. The loans are typically structured as revolving lines of credit and monthly pay term loans.

       Real Estate Loans. At December 31, 1995, 57% of the real estate portfolio consists of first and second mortgage loans secured by personal residences. During 1995, the AmeriBank mortgage department was closed. This department originated first mortgage loans for sale to the secondary market as well as portfolio loans, which had an outstanding balance as of December 31, 1995, of approximately $6.0 million. Because of relatively less profitability and highly competitive markets, first mortgage loan originations were discontinued during 1995 except for limited situations where a long standing customer relationship is involved. Second mortgages for a variety of purposes are originated through AmeriBank's branch offices and referrals from home improvement dealers which are actively solicited. Commercial real estate mortgages secured by income properties comprised 35% of the real estate portfolio at December 31,1995. Credit decisions on this type of loan are heavily influenced by the borrower's ability to repay from sources other than the primary collateral. Construction loans are made in limited numbers to customers who are extremely credit worthy and have long standing relationships with AmeriBank. These types of loans are not actively sought.

       Consumer Loans. $31 million of the consumer loan portfolio at December 31, 1995, consist of auto loans purchased from a number of Twin Cities auto dealers. The loans are comprised of both new and used vehicles. The remainder of the consumer portfolio consists of loans originated through AmeriBank offices for a variety of personal purposes.

       Non-Performing Assets. AGI follows regulatory guidelines at a minimum when placing loans on a non-accrual status. When it is clear that a loan is impaired, it is placed on non-accrual even though the regulatory guideline time may have not been reached. When a loan is placed on non-accrual status, all previously accrued and uncollected interest is reversed. Non-performing assets of AGI are summarized in the table below:

                AGI NON-ACCRUAL, RESTRUCTURED AND PAST DUE LOANS
                            YEARS ENDED DECEMBER 31,
                             (Dollars in thousands)

                                              1995   1994
                                              -----  -----
            Non-Accrual Loans...............  $ 397  $ 218
            Loans Past Due 90 Days or More..     22    139
            Restructured Loans..............      0      0


       If interest on non-accrual loans had been accrued, such income would have amounted to approximately $17,000 in 1995 and $25,000 in 1994. The amount of income recorded on nonaccrual loans during 1995 and 1994 was not material.

       Allowance for Possible Loan Losses. AGI's Allowance for Possible Loan Losses is available to absorb future loan losses. The current level of the Allowance for Possible Loan Losses is a result of management's assessment of the risks within the loan portfolio based on the information revealed in the credit reporting processes. AGI utilizes a risk-rating system on loans and a monthly credit review and reporting process which results in the calculation of the guideline reserves based on the risk within the portfolio. This assessment of risk rakes into account the composition of the loan portfolio, previous loan experience, current economic conditions and other factors that, in management's judgment, deserve recognition.

       The following table sets forth changes in AGI's Allowance for Possible Loan Losses as of the dates indicated (dollars in thousands):

               AGI ANALYSIS OF ALLOWANCE FOR POSSIBLE LOAN LOSSES
                            YEARS ENDED DECEMBER 31,

                                                1995      1994
                                                ------   -------
            Balance Beginning of Year.........  $1,470   $1,399
            Provision for Loan Losses.........     170      194

          Charge-Offs:
            Commercial........................      41       62
            Real Estate.......................       0      149
            Consumer..........................      95       83
                                                ------   ------
                TOTAL LOAN LOSSES.............     135      294

          Recoveries:
            Commercial........................      70      129
            Real Estate.......................       0        0
            Consumer..........................      57       42
                                                ------   ------
                TOTAL LOAN RECOVERIES.........     127      171
                                                ------   ------

            Net Charge-Offs...................       8      123
                                                ------   ------
            Balance End of Year...............  $1,632   $1,470
                                                ======   ======

          Allowance for Loan Losses to Total
            Loans at Year-End.................    1.67%    1.51%

            Net Charge-Offs to Average Loans..     .01%     .14%

       The Allowance for Possible Loan Losses at December 31, 1995 was $1,632,000 compared to $1,470,000 at December 31, 1994. The increase is attributable to strong recoveries in 1995. The Allowance for Possible Loan Losses as a percentage of total loans stood at 1.67% at year-end 1995 and 1.51% on December 31, 1994. This was generally in excess of peer bank percentages.

       The following table allocates the Allowance for Possible Loan Losses based upon management's judgment of potential losses in the respective areas. This judgment is arrived at through the use of a detailed risk-rating system and further supported by an annual loan quality review performed by an experienced outside consultant. While management has allocated reserves to various portfolio segments for purposes of this table, the Allowance for Possible Loan Losses is general in nature and is available to the portfolio in its entirety:

              AGI ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES
                            YEARS ENDED DECEMBER 31,
                             (Dollars in thousands)

                                             COMMERCIAL   REAL ESTATE   CONSUMER  UNALLOCATED  TOTAL
                                             -----------  ------------  --------  -----------  ------
     1995
       Allowance for Possible Loan Losses       $ 576        $ 404       $ 408       $244      $1,632
       Percent of Loans in Category              2.11%        1.22%       1.09%       N/A        1.67%

     1994
       Allowance for Possible Loan Losses       $ 315        $ 482       $ 552       $122      $1,470
       Percent of Loans in Category              1.17%        1.55%       1.39%       N/A        1.51%

       INVESTMENT PORTFOLIO. The investment activities of AGI are designed to provide an investment alternative for funds not presently required to meet loan demand; assist AmeriBank in meeting potential liquidity requirements; assist in maximizing income consistent with quality and liquidity requirements; supply collateral to secure public funds and retail repurchase agreements; provide a means for balancing market and credit risks; and provide consistent income and market value throughout changing economic times.

       AGI's portfolio consists primarily of obligations of the U.S. Government, U.S. Government agencies and state and local governments, as well as private corporate and collateralized mortgage obligations securities. AGI's portfolio does not contain concentrations of investments in any one issuer in excess of 10% of AGI's total investment portfolio. Exempt from this calculation are securities of the U.S. Government and U.S. Government agencies.

       The following table sets forth the composition of AGI's investment portfolio at the dates indicated:

                            AGI INVESTMENT PORTFOLIO
                            YEARS ENDED DECEMBER 31,
                             (Dollars in thousands)

                                                1995     1994
                                               -------  -------
            U.S. Treasury/Agency Securities..  $35,430  $39,657
            Municipal Securities.............    3,763    3,622
            Other Securities.................    4,997    6,535
                                               -------  -------
               TOTAL.........................  $44,190  $49,814
                                               =======  =======

       For the investment portfolio as of December 31, 1995, the following table sets forth a summary of yield and maturities:

                AGI ANALYSIS OF INVESTMENT YIELDS AND MATURITIES
                               DECEMBER 31, 1995
                             (Dollars in thousands)

                                ONE YEAR OR LESS      1 YEAR - 5 YEARS     5 YEARS - 10 YRS     OVER TEN YEARS          TOTAL
                                         WEIGHTED              WEIGHTED             WEIGHTED           WEIGHTED            WEIGHTED
                               AMOUNT     YIELD      AMOUNT     YIELD     AMOUNT     YIELD     AMOUNT    YIELD    AMOUNT     YIELD
                               -------  ----------  --------  ----------  -------  ----------  ------  ---------  -------  -------

US Treasury/Agency Securities   $2,570    6.16%      $19,850    6.96%      $5,222    7.19%     $7,788    5.64%    $35,430   6.65%
Municipal Securities                 0    0.00%          654    4.76%       2,261    5.77%        848    6.09%      3,763   5.65%
Other Securities                 1,919    7.06%        3,078    6.76%           0    0.00%          0    0.00%      4,997   6.88%
                                ------    ----       -------    ----       ------    ----      ------    ----     -------   ----

TOTAL                           $4,489    6.54%      $23,582    6.87%      $7,483    6.76%     $8,636    5.68%    $44,190   6.59%
                                ======    ====       =======    ====       ======    ====      ======    ====     =======   ====

  Note: All Securities were classified as Available-For-Sale as of 12/31/95 and are shown at fair value. Municipal securities yield is not stated on a taxable equivalent basis.

       In May of 1993, the FASB issued Statement of Financial Accounting Standards No. 115 (SFAS No. 115), Accounting for Certain Investments in Debt and Equity Securities. This statement addresses the accounting and reporting for investments that have readily determinable fair values. Those investments are to be classified in three categories and accounted for as follows:

       1. Debt Securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

       2. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

       3. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

       The Statement does not apply to unsecuritized loans. However, after mortgage loans are converted to mortgage-backed securities, they are subject to its provisions. The Statement supersedes SFAS No. 12, Accounting for Certain Marketable Securities, and amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities, to eliminate mortgage-backed securities from its scope. SFAS No. 115 is effective for fiscal years beginning after December 15, 1993.

       AGI implemented SFAS No. 115 on January 1, 1994, by properly classifying all securities into either the held-to-maturity investment account or the available-for-sale account. In December 1995, the FASB allowed banks to make a one-time reclassification of securities between held-to-maturity and available-for-sale. Because of federal regulatory rulings made subsequent to the issuance of SFAS No. 115 concerning the treatment of unrealized gains or losses, management reclassified all securities into the available-for-sale category on December 31, 1995. As of December 31, 1995, the portfolio carrying amount listed above contained net unrealized gains of $240,000.

       DEPOSITS. The following tables set forth a summary of AGI's average deposits and related rates as of the dates indicated and the maturity of time deposits over $100,000:

                            AGI ANALYSIS OF DEPOSITS
                            YEARS ENDED DECEMBER 31,
                             (Dollars in thousands)

                                    1995             1994
                               ---------------  ---------------
                               BALANCE   RATE   BALANCE   RATE
                               --------  -----  --------  -----
       Non-Interest Bearing    $ 26,122  0.00%  $ 24,868  0.00%

       Interest Bearing:
           Demand/NOW          $ 13,939  1.18%  $ 13,602  1.13%
           Savings               26,764  2.64%    30,850  2.15%
           Time                  53,545  5.89%    42,411  4.83%
                               --------         --------
              TOTAL            $120,370         $111,731
                               ========         ========

               AGI MATURITY OF TIME DEPOSITS OF $100,000 OR MORE
                          YEAR ENDED DECEMBER 31, 1995
                             (Dollars in thousands)

                           Within 3   3 to 6   6 to 12   Over 12
                            Months    Months   Months    Months    Total
                           --------   ------   -------   -------   ------
Certificates of Deposit     $2,899    $1,907   $3,474    $1,150    $9,430



       Average total deposits were $120.4 million for the year ending December 31, 1995. This represented an increase of $8.6 million for the year ending December 31, 1995. AGI experienced a significant shift from saving accounts to time deposits during the year due to the relatively higher interest rate environment during 1995 as compared to 1994. The higher rates also attracted new time deposits from sources outside of AmeriBank. The amount and composition of deposits at December 31, 1994 did not materially change from December 31, 1993.

       AGI, in limited instances where amounts are very significant, offers retail repurchase agreements as a funding source and an alternative to deposits. During 1995, repurchase agreements averaged $9.0 million which was a decrease of $1.6 million from 1994 levels. Two customer relationships comprise the majority of the outstanding balances. Because of this significant concentration, management maintains back-up short term borrowing facilities from institutional funding sources.

       CAPITAL. Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance sheet obligations. Under final rules effective December 31, 1992, all financial institutions are required to maintain a level of core capital (known as Tier 1 capital), which must be at least 4.0% of risk-weighted assets, and a minimum level of total capital at least 8.0% of risk-weighted assets. The Federal Reserve Board and the FDIC have adopted final regulations defining what capital ratios were necessary to be "well capitalized."

       The following tables present regulatory capital requirements and AGI's risk-based capital levels as of December 31, 1995.

                        REGULATORY CAPITAL REQUIREMENTS

                                 TIER 1 CAPITAL   TOTAL RISK-BASED CAPITAL   LEVERAGE RATIO
                                 ---------------  -------------------------  ---------------

       Adequately Capitalized..       4.0%                   8.0%                  4.0%
       Well Capitalized........       6.0%                  10.0%                  5.0%


                             AGI RISK BASED CAPITAL
                          YEAR ENDED DECEMBER 31, 1995
                             (Dollars in thousands)

                                   AMOUNT   RATIO
                                   -------  ------
       Capital Category:
          Tier 1 Capital.........  $21,193  19.01%
          Tier 2 Capital.........    1,632   1.47%
                                   -------  ------

       Total Risk Based Capital..  $22,825  20.48%
                                   =======  ======

       Leverage Ratio............           13.22%


       As of December 31, 1995, AGI exceeded each of the capital requirements set forth by federal or state banking regulatory agencies.

       LIQUIDITY AND FUNDS MANAGEMENT. Liquidity management requires an ability to meet financial commitments when contractually due and to respond to other requirements for funds. AmeriBank has an Asset/Liability Management Committee
  (ALCO) responsible for managing balance sheet and off balance sheet commitments to meet the needs of customers while achieving AGI's financial objectives. AmeriBank's ALCO meets regularly to review funding capacities, current and forecasted loan demand and investment opportunities.

       Liquidity is provided by regular maturities of and payments on installment loans, monthly payments from mortgage-backed securities and short term investment securities. Bank-up liquidity arrangements through the use of secured borrowing facilities from the Federal Home Loan Bank of Des Moines and correspondent banks are also maintained and provide supplemental funding capacity of $15 - $20 million. AGI has a stable core deposit base with a relatively small proportion of volatile deposits. Certificates of deposits over $100,000 were 7.8% of total deposits at December 31, 1995. Deposits increased by 8% during 1995. The loan to deposit ratio at December 31, 1995 was 73.21% compared to 81.38% at year-end 1994. It is AGI's policy to maintain the ratio of loans to deposits in a range of 65% to 80%.

       INTEREST RATE SENSITIVITY. Significant changes in interest rates affect the composition, yield and cost of balance sheet components. The rate sensitivity of these assets and liabilities is monitored and matched to control the risk associated with movements in rates. The ALCO for AmeriBank meets regularly to monitor and formulate strategies and policies to provide sufficient levels of net interest income while maintaining acceptable levels of interest rate sensitivity, risk and liquidity. The primary objective of rate sensitivity management is to insure earnings stability by minimizing the sensitivity of net interest income to fluctuations in interest rates. AmeriBank uses gap and other systems to measure, monitor and adopt to changing interest rates environments.

      The following table sets forth AGI's interest rate sensitivity analysis by contractual repricing or maturity at December 31, 1995:

                         AGI INTEREST RATE SENSITIVITY
                          YEAR ENDED DECEMBER 31, 1995
                             (Dollars in thousands)

                                                      REPRICING OR MATURING IN:
                                              1 YEAR      OVER 1      OVER 5
                                             OR LESS    TO 5 YEARS    YEARS      TOTAL
                                            ----------  -----------  --------  ---------

Rate Sensitive Assets:
 Loans                                      $  43,719      $44,501   $ 9,542   $ 97,762
 Investment Securities                         23,056        5,907    15,227     44,190
 Other Interest-Bearing Assets                  7,243            0         0      7,243
                                            ---------      -------   -------   --------
  Total Rate Sensitive Assets               $  74,018      $50,408   $24,769   $149,195
                                            =========      =======   =======   ========

Rate Sensitive Liabilities:
 Savings/Interest-Bearing Checking          $  46,195      $     0   $     0   $ 46,195
 Time Deposits                                 40,818       14,513       266     55,597
 Short Term Borrowings                          9,147            0         0      9,147
                                            ---------      -------   -------   --------
  Total Rate Sensitive Liabilities          $  96,160      $14,513   $   266   $110,939
                                            =========      =======   =======   ========

Rate Sensitive Gap                           ($22,142)     $35,895   $24,503   $ 38,256
Cumulative Rate Sensitive Gap                ($22,142)     $13,753   $38,256   $ 38,256
Rate Sensitive Gap Percentage                   76.97%      347.33%       NM     134.48%
Cumulative Rate Sensitive Gap Percentage        76.97%      112.43%   134.48%    134.48%

       The following table sets forth AGI's interest rate sensitivity analysis at December 31, 1995, with respect to individual categories of loans, and provides separate analysis with respect to fixed interest rate loans and floating interest rate loans:

                        AGI LOANS REPRICING OR MATURING
                          YEAR ENDED DECEMBER 31, 1995
                             (Dollars in thousands)

                                            REPRICING OR MATURING IN:
                                       1 Year     Over 1    Over 5
                                       or Less  to 5 Years  Years    Total
                                       -------  ----------  ------  -------

       Loan Category:
            Commercial                 $18,606     $ 8,579  $  102  $27,287
            Real Estate                 22,535       3,506   7,025   33,066
            Consumer and Other           2,578      32,416   2,415   37,409
                                       -------     -------  ------  -------
               Total Loans             $43,719     $44,501  $9,542  $97,762
                                       =======     =======  ======  =======

       Fixed Interest Rate Loans       $ 4,944     $39,961  $9,542  $54,447
       Floating Interest Rate Loans     38,775       4,540       0   43,315
                                       -------     -------  ------  -------
          TOTAL LOANS                  $43,719     $44,501  $9,542  $97,762
                                       =======     =======  ======  =======


     SHORT-TERM BORROWINGS. The following table presents a summary of short-term borrowings.

                     AGI ANALYSIS OF SHORT-TERM BORROWINGS
                            YEARS ENDED DECEMBER 31,
                             (Dollars in thousands)

                                                   WEIGHTED          MAXIMUM                           AVERAGE          WEIGHTED
                              OUTSTANDING        AVERAGE RATE     OUTSTANDING AT      MONTH OF       OUTSTANDING      AVERAGE RATE
                              AT YEAR END        AT YEAR-END      ANY MONTH-END       MAXIMUM        DURING YEAR      DURING YEAR
                              -----------        -----------      -------------       -------        -----------      -----------
1995
  Federal Funds Purchased               0               N/A            $ 7,400            Jan.           $ 2,315            6.20%
  Federal Home Loan Bank                0               N/A             12,000            Jan.             6,079            6.19%
  Retail Purchase Agreements      $ 9,147              6.25%             9,147            Dec.             8,959            6.62%
                                  -------              ----                                              -------            ----
     TOTAL                        $ 9,147              6.25%                                             $17,353            6.41%
                                  =======              ====                                              =======            ====

1994
  Federal Funds Purchased         $ 4,200              5.75%           $13,000           March           $ 3,221            4.46%
  Federal Home Loan Bank           12,000              6.13%            15,000         July-Dec.           8,378            4.92%
  Retail Repurchase Agreements     10,616              5.36%            14,519            May             10,585            4.19%
                                  -------              ----                                              -------            ----
     TOTAL                        $26,816              5.76%                                             $22,184            4.51%
                                  =======              ====                                              =======            ====

  General Terms:

  . Federal funds purchased are overnight borrowings from correspondent banks governed by agreements with various terms and stipulations. A $10 million facility is maintained with Norwest Bank Minnesota which provides that the first $5 million in borrowings are unsecured with amounts in excess of $5 million secured by investment grade securities. Additionally, an unsecured $5 million facility is available through First Bank Minneapolis.

  . Federal Home Loan Bank borrowings are obtained through the Federal Home Loan Bank of Des Moines. The borrowings are in the form of repurchase agreements secured by eligible government or agency securities with terms of thirty to ninety days in minimum amounts of $1 million with maximum amounts dependent upon available collateral.

  . Retail repurchase agreements are borrowings from private individuals secured by government or agency securities. Terms generally range from thirty days to one year.

                        NORWEST CAPITAL STOCK AND RIGHTS

       The following description of certain aspects of the capital stock of Norwest and certain rights of Norwest's stockholders is not intended to be complete and is qualified in its entirety by reference to Article FOURTH of Norwest's Restated Certificate of Incorporation, as amended from time to time, and other documents incorporated by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" AND "CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS."

  GENERAL

       Norwest is authorized to issue a total of 509,000,000 shares of capital stock, consisting of 500,000,000 shares of Norwest Common Stock, 5,000,000 shares of preferred stock without par value ("Norwest Preferred Stock") and 4,000,000 shares of preference stock without par value ("Norwest Preference Stock"). As of December 31, 1995, Norwest had issued (i) 358,332,153 shares of Norwest Common Stock, of which 352,760,457 shares were outstanding and 5,571,696 shares were held as treasury shares, and (ii) 2,119,681 shares of Norwest Preferred Stock, consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock (the "10.24% Preferred Stock"), 980,000 shares of Cumulative Tracking Preferred Stock (the "Tracking Preferred Stock") (of which 25,000 shares are held by a subsidiary of Norwest), 12,984 shares of ESOP Cumulative Convertible Preferred Stock (the "ESOP Preferred Stock") and 24,572 shares of 1995 ESOP Cumulative Convertible Preferred Stock (the "1995 ESOP Preferred Stock"). On January 2, 1996, all of the outstanding shares of 10.24% Cumulative Preferred Stock and related depositary shares were redeemed at the $100 stated value. On February 27, 1996, Norwest issued 59,000 shares of 1996 ESOP Cumulative Convertible Preferred Stock (the "1996 ESOP Preferred Stock"). Norwest had not issued any shares of Norwest Preference Stock as of the date of this Prospectus.

       Norwest's Board of Directors (the "Norwest Board") has designated 1,250,000 shares of Norwest Preferred Stock as Series A Junior Participating Preferred Stock (the "Junior Preferred Shares") and reserved the Junior Preferred Shares for issuance pursuant to a rights agreement dated November 22, 1988 between Norwest and Citibank, N.A., as the rights agent (the "Rights Agreement"). See "--Rights Plan" below. Norwest had not issued any Junior Preferred Shares as of the date of this Prospectus.

  NORWEST COMMON STOCK

       Each share of Norwest Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. Holders of Norwest Common Stock do not have any cumulative voting rights. For that reason, holders of a majority of the shares of Norwest Common Stock entitled to vote in any election of directors of Norwest may elect all of the directors standing for election. Holders of Norwest Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Norwest Board out of funds legally available therefor, subject to (i) preferential dividend rights of all then outstanding shares of Norwest Preferred Stock and Norwest Preference Stock, (ii) certain legal restrictions on the ability of Norwest's banking and savings association subsidiaries to distribute funds to Norwest and (iii) such restrictions as may be imposed on Norwest from time to time pursuant to debt or credit facilities or otherwise. See "CERTAIN REGULATORY CONSIDERATIONS." Holders of Norwest Common Stock do not have any preemptive rights to purchase additional securities issued by Norwest or rights to convert their shares of Norwest Common Stock into other securities of Norwest. Upon the liquidation, dissolution or winding up of Norwest, subject to the prior rights of all then outstanding shares of Norwest Preferred Stock and Norwest Preference Stock, holders of Norwest Common Stock are entitled to receive ratably the assets of Norwest available after the payment of all debts and other liabilities. All outstanding shares of Norwest Common Stock are duly authorized, validly issued and nonassessable. Norwest Bank

  Minnesota, National Association, a subsidiary of Norwest, is the transfer agent and registrar for shares of Norwest Common Stock.

       Each share of Norwest Common Stock includes, and each share of Norwest Common Stock issued in the Merger will include, a right to purchase one four-hundredth of a Junior Preferred Share. See "--Rights Plan."

       The rights, preferences and privileges of holders of Norwest Common Stock are subject to, and may be adversely affected by, the rights of holders of Norwest Preferred Stock or Norwest Preference Stock. See "--Norwest Preferred Stock; Norwest Preference Stock."

  NORWEST PREFERRED STOCK; NORWEST PREFERENCE STOCK

       The Norwest Board is authorized to issue shares of Norwest Preferred Stock and Norwest Preference Stock in one or more series and to fix the relative rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, and the designation of any series and the number of shares constituting such series, all without any vote or other action on the part of stockholders; provided, however, that holders of Norwest Preference Stock will not be entitled to more than one vote per share. The Norwest Board may issue shares of Norwest Preferred Stock and Norwest Preference Stock at any time and from time to time without any vote or other action on the part of stockholders. The rights of holders of outstanding Norwest Preferred Stock or Norwest Preference Stock may limit the rights of holders of Norwest Common Stock. To designate a series of Norwest Preferred Stock or Norwest Preference Stock for issuance, Norwest files a Certificate of Designations with the Delaware Secretary of State which sets forth the rights, preferences, privileges, and restrictions of the series. Norwest generally files a copy of each such certificate as part of an annual, quarterly, or current report filed with the Commission pursuant to the Exchange Act.

       Copies of the Certificates of Designations filed with the Delaware Secretary of State setting forth the rights, preferences, privileges, and restrictions of, respectively, the Tracking Preferred Stock, the ESOP Preferred Stock, the 1995 ESOP Preferred Stock, and the 1996 ESOP Preferred Stock are included as exhibits to the Registration Statement on Form S-4 (the "Registration Statement") of which this Proxy Statement-Prospectus forms a part, by means of incorporation by reference to copies of each such Certificate of Designation filed as exhibits to those annual, quarterly, or current reports indicated in the Registration Statement.

       The ability of the Norwest Board to issue shares of Norwest Preferred Stock or Norwest Preference Stock, although providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of Norwest. For a discussion of other provisions of Norwest's Restated Certificate of Incorporation or By-Laws that may delay, deter or prevent a tender offer or other takeover attempt, see "--Rights Plan" below.

  RIGHTS PLAN

       Norwest has in effect a rights plan (the "Rights Plan") pursuant to which each share of Norwest Common Stock now outstanding, and each share of Norwest Common Stock to be issued in the Merger, have attached to it one Norwest Preferred Stock purchase right (a "Right") entitling the holder thereof to purchase one one-hundredth of a Junior Preferred Share at a price of $175.00, subject to customary antidilution adjustments. The Rights are not separable from, and trade automatically with, the shares of

  Norwest Common Stock to which they are attached. No separate certificates for the Rights will be issued. The Rights are exercisable only upon the occurrence of certain specified events as described below. All rights expire November 23, 1998, unless earlier exercised by the holders thereof or redeemed or extended by Norwest. Until exercised, the Rights in and of themselves do not confer any rights on their holders as stockholders of Norwest, including but not limited to the right to vote or receive dividends. Subject to certain limited exceptions, the Norwest Board may amend or otherwise modify the provisions of the Rights and the Rights Plan without any vote or other action on the part of the holders of the Rights.

       The Rights are exercisable only if a person or group acquires or announces an offer to acquire 25% or more (the "Triggering Percentage") of the outstanding shares of Norwest Common Stock. The Norwest Board may, without any vote or other action on the part of stockholders, reduce the Triggering Percentage to no less than 15% at any time prior to the Rights becoming exercisable. The Rights have certain additional rights that will be triggered upon the occurrence of specified events:

       (1) If a person or group acquires at least the Triggering Percentage of Norwest Common Stock, the Rights permit the holders thereof, other than such person or group, to acquire shares of Norwest Common Stock at 50% of such shares' market value at the time. This feature will not apply, however, if a person or group that owns less than the Triggering Percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding shares of Norwest Common Stock.

       (2) After a person or group acquires at least the Triggering Percentage of Norwest Common Stock but before such person or group acquires 50% of the outstanding shares of Norwest Common Stock, the Norwest Board may exchange each Right, other than Rights owned by such acquirer, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

       (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Rights permit the holders thereof to purchase the stock of the acquirer at 50% of such shares' market value.

  Each Junior Preferred Share will have 400 votes, voting together with shares of Norwest Common Stock. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of a merger, consolidation or other transaction in which Norwest Common stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. In the event of liquidation of Norwest, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400 per share and will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. The Junior Preferred Shares will not be redeemable. The rights of the Junior Preferred Shares are protected by customary antidilution provisions.

       The Norwest Board may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price") at any time prior to the acquisition by a person or group of at least the Triggering Percentage of the outstanding shares of Norwest Common Stock. The Norwest Board may effect the redemption at such time, upon such terms and subject to such conditions as the Norwest Board in its sole discretion may deem necessary or advisable. Immediately upon redemption of the Rights, all rights of the holders thereof (including the right to exercise the Rights) will terminate except for the right to receive the Redemption Price.

       The operation of the Rights Plan may result in immediate substantial dilution to, or otherwise materially adversely affect, any person or group that acquires the Triggering Percentage of Norwest Common Stock or otherwise triggers a provision of the Rights Plan. For that reason, the existence of the Rights Plan may have the effect of delaying, deterring or preventing a takeover of Norwest.

       The foregoing discussion of the Rights Plan is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed with the SEC and is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN

       Norwest has in effect an automatic Dividend Reinvestment and Optional Cash Payment Plan that entitles participants to reinvest dividends on Norwest Common Stock held by them in additional shares of Norwest Common Stock and, subject to certain dollar limits, purchase additional shares of Norwest Common Stock with voluntary cash payments. The price at which shares of Norwest Common Stock are purchased under the plan is equal to the fair market value of the Norwest Common Stock (as calculated in accordance with the provisions of the plan) at the time of purchase. All stockholders of Norwest (including former stockholders of AGI who receive shares of Norwest Common Stock in the Merger) are entitled to participate in the plan as currently in effect.

  SHARES REGISTERED UNDER THE SECURITIES ACT

       Pursuant to shelf registration statements filed with the Commission, Norwest has registered under the Securities Act an indeterminate number of securities (the "Shelf Securities") which Norwest may issue as, among other securities, Norwest Preferred Stock or securities convertible into Norwest Common Stock or Norwest Preferred Stock. As of March 31, 1995, Norwest had available for issuance Shelf Securities having an aggregate initial public offering price of up to $1.35 billion. On March 15, 1996, Norwest filed a registration statement for an additional $5 billion of Shelf Securities. Approval by the Commission of this shelf registration statement is pending as of the date of this Proxy Statement-Prospectus. The Norwest Board may issue the Shelf Securities at any time and from time to time without any vote or other action on the part of stockholders.

       No prediction can be made as to the effect, if any, that future sales of shares of Norwest's capital stock will have on the market price of the Norwest Common Stock prevailing from time to time. Sales of substantial amounts of capital stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of Norwest Common Stock. Future sales of Norwest's capital stock may result in dilution to existing stockholders.


                 CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS

       If the holders of AGI Common Stock approve the Reorganization Agreement and the Merger is subsequently consummated, stockholders of AGI will become stockholders of Norwest. AGI and Norwest are each a corporation organized and governed by the Delaware General Corporation Law (the "DGCL"). The following summary describes certain differences between the rights of holders of AGI Common Stock and Norwest Common Stock to the extent such differences arise because of differences between Norwest's Restated Certificate of Incorporation (the "Norwest Certificate"), Norwest By-Laws, and Norwest's Rights Plans (as defined below) and AGI's Certificate of Incorporation (the "AGI Certificate") and AGI By-Laws.

  This summary is qualified in its entirety by reference to the DGCL, the Norwest Certificate and Norwest By-Laws, and the AGI Certificate and AGI By-Laws.

  DESCRIPTION OF CAPITAL STOCK AND CERTAIN RIGHTS

       AGI
       ---

       IN GENERAL. The AGI Certificate authorizes the issuance of 1,000,000 shares of Class A Voting Common Stock, $.01 par value per share, and 200,000 shares of Class B Non-Voting Common Stock, par value $0.01 per share. At December 31, 1995, 901,134 shares of AGI Class A Common Stock were issued, and 106,537 shares of AGI Class B Non-Voting Common Stock were issued.

       Holders of common stock are entitled to receive such dividends as are declared by the AGI Board out of funds legally available for that purpose.
  All voting rights are vested in the holders of Class A Voting Common Stock, each share being entitled to one vote. Holders of Class B Non-Voting Common Stock are not entitled to vote. In the event of liquidation, dissolution, or winding up of AGI, holders of shares of common stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of common stock do not have any preemptive right to subscribe for any additional securities which may be issued by AGI. The outstanding shares of AGI Common Stock are fully paid and nonassessable.

       RIGHTS PLAN. Unlike Norwest, AGI has not adopted any stockholder rights plan or issued any similar rights to the holders of AGI Common Stock. One Norwest Right will be attached to each share of Norwest Common Stock issued in the Merger to AGI stockholders. See "NORWEST CAPITAL STOCK AND RIGHTS--Rights Plan" above.

       NORWEST
       -------

       Information with respect to certain aspects of Norwest capital stock, including a stockholder rights plan, is set forth above under the heading "NORWEST CAPITAL STOCK AND RIGHTS."

  PREEMPTIVE RIGHTS

       NORWEST AND AGI
       ---------------

       Under Section 102 of the DGCL, stockholders have no statutory preemptive rights to subscribe for or purchase shares of a corporation's capital stock, unless such corporation's certificate of incorporation specifies otherwise. Neither the Norwest Certificate nor the AGI Certificate provides for any such preemptive rights.

  ELECTION AND REMOVAL OF DIRECTORS

       The DGCL provides that directors are elected by a plurality of the votes of the shares entitled to vote on such election present in person or by proxy at the meeting at which directors are elected. In addition, stockholders of a Delaware corporation, unless the corporation's Certificate of Incorporation otherwise provides, are entitled to one vote for each share of capital stock held, and are also entitled to exercise cumulative voting rights for directors, if the corporation's Certificate of Incorporation permits such cumulative voting. The DGCL also permits removal of any director or all directors of a Delaware corporation by the holders of a majority of the shares entitled to vote for directors and permits vacancies on the board of directors to be filled by a majority of the directors then in office.

       AGI
       ---

       AGI currently has eight directors who serve for one-year terms. The AGI Certificate does not permit cumulative voting in the election of directors to the AGI Board, and each holder of Class A Voting Common Stock of AGI may cast one vote in the election of directors for each share held of record by such stockholder. Under the AGI By-Laws, any or all directors may be removed either with or without cause at any special meeting of the stockholders. Vacancies on the AGI Board may be filled for the unexpired term by a majority vote of the directors present at a meeting at which a quorum is present.

       NORWEST
       -------

       Norwest currently has 14 directors, who serve for one-year terms. Under the DGCL, cumulative voting in the election of directors is permitted if the corporation's certificate of incorporation so provides. Norwest's Certificate does not so provide. Under Norwest's By-Laws, any or all directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies on the Norwest Board may be filled by a majority vote of the directors then in office.

  AMENDMENT TO CERTIFICATE OF INCORPORATION AND BY-LAWS

       AGI
       ---

       Under the DGCL, the vote of a majority of the outstanding shares of the capital stock of a Delaware corporation entitled to vote thereon generally is required to approve an amendment to the corporation's certificate of incorporation, unless such certificate requires the vote of a greater percentage of the corporation's outstanding capital stock entitled to vote on such matters. Except as noted below, an amendment to the AGI Certificate generally requires the vote of a majority of the outstanding shares of the AGI Class A Voting Common Stock, the only class of stock entitled to vote on such amendments. However, an amendment to provisions of the AGI Certificate relating to certain stock purchase rights of AGI stockholders in connection with specified dispositions of shares of AGI Common Stock requires the affirmative vote of 70% of the holders of Class A Voting Common Stock.
  Holders of AGI Class A Voting Common Stock are being requested to approve an amendment to the AGI Certificate to clarify that such provisions will not apply to a disposition of AGI Common Stock in connection with the Merger. See "AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF AGI."

       The AGI By-Laws may be amended or altered by a majority vote of the Board of Directors. However, the Board of Director's power is subject to that of the stockholders to change or repeal the by-laws by a majority vote of stockholders at a meeting called for such purpose. Also, the Board of Directors cannot alter or amend the by-laws to (i) fix a quorum for meetings of stockholders to (ii) fix a quorum for meetings of stockholders, (iii) prescribe procedures for removing directors and to fill vacancies in the Board of Directors, or (iv) fix the number of directors or their classifications, qualifications, or terms of office, except that the Board of Directors may adopt or amend any by-law to increase their number.

       NORWEST
       -------

       The Norwest Certificate may be amended only if the proposed amendment is approved by the Norwest Board and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. The Norwest By-

  Laws may be amended by the affirmative vote of a majority of the Norwest Board or of the holders of a majority of the outstanding Norwest stock entitled to vote thereon. Shares of Norwest Preferred Stock and Norwest Preference Stock currently authorized in the Norwest Certificate may be issued by the Norwest Board without amending the Norwest Certificate or otherwise obtaining the approval of Norwest's stockholders. See "NORWEST CAPITAL STOCK AND RIGHTS-- Norwest Preferred Stock and Norwest Preference Stock."

  REQUIRED STOCKHOLDER VOTE FOR AUTHORIZATION OF MERGERS AND ASSETS SALES

       AGI AND NORWEST
       ---------------

       Under the DGCL, the vote of a majority of the outstanding shares of the capital stock of a Delaware corporation entitled to vote thereon generally is required to approve mergers or consolidations (except in certain limited circumstances described below), or the sale, lease, or exchange of all or substantially all of the corporation's assets, unless such certificate requires the vote of a greater percentage of the corporation's outstanding capital stock entitled to vote on such matters. With respect to a merger, no vote of the stockholders of a Delaware corporation is required if such corporation is the surviving corporation in the merger, and (1) the related agreement of merger does not amend the corporation's certificate of incorporation, (2) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of the corporation after the merger, and (3) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of such corporation's capital stock outstanding immediately before the merger. Neither the AGI Certificate nor the Norwest Certificate requires a vote of a greater percentage of stockholders to approve a merger, consolidation, or sale, lease, or exchange of all or substantially all of, respectively, the assets of AGI or Norwest than the majority vote mandated by the DGCL.

  APPRAISAL RIGHTS

       Pursuant to Section 262 of the DGCL, a holder of capital stock of a Delaware corporation is generally entitled to receive payment of the appraised value of his or her shares if such stockholder dissents from a merger or consolidation and complies with the procedures set forth in Section 262 of the DGCL for exercising such rights. However, appraisal rights are not available in merger or consolidation transactions to holders of (a) shares either listed on a national stock exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 persons, or (b) shares of the corporation surviving a merger unless, in either case, holders of such stock are required by the terms of the merger or consolidation to accept anything other than (i) shares of the surviving or resulting corporation; (ii) shares of stock of another corporation so listed or held of record by not fewer than 2,000 persons; and/or (iii) cash in lieu of fractional shares of such corporations. Appraisal rights are not available for a sale of assets or an amendment to the certificate. See APPENDIX C to this Proxy Statement-Prospectus for a copy of the complete text of Section 262.

       AGI
       ---

       AGI Common Stock is not publicly-traded, therefore, holders of AGI Common Stock may be, subject to such express exceptions, entitled to appraisal rights. For a more complete discussion of the appraisal rights available to AGI stockholders who vote against the Merger, see "THE MERGER--Appraisal Rights of Dissenting Stockholders."

       NORWEST
       -------

       Because shares of Norwest Common Stock are listed on the NYSE and the CHX and because Norwest currently has more than 2,000 stockholders of record, holders of Norwest Common Stock are not, subject to the express exceptions noted above, entitled to any rights of appraisal in connection with proposed mergers or consolidations involving Norwest.

  SPECIAL MEETINGS

       The DGCL provides that special meetings of stockholders may be called by the board of directors of the corporation, or by the person or persons authorized by the corporation's certificate of incorporation or by-laws.

       AGI
       ---

       The AGI By-Laws provide that a special meeting of stockholders may be called only by the Secretary at the written request of a majority of the Board of Directors, the Chairman of the Board, the President, or by the stockholders owning a majority of the shares outstanding and entitled to vote.
  Accordingly, holders of AGI Class B Non-Voting Common Stock do not have the right to call a special meeting.

       NORWEST
       -------

       The By-Laws of Norwest provide that a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President, or a majority of the Norwest Board. Accordingly, holders of Norwest Common Stock do not have the right to call a special meeting.

  LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION
  ----------------------------------------------------

       The DGCL provides that directors, officers and other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. In the case of derivative actions, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by the DGCL. Both AGI and Norwest have provisions in their respective Certificates of Incorporation limiting the liability of directors for monetary damages for breach of their fiduciary duty and providing for indemnification of such director in certain circumstances. Descriptions of these provisions in the AGI Certificate and the Norwest Certificate are set forth below.

       AGI
       ---

       The AGI Certificate provides that a director (including an officer who is also a director) of AGI shall not be liable personally to AGI or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to AGI or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of
  Section 174 of the DGCL, or (d) any transaction from which the director derived an improper personal benefit. This provision protects AGI directors against personal liability for monetary damages from breaches of their duty of care. However, it does not eliminate the director's duty of care. For example, this provision in the AGI Certificate has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

       NORWEST
       -------

       The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Norwest or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (d) any transaction from which the director derived an improper personal benefit. This provision protects Norwest directors against personal liability for monetary damages from breaches of their duty of care. However, it does not eliminate the director's duty of care. For example, this provision in the Norwest Certificate has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

       The Norwest Certificate further provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

       The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

       Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees, or agents of Norwest or another entity against any expense, liability, or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability, or loss under the DGCL.

       The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or By-Laws, agreement, vote of stockholders, or disinterested directors, or otherwise.

       The AGI By-Laws provide that AGI must indemnify such persons for such liabilities in such a manner under such circumstances and to the fullest extent authorized by the DGCL.

       Pursuant to the AGI By-Laws, AGI may purchase and maintain insurance for the purpose of indemnification as provided under the DGCL.

  ACTION WITHOUT A MEETING

       AGI AND NORWEST
       ---------------

       Section 228 of the DGCL permits any action required or permitted to be taken at a stockholders' meeting to be taken by written consent signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders. The DGCL also provides that a corporation's certificate of incorporation may restrict or even prohibit stockholders' action without a meeting. The AGI By-Laws parallel the DGCL, however, prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to stockholders who have not consented in writing. The Norwest Certificate neither restricts nor prohibits stockholders' action without a meeting.

  DIVIDENDS

       AGI AND NORWEST
       ---------------

       Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and/for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

       Norwest and AGI are subject to the same Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "INFORMATION ABOUT AGI" and "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

  PROPOSAL OF BUSINESS, NOMINATION OF DIRECTORS

       AGI AND NORWEST
       ---------------

       The Norwest By-Laws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest By-Laws generally require a stockholder to give notice of a proposed nominee in advance of a stockholder's meeting at which directors will be elected. In addition, the Norwest By-Laws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders. There are no similar provisions in the AGI By-Laws.

                       CERTAIN REGULATORY CONSIDERATIONS

  GENERAL

       As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Under the Bank Holding Company Act, a bank holding company generally may not directly or indirectly acquire the ownership or control of more than 5% of the voting securities or all or substantially of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, a bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking activities, subject to certain exceptions. Various proposals are pending before Congress that would allow affiliations between a bank holding company and nonbank entities that are prohibited or restricted under current law. Whether Congress will adopt any of these proposals, and if so in what form, is not known at this time.

          Norwest's banking and savings association subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are primarily insured by the Bank Insurance Fund; deposits attributable to certain of Norwest's savings associations are insured by the Savings Association Insurance Fund (the "SAIF"). For that reason, such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

  DIVIDEND RESTRICTIONS

       Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans that are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of December 31, 1995, aggregate dividends of at least $274.1 million without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

       If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

  HOLDING COMPANY STRUCTURE

       Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. For that reason, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

       Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

       The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

       A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

       Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of stockholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed stockholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole stockholder of most of its subsidiary banks, is subject to such provisions.

  ACQUISITIONS

       Effective September 29, 1995, under the provisions of the Reigle-Neal Interstate Banking and Branching Act of 1994 (the "Reigle-Neal Act"), Norwest's banking subsidiaries are permitted to acquire banks located in any state in which the acquiring subsidiary bank is located (an intrastate merger). Effective June 1, 1997, Norwest's banking subsidiaries will be permitted to acquire a bank located in a state other than the state in which the acquiring subsidiary bank is located (an interstate merger) through merger, consolidation or purchase of assets and assumption of liabilities, unless the state in which either of the banks is located has opted out of the interstate banking provisions of the Reigle-Neal Act. An interstate merger may occur before June 1, 1997 if the states in which the merging banks are located have enacted a law authorizing interstate bank mergers.

       All of Norwest's acquisitions of banking institutions and other companies are subject to the prior approval of the Federal Reserve Board and any applicable federal or state regulatory authorities. In addition, under the provisions of the Reigle-Neal Act, bank mergers are subject to deposit concentration limits of 10% nationwide and 30% in any one state, unless it is Norwest's initial entry into the state.

  CAPITAL REQUIREMENTS

       Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stockholders' equity, minority interests and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. The risk-based guidelines also specify that all intangibles, including core deposit intangibles, as well as mortgage servicing rights ("MSRs") and purchased credit card relationships ("PCCRs"), be deducted from Tier 1 capital. The guidelines, however, grandfather identifiable assets (other than MSRs and PCCRs) acquired on or before February 19, 1992 and permit the inclusion of readily marketable MSRs and PCCRs in Tier 1 capital to the extent that (i) MSRs and PCCRs do not collectively exceed 50% of Tier 1 capital, and (ii) PCCRs do not exceed 25% of Tier 1 capital. For such purposes, MSRs and PCCRs each are included in Tier 1 capital only up to the lesser of (i) 90% of their fair market value (which must be determined quarterly), and (ii) 100% of the remaining unamortized book value of such assets. The OCC has adopted substantially similar regulations.

       In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies that are substantially similar to the foregoing. At December 31, 1995, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 8.11% and 10.18%, respectively, and Norwest's leverage ratio was 5.65%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

       As a result of a federal law enacted in 1991 that required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC recently adopted a new rule that amends, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that in the second step of this regulation process they intend to issue a proposed rule that would propose to establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the second step after the agencies and the banking industry have had more experience with the proposed supervisory and measurement process. None of Norwest, AGI, or AmeriBank believes that these recent proposals and revisions to the capital guidelines will materially impact its operations.

  FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

       In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions insured by the Federal Deposit Insurance Corporation (the "FDIC") that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6% and a risk-adjusted total capital ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if its meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3% and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

       FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan.
  The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized, and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

       Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

       FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that each federal banking agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, stock valuation, and such other operational and managerial standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to internal and external audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. On July 10, 1995, the federal banking agencies published the final rules implementing three of the safety and soundness standards required by FDICIA, including operational and managerial standards, asset quality and earnings standards, and compensation standards. The impact of such standards on Norwest has not yet been fully determined, but management does not believe it will be material.

       FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

       Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is well capitalized, or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. At December 31, 1995, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

  FDIC INSURANCE

       Each BIF member institution pays FDIC insurance premiums based on the institution's annual assessment rate assigned to it by the FDIC. The assessment rate is based on the institution's capitalization risk category and "supervisory subgroup." An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. The FDIC assessment rate ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of the Corporation's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

       Deposits insured by the SAIF held by Norwest's bank subsidiaries as a result of savings association acquisitions by Norwest continue to be assessed at the applicable SAIF insurance premium rate. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity, Congress recently proposed legislation that would, among other things, recapitalize the SAIF by imposing a special one-time assessment on SAIF deposits. The proposed legislation also contemplates the consolidation or merger of the BIF and the SAIF into one insurance fund after the SAIF is recapitalized. Management of Norwest does not anticipate that the impact of the proposed legislation will be material to Norwest; however, to provide for such a special assessment when and if imposed, Norwest has established a reserve of $23.5 million based on an estimated insurance premium rate of 66 cents per $100 of insured deposits, which reserve has been funded primarily by the refund of BIF insurance premiums.

  DEPOSITOR PREFERENCE

       Under the FDIA, claims of holders of domestic deposits and certain claims of administrative expenses and employee compensation against an FDIC-insured depository institution have priority over other general unsecured claims against the institution in the "liquidation or other resolution" of the institution by a receiver.


                                    EXPERTS

       The audited consolidated financial statements of Norwest and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

       The consolidated financial statements of AGI as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, included in this Proxy Statement-Prospectus and made a part of this Registration Statement, have been audited by Larson Allen Weishair & Co., LLP, independent auditors, as set forth in their report thereon included therein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINION

       A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. At December 31, 1995, Mr. Stroup was the owner of 108,607 shares and held options to acquire 179,931 additional shares of Norwest Common Stock.


                     MANAGEMENT AND ADDITIONAL INFORMATION

       Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995, which are incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Stockholders of AGI desiring copies of such documents may contact Norwest at its address or phone number indicated under "AVAILABLE INFORMATION" above.

                            AMERIGROUP, INCORPORATED
                                AND SUBSIDIARIES
                 (formerly American Community Bank Group, Inc.)


                                    CONTENTS

DECEMBER 31, 1995 AND 1994

          Independent Auditor's Report
            December 31, 1995 and 1994......................  F-2

          Consolidated Balance Sheets
            For the Years Ended December 31, 1995 and 1994..  F-3

          Consolidated Statements of Income
            For the Years Ended December 31, 1995 and 1994..  F-5

          Consolidated Statements of Stockholders' Equity
            For the Years Ended December 31, 1995 and 1994..  F-6

          Consolidated Statements of Cash Flows
            For the Years Ended December 31, 1995 and 1994..  F-7

          Notes to Consolidated Financial Statements........  F-8


     DECEMBER 31, 1994 AND 1993

          Independent Auditor's Report
            December 31, 1994 and 1993......................  F-21

          Consolidated Balance Sheets
            For the Years Ended December 31, 1994 and 1993..  F-22

          Consolidated Statements of Income
            For the Years Ended December 31, 1994 and 1993..  F-24

          Consolidated Statements of Stockholders' Equity
            For the Years Ended December 31, 1994 and 1993..  F-25

          Consolidated Statements of Cash Flows
            For the Years Ended December 31, 1994 and 1993..  F-26

          Notes to Consolidated Financial Statements........  F-27


                                    [LOGO OF LARSON ALLEN WEISHAIR & CO., LLP]


                         INDEPENDENT AUDITOR'S REPORT



Board of Directors
AmeriGroup, Inc. and Subsidiaries
Minnetonka, Minnesota


We have audited the accompanying consolidated balance sheets of AmeriGroup, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmeriGroup, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for certain investments in debt and equity securities in 1994.


                                 /s/ LARSON, ALLEN, WEISHAIR & CO., LLP
                                 LARSON, ALLEN, WEISHAIR & CO., LLP

Minneapolis, Minnesota
February 16, 1996

                       AMERIGROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1994

                                                     1995           1994
                                                 ------------   ------------
                  ASSETS

CASH, CASH EQUIVALENTS AND DUE FROM BANKS        $  9,617,635   $ 12,555,583
                                                 ------------   ------------

INVESTMENT SECURITIES
  Available-for-Sale Securities                  $ 44,189,986   $ 19,345,646
  Held-to-Maturity Securities                              --     30,468,283
                                                 ------------   ------------
      Total Investment Securities                $ 44,189,986   $ 49,813,929
                                                 ------------   ------------

FEDERAL FUNDS SOLD                               $  6,400,000   $         --
                                                 ------------   ------------

LOANS (Less Allowance for Loan Losses of
  $1,632,317 in 1995 and $1,470,405 in 1994)     $ 96,129,842   $ 96,157,312
                                                 ------------   ------------

PREMISES AND EQUIPMENT (at Cost)                 $  5,789,582   $  5,721,417
  Less:  Accumulated Depreciation                   3,093,169      2,606,478
                                                 ------------   ------------
         Net Premises and Equipment              $  2,696,413   $  3,114,939
                                                 ------------   ------------

OTHER ASSETS
  Accrued Interest Receivable                    $    911,675   $    852,833
  Prepaid Expenses and Other Assets                 1,389,858      1,776,460
  Escrow for Environmental Matters                    842,645        933,137
                                                 ------------   ------------
      Total Other Assets                         $  3,144,178   $  3,562,430
                                                 ------------   ------------


COST IN EXCESS OF NET ASSETS OF SUBSIDIARY
  (Less Accumulated Amortization of $747,749
  in 1995 and $638,473 in 1994)                  $  3,625,729   $  3,734,994
                                                 ------------   ------------

      Total Assets                               $165,803,783   $168,939,187
                                                 ============   ============


See accompanying Notes to Consolidated Financial Statements.

                                                                       1995           1994
                                                                   ------------   ------------
      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Demand                                                         $ 32,428,412   $ 28,143,651
    Money market and NOW Accounts                                    24,051,156     23,328,090
    Savings                                                          16,944,109     17,057,572
    Time, $100,000 and Over                                           9,430,000      7,350,000
    Other Time                                                       46,166,926     41,303,598
                                                                   ------------   ------------
      Total Deposits                                               $129,020,603   $117,182,911
  Other Borrowings:
    Federal Funds Purchased                                                  --      4,200,000
    Securities Sold Under Repurchase Agreements                       9,147,389     10,615,909
    Federal Home Loan Bank Advances                                          --     12,000,000
  Accrued Interest and Other Liabilities                              2,577,846      2,458,053
                                                                   ------------   ------------
      Total Liabilities                                            $140,745,838   $146,456,873
                                                                   ------------   ------------

MINORITY INTEREST IN SUBSIDIARY                                    $     33,413   $     27,517
                                                                   ------------   ------------

STOCKHOLDERS' EQUITY
  Common Stock:
    Class A - Voting; Par Value $.01 Per Share;
      Authorized 1,000,000 Shares; Issued and
      Outstanding 901,134 Shares for 1995 and 1994                 $      9,011   $      9,011
    Class B - Non-Voting; Par Value $.01 Per Share;
      Authorized 200,000 Shares; Issued and
      Outstanding 106,537 Shares for 1995 and 1994                        1,065          1,065
  Additional Paid-In Capital                                         20,652,195     20,655,799
  Retained Earnings                                                   4,122,744      2,235,366
  Net Unrealized Gain (Loss) on Securities Available-for-Sale,
    Net of Taxes of $163,120 and $304,050 at December 31,
    1995 and 1994, Respectively                                         239,517       (446,444)
                                                                   ------------   ------------
      Total Stockholders' Equity                                   $ 25,024,532   $ 22,454,797
                                                                   ------------   ------------

      Total Liabilities and Stockholders' Equity                   $165,803,783   $168,939,187
                                                                   ============   ============

                       AMERIGROUP, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                              1995          1994
                                                           -----------   -----------
INTEREST INCOME
  Interest and Fees on Loans                               $ 8,542,589   $ 7,117,153
  Interest on Investment Securities                          3,017,358     2,925,215
  Interest on Federal Funds Sold                                34,204        17,875
  Interest on Deposits with Bank                               349,156       289,978
                                                           -----------   -----------
      Total Interest Income                                $11,943,307   $10,350,221
                                                           -----------   -----------

INTEREST EXPENSE
  Deposits                                                 $ 4,003,523   $ 2,863,853
  Other Borrowings                                           1,113,202     1,026,866
                                                           -----------   -----------
      Total Interest Expense                               $ 5,116,725   $ 3,890,719
                                                           -----------   -----------

NET INTEREST INCOME                                        $ 6,826,582   $ 6,459,502

PROVISION FOR POSSIBLE LOAN LOSSES                             170,000       194,000
                                                           -----------   -----------
NET INTEREST INCOME AFTER PROVISION
  FOR POSSIBLE LOAN LOSSES                                 $ 6,656,582   $ 6,265,502
                                                           -----------   -----------

NON-INTEREST INCOME
  Service Charges on Deposit Accounts                      $   806,870   $   866,571
  Gain on Sale of Pierce County Bank & Trust                        --       128,393
  Other Service Charges and Fees                               419,240       737,773
  Other Operating Income                                       106,403        53,190
                                                           -----------   -----------
      Total Non-Interest Income                            $ 1,332,513   $ 1,785,927
                                                           -----------   -----------

NON-INTEREST EXPENSES
  Salaries                                                 $ 2,294,113   $ 2,715,545
  Employee Benefits                                            373,190       413,250
  Occupancy Expense                                            474,929       447,948
  Equipment Rentals, Depreciation and Maintenance              745,815       699,068
  Other Operating Expenses                                   1,296,457     1,601,745
  Net Realized Losses on Available-for-Sale Securities              --        27,478
                                                           -----------   -----------
      Total Non-Interest Expenses                          $ 5,184,504   $ 5,905,034
                                                           -----------   -----------

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST           $ 2,804,591   $ 2,146,395

PROVISION FOR INCOME TAXES                                     408,977       654,858
                                                           -----------   -----------

INCOME BEFORE MINORITY INTEREST                            $ 2,395,614   $ 1,491,537

MINORITY INTEREST IN INCOME OF CONSOLIDATED
  SUBSIDIARIES                                                   4,400         3,269
                                                           -----------   -----------
NET INCOME                                                 $ 2,391,214   $ 1,488,268
                                                           ===========   ===========

See accompanying Notes to Consolidated Financial Statements.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994



                                              CLASS A            CLASS B                       RETAINED
                                          ----------------   ----------------     PAID-IN      EARNINGS    UNREALIZED
                                          SHARES    AMOUNT   SHARES    AMOUNT     CAPITAL      (DEFICIT)      LOSS         TOTAL
                                          -------   ------   -------   ------   -----------   -----------  ----------   -----------
BALANCE, DECEMBER 31, 1993                901,134   $9,011   106,537   $1,065   $20,655,799   $ 1,754,769   $      --   $22,420,644

 Dividends Paid                                --       --        --       --            --    (1,007,671)         --    (1,007,671)

 Net Change in Unrealized Loss
  on Available-for-Sale Securities,
  Net of Taxes of $304,050                     --       --        --       --            --            --    (446,444)     (446,444)

 Net Income                                    --       --        --       --            --     1,488,268          --     1,488,268
                                          -------   ------   -------   ------   -----------   -----------   ---------   -----------
BALANCE, DECEMBER 31, 1994                901,134   $9,011   106,537   $1,065   $20,655,799   $ 2,235,366   $(446,444)  $22,454,797

 Dividends Paid                                --       --        --       --            --      (503,836)         --      (503,836)

 Contingency Payments-Pierce
  County Bank                                  --       --        --       --        (3,604)           --          --        (3,604)

 Net Change in Unrealized Loss
  on Available-for-Sale Securities,
  Net of Taxes of $467,171                     --       --        --       --            --            --     685,961       685,961

 Net Income                                    --       --        --       --            --     2,391,214          --     2,391,214
                                          -------   ------   -------   ------   -----------   -----------   ---------   -----------

BALANCE, DECEMBER 31, 1995                901,134   $9,011   106,537   $1,065   $20,652,195   $ 4,122,744   $ 239,517   $25,024,532
                                          =======   ======   =======   ======   ===========   ===========   =========   ===========

See accompanying Notes to Consolidated Financial Statements.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                 1995          1994
                                                             ------------   ------------
NET CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                 $  2,391,214   $  1,488,268
  Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating Activities:
     Provision for Possible Loan Losses                           170,000        194,000
     Depreciation                                                 516,538        467,849
     Realized Losses on Available-for-Sale Securities (Net)            --         27,478
     Gain on Sale of Pierce County Bank                                --       (128,393)
     Gain on Disposal of Premises and Equipment                        --         (4,185)
     Loss on Sale and Write-Down of Other Real Estate                  --         10,073
     Amortization of Organization Costs, and Cost in
      Excess of Net Assets of Subsidiaries                        124,553        135,214
     (Increase) Decrease in Other Assets                           96,312       (209,809)
     Decrease in Accrued Interest Payable
      and Other Liabilities                                       (41,527)    (1,143,484)
     Increase in Minority Interest of Subsidiaries                  4,400          3,269
                                                             ------------   ------------
        Net Cash Provided by Operating Activities            $  3,261,490   $    840,280
                                                             ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  (Increase) Decrease in Federal Funds Sold                  $ (6,400,000)  $  1,800,000
  Purchase of Available-for-Sale Securities                    (1,777,256)   (14,655,861)
  Proceeds from the Sales, Maturities and Paydown of
    Available-for-Sale Securities                               3,608,842      8,426,652
  Purchase of Held-to-Maturity Securities                              --    (10,051,107)
  Proceeds from the Maturity and Paydown of
    Held-to-Maturity Securities                                 4,947,785      9,410,125
  Increase in Loans (Net)                                        (142,530)   (16,278,222)
  Purchases of Premises and Equipment                            (105,472)      (407,344)
  Proceeds from Sale of Premises and Equipment                      7,460         12,623
  Proceeds from Sale of Other Real Estate                              --        149,927
  Proceeds from Sale of Pierce County Bank
   (Net of Selling Expenses)                                           --        128,393
                                                             ------------   ------------
        Net Cash Provided (Used) by Investing Activities     $    138,829   $(21,464,814)
                                                             ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in Demand, Money Market, Savings
    and Time Deposits                                        $ 11,837,693   $  1,002,640
  Increase (Decrease) in Other Borrowings                     (17,668,520)    14,430,308
  Contingency Payments-Sale of Pierce County Bank                  (3,604)            --
  Dividends Paid                                                 (503,836)    (1,007,671)
                                                             ------------   ------------
        Net Cash Provided (Used) by Financing Activities     $ (6,338,267)  $ 14,425,277
                                                             ------------   ------------

NET DECREASE IN CASH, CASH EQUIVALENTS
  AND DUE FROM BANKS                                         $ (2,937,948)  $ (6,199,257)

Cash, Cash Equivalents and Due from Banks - Beginning          12,555,583     18,754,840
                                                             ------------   ------------

CASH, CASH EQUIVALENTS AND DUE FROM BANKS - ENDING           $  9,617,635   $ 12,555,583
                                                             ============   ============

See accompanying Notes to Consolidated Financial Statements.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 1    NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

          Nature of Business
          ------------------

          AmeriGroup, Inc. and Subsidiaries is a one-bank holding company providing bank and bank-related services through its subsidiary, AmeriBank. The majority of the subsidiary bank's business activity is with customers located within the immediate area. The Company also owns 100% of the stock of American Community Bank Group Service Corporation which provides the data processing services to its subsidiary bank. The accounts and operations of the service corporation are included in the consolidated financial statements.

          Use of Estimates
          ----------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from the estimates that were used.

          Principles of Consolidation
          ---------------------------

          The consolidated financial statements include the accounts of its wholly-owned subsidiaries, AmeriBank (99.78% owned) and American Community Bank Group Service Corporation (100% owned). All significant intercompany accounts and transactions have been eliminated in preparing the consolidated financial statements.

          A summary of the Company's significant accounting and reporting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

          Amortization
          ------------

          Amortization of costs in excess of net assets is computed using the straight-line method over 40 years. The amount of amortization expense for 1995 and 1994 was $109,265 and $112,489, respectively.

          Cash Flows
          ----------

          For purposes of reporting cash flows, cash, cash equivalents and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). At December 31, 1994, an investment in a short-term investment fund was included in this classification. The assets in the fund consisted of investments in commercial paper and other corporate bonds. The market value of this investment approximates its carrying value. Cash flows for loans originated by the Company, deposits and other borrowings are reported net.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 1    NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Cash paid (received) during the years ended December 31, 1995 and 1994 included the following:

                                                  1995              1994
                                               ----------        ----------
          Interest Paid to Depositors          $3,539,783        $3,679,183
                                               ==========        ==========

          Interest Paid on Note Payable        $        0        $   27,538
                                               ==========        ==========

          Income Taxes Paid                    $1,080,000        $1,440,000
                                               ==========        ==========


          Investment Securities
          ---------------------

          The Bank's investments in securities are classified in three categories and accounted for as follows:

               Available-for-Sale Securities
               -----------------------------

               Available-for-sale securities consist of bonds, notes, debentures and equity securities not classified as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

               Held-to-Maturity Securities
               ---------------------------

               Held-to-maturity securities consist of bonds, notes and debentures for which the subsidiary banks have the positive intent and ability to hold to maturity. Held-to-maturity securities are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

               Trading Account Securities
               --------------------------

               Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading account securities and are reported at fair value. Gains or losses on sales of trading account securities, adjustments to fair values, and other noninterest income are included in trading account profits and commissions. As of December 31, 1995 and 1994, the Company had no investments classified as trading account securities.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 1    NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Loans
          -----

          Loans are stated at the amount of unpaid principal, reduced by unearned income, deferred fees and an allowance for possible loan losses.

          The allowance for possible loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The banks make continuous credit reviews of the loan portfolios and consider current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance balance.

          Unearned income on discounted loans is amortized to income over the life of the loans, using the interest method. For all other loans, interest is accrued daily on the outstanding balances. Accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Interest on these loans is recognized only when actually paid by the borrower if collection of the principal is likely to occur.

          Concentration of Credit Risks
          -----------------------------

          Substantially all of the Company's loans, commitments to extend credit and standby letters of credit have been granted to customers in its market area. Investments in securities issued by State and political subdivisions (see Note 2) involve diverse governmental entities. The concentration of credit by type of loan is set forth in Note 3. Standby letters of credit were granted primarily to commercial customers.

          Income Taxes
          ------------

          The Company provides for income taxes in accordance with Statement of Financial Accounting Standard (SFAS) No. 109. In accordance with SFAS No. 109, the asset and liability approach is used to determine deferred income taxes. The asset and liability approach requires recognition of deferred tax liabilities and assets for the expected future consequences of temporary differences between the financial reporting basis and tax basis of assets and liabilities. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

          The Company and its subsidiaries file consolidated federal and unitary state income tax returns. The provision for income taxes is allocated on a separate entity basis.

          Premises and Equipment
          ----------------------

          Depreciation of premises and equipment is computed principally on the straight-line method with useful lives ranging from 3 to 31 1/2 years.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 1    NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Fair Value of Financial Instruments (see Note 15)
          -------------------------------------------------

          Financial Accounting Standards Statement No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

          The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

               Cash, Cash Equivalents and Due from Banks
               -----------------------------------------

               The carrying amounts reported in the balance sheet for cash, cash equivalents and due from banks approximates their fair value.

               Investment Securities (Including Mortgage-Backed Securities)
               ------------------------------------------------------------

               Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

               Loans
               -----

               Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, agricultural, real estate, consumer, and other.

               For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate term loans are determined using estimated future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

               Off Balance Sheet Instruments
               -----------------------------

               Fair values for the Company's off balance sheet instruments (lending commitments and standby letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 1    NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Fair Value of Financial Instruments (see Note 15) (Continued)
          -------------------------------------------------------------

               Deposit Liabilities
               -------------------

               The fair values of demand, NOW, money market and savings deposits equal their carrying amounts which represents the amount payable on demand. The carrying amounts for variable rate certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

               Short-Term Borrowings
               ---------------------

               The carrying amounts of borrowings approximate their fair values.

          Reclassifications
          -----------------

          Certain reclassifications have been made to the 1994 financial statements in order to conform to the 1995 presentation. These reclassifications had no effect on net income or total stockholders' equity as originally presented.

NOTE 2    INVESTMENT SECURITIES

          Debt and equity securities have been classified in the consolidated statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at December 31, 1995 and 1994 were as follows:

                                        Amortized      Unrealized     Unrealized       Fair
                                          Cost           Gains          Losses        Value
                                       -----------    -----------    -----------    -----------
December 31, 1995
- -----------------
Available-for-Sale Securities:
  FHLB Stock                           $ 1,065,600    $         0    $         0    $ 1,065,600
  U.S. Government and
   Agency Securities                     4,472,015          2,454          3,051      4,471,418
  State and Municipal Securities         3,620,349        151,023          8,276      3,763,096
  Mortgage-Backed Securities            34,632,523        338,090         80,741     34,889,872
                                       -----------    -----------    -----------    -----------
      Total                            $43,790,487    $   491,567    $    92,068    $44,189,986
                                       ===========    ===========    ===========    ===========

December 31, 1994
- -----------------
Available-for-Sale Securities:
  FHLB Stock                          $    750,000    $         0    $         0    $   750,000
  U.S. Government and
   Agency Securities                     4,465,486              0        166,111      4,299,375
  State and Municipal Securities         3,639,757         13,324         30,750      3,622,331
  Mortgage-Backed Securities            11,241,885              0        567,945     10,673,940
                                       -----------    -----------    -----------    -----------
      Total                            $20,097,128    $    13,324    $   764,806    $19,345,646
                                       ===========    ===========    ===========    ===========

Held-to-Maturity Securities:
  Mortgage-Backed Securities           $30,468,283    $    58,870    $ 1,396,244    $29,130,909
                                       ===========    ===========    ===========    ===========

                       AMERIGROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 2    INVESTMENT SECURITIES (CONTINUED)

          The amortized cost and approximate market value of the investment securities as of December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities on mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without any penalties, therefore, these securities are not included in the maturity categories on the summary.


                                  Available-for-Sale Securities
                                  -----------------------------
                                  Amortized Cost     Fair Value
                                  --------------    -----------
    Due in One Year or Less       $   1,488,642     $ 1,491,097
    Due from One to Five Years        3,353,371       3,353,844
    Due from Five to Ten Years        2,453,746       2,541,280
    Due After Ten Years                 796,605         848,293
                                  --------------    -----------
                                  $   8,092,364     $ 8,234,514
    Mortgage-Backed Securities       34,632,523      34,889,872
    Equity Securities                 1,065,600       1,065,600
                                  --------------    -----------
         Total                    $  43,790,487     $44,189,986
                                  ==============    ===========

          At December 31, 1995 and 1994, the Bank's investment portfolio includes approximately $9,843,000 and $12,630,000, respectively, of collateralized mortgage obligations which are defined as derivatives. These investments are more difficult to price and may be thinly traded. Accordingly, these investments are typically subject to greater market risk than non-derivative financial instruments.

          Proceeds from sales and maturities of investment securities were $8,567,000 during 1995 and $17,837,000 during 1994. Gross gains of
          $-0- during 1995 and 1994, and gross losses of $-0- during 1995 and $27,478 during 1994 were realized on those sales.

          Investment securities with a market value of $34,464,000 and $38,938,000 at December 31, 1995 and 1994, respectively, were pledged as collateral on public deposits, repurchase agreements and for other purposes as required or permitted by law.

          Under FASB No. 115, Accounting for Certain Investments in Debt and Equity Securities, an enterprise may reassess the appropriateness of the classifications of all securities held at that time and account for any relating reclassifications at fair value. The reclassification must take place before December 31, 1995. During 1995, the Bank transferred, at fair value, $25,520,498 of held-to-maturity securities to available-for-sale at fair value. There was no realized gain or loss related to this transfer. This reclassification resulted in an increase of approximately $211,000 to the unrealized gain at December 31, 1995.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 3    LOANS

          The major classifications of loans at December 31, 1995 and 1994 are as follows:


                                                            1995                1994
                                                        -----------         -----------
          Commercial                                    $41,185,275         $41,911,748
          Consumer                                        6,446,544           7,143,241
          Indirect                                       31,288,107          32,283,893
          Real Estate                                    18,844,606          16,301,138
                                                        -----------         -----------
                Total                                   $97,764,532         $97,640,020
          Less: Allowance for Possible Loan Losses       (1,632,317)         (1,470,405)
                Unearned Discount                            (2,373)            (12,303)
                                                        -----------         -----------
                                                        $96,129,842         $96,157,312
                                                        ===========         ===========

          Non-accruing loans totaled approximately $397,000 and $218,000 at December 31, 1995 and 1994, respectively, which had the effect of reducing net income approximately $13,000 and $22,000 for 1995 and 1994, respectively.

          Loans to principal officers, directors, employees and other related parties of the banks and entities to which they are affiliated, aggregated approximately $3,157,000 and $3,187,000 at December 31, 1995 and 1994, respectively. In the opinion of management, all such loans are made at normal interest rates and terms.

NOTE 4    ALLOWANCE FOR POSSIBLE LOAN LOSSES

          Changes in the allowance for possible loan losses are as follows:

                                                      1995              1994
                                                   ----------      ----------
          Balance, Beginning of Year               $1,470,405      $1,399,063
           Provision Charged to Operating Expenses    170,000         194,000
           Loans Charged Off                         (135,090)       (293,483)
           Recoveries of Amounts Charged Off          127,002         170,825
                                                   ----------      ----------
          Balance, End of Year                     $1,632,317      $1,470,405
                                                   ==========      ==========

          The impairment of loans having carrying values of $363,495 in 1995 have been recognized in conformity with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan. The total allowance for credit losses related to these loans was $237,729 in 1995. For impairment recognized in conformity with FASB Statement No. 114, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 5    PREPAID EXPENSES AND OTHER ASSETS

          The major classification of prepaid expenses and other assets at December 31, 1995 and 1994 are as follows:

                                                      1995              1994
                                                 -----------       -----------
          Dealer Reserve                         $   863,547       $   946,500
          Deferred Tax                               306,112           610,150
          Prepaid Expenses                           153,374           174,868
          Other                                       66,825            44,942
                                                 -----------       -----------
                                                 $ 1,389,858       $ 1,776,460
                                                 ===========       ===========

NOTE 6    PREMISES AND EQUIPMENT

          The major classes of premises and equipment and the total accumulated depreciation are as follows:


                                                      1995              1994
                                                 -----------       -----------
          Land                                   $   225,000       $   225,000
          Building and Improvements                1,250,000         1,250,000
          Property and Fixtures                    4,314,582         4,246,417
                                                 -----------       -----------
              Total                              $ 5,789,582       $ 5,721,417
          Less: Accumulated Depreciation           3,093,169         2,606,478
                                                 -----------       -----------
              Total (Net)                        $ 2,696,413       $ 3,114,939
                                                 ===========       ===========


NOTE 7    PROVISION FOR INCOME TAXES

          The provision (benefit) for income taxes for the years ended December 31, 1995 and 1994 consisted of the following components:

                                                      1995              1994
                                                 -----------       -----------
          Current                                $ 1,098,291       $   768,682
          Deferred Taxes                            (689,314)         (113,824)
                                                 -----------       -----------
            Provision for Income Taxes           $   408,977       $   654,858
                                                 ===========       ===========


          Deferred taxes result from temporary differences in the recognition of revenue and expense for financial reporting and income tax purposes. The principal sources of these differences are the provision for loan losses for tax purposes which differs from the provision for financial reporting purposes and from using accelerated methods of depreciation for tax purposes only.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 7    PROVISION FOR INCOME TAXES (CONTINUED)

          Income tax expense differs from income tax expense computed by applying the statutory federal income tax rate. The reasons for these differences are as follows:

                                                      1995              1994
                                                 -----------       -----------
          Income Tax Expense at Statutory Rate   $   953,561       $   729,775
          State Taxes, Net of Federal Tax Benefit    185,248           138,829
          Exempt Interest from Investments           (62,121)          (70,710)
          Reduction in Valuation Reserve            (700,000)                0
          Other                                       32,289          (143,036)
                                                 -----------       -----------
                Income Tax Expense               $   408,977       $   654,858
                                                 ===========       ===========


NOTE 8    PENSION PLAN

          The Bank and affiliates participate in a defined benefit pension plan for salaried employees. The plan covers all of the Bank's salaried employees who have satisfied the plan's eligibility requirements.

          The Bank accounts for pension expense based on Statement of Financial Accounting Standards (SFAS) No. 87, Employers' Accounting for Pensions. Pension expenses, included in employee benefits expense, were $40,895 and $15,202 for 1995 and 1994, respectively.

          The Bank's funding policy is to make annual contributions as required by applicable regulations.

          The detail of the consolidated funded status is as follows:

                                                      1995              1994
                                                 -----------       -----------
          Actuarial Present Value of Vested
          Benefit Obligation                     $ 1,156,239       $   982,432
                                                 ===========       ===========
          Accumulated Benefit Obligation         $ 1,247,602       $ 1,058,076
                                                 ===========       ===========
          Projected Benefit Obligation           $ 1,336,109       $ 1,127,400
          Plan Assets at Fair Value                1,221,605         1,092,484
                                                 -----------       -----------
          Plan Assets Less than Projected
           Benefit Obligation                    $  (114,504)      $   (34,916)
          Unrecognized Net Gain                     (268,966)         (324,105)
          Unrecognized Net Transition Assets         (24,900)          (29,200)
          Unrecognized Prior Service Cost             63,142            83,888
                                                 -----------       -----------
                Accrued Pension Liability        $  (345,228)      $  (304,333)
                                                 ===========       ===========

                       AMERIGROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 8    PENSION PLAN (CONTINUED)

          The periodic net pension cost of the consolidated defined benefit plan includes the following components:

                                                                          1995         1994
                                                                        --------    ----------
                  Service Cost                                          $ 46,148    $  45,068
                  Interest Cost                                           97,074       91,752
                  Actual Return on Plan Assets                           245,082      (24,520)
                  Net Amortization of Deferral                           142,755     (146,138)
                                                                        --------    ----------
                       Total Pension Cost                               $ 40,895    $  15,202
                                                                        ========    ==========

          Assumptions used in the computations:

                                                                          1995         1994
                                                                        --------    ----------
                  Assumed Discount Rate                                     8 %          9 %
                  Rate of Increase in Future Compensation Levels          4.5 %        4.5 %
                  Expected Long-Term Rate of Return on Plan Assets          8 %          8 %


NOTE 9    STOCK APPRECIATION RIGHTS PLAN

          On April 21, 1994 the Board of Directors approved a stock appreciation rights plan for all key employees of AmeriGroup, Incorporated and Subsidiaries. There were no contributions made to the plan during 1995 and 1994.


NOTE 10    LEASE OBLIGATION

           AmeriBank leases its main bank premises and other branch locations under lease agreements requiring monthly rental payments through September 2008. The bank also pays pro rata portion of real estate taxes, insurance and operating expenses. The following is a schedule of future minimum lease payments on these noncancelable leases:


                           Year                      Amount
                        ----------                 ----------
                           1996                    $  284,792
                           1997                       284,792
                           1998                       290,844
                           1999                       308,025
                           2000                       308,025
                        Thereafter                  1,300,616
                                                   ----------
                             Total                 $2,777,094
                                                   ==========

                       AMERIGROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 10   LEASE OBLIGATION (CONTINUED)

          Rent expense, included in occupancy expense, was $296,000 and $301,000 for the years ended December 31, 1995 and 1994, respectively. The Company's subsidiary bank leases office and storage space under operating leases which expire at various dates. Occupancy expense has been reduced by the amount of rental income recorded which totaled $361,000 and $372,000 in 1995 and 1994, respectively.


NOTE 11    OTHER BORROWINGS

           Federal funds purchased and securities sold under repurchase agreements generally mature from one to 366 days from the transaction date. Securities sold under repurchase agreements were collateralized by securities with a market value of $10,330,000 and $12,280,000 at December 31, 1995 and 1994, respectively.

           The Bank had outstanding advances of $10,000,000 and $2,000,000 from the Federal Home Loan Bank at December 31, 1994. These advances matured every thirty days. As of December 31, 1994, the interest rates are 6.11% and 6.21%, respectively. Specific investments market values of approximately $13,338,000 and $15,987,000 at December 31, 1995 and 1994, respectively, were pledged to the Federal Home Loan Bank as collateral in the event the Bank requests further advances. At December 31, 1995 the Bank had no outstanding advances from the Federal Home Loan Bank.


NOTE 12    FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

           The Company's subsidiary Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

           The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

           The contract or notional amount of financial instruments whose contract amounts represent credit risk were approximately $13,631,000 and $13,746,000 for commitments to extend credit and $386,000 and $963,000 standby letters of credit at December 31, 1995 and 1994, respectively.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 12   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

          Standby letters of credit are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds appropriate collateral supporting those commitments for which collateral is deemed necessary.


NOTE 13   RETAINED EARNINGS

          Minnesota banking regulations generally permit a bank to pay dividends equaling 50% of current year's income without prior regulatory approval if certain requirements are met. Two such requirements are that the bank maintain total stockholders' equity, as defined, equal to 6% of total assets and that assets classified by regulatory examiners be less than 50% of stockholder's equity, as defined. At December 31, 1995, the Bank could pay dividends of approximately $1,000,500 without prior regulatory approval.

          Banking regulations also require the subsidiary bank to maintain certain minimum capital levels in relation to bank assets. The Bank's capital levels were in compliance with these regulations as of December 31, 1995 and 1994.


NOTE 14   COMMITMENTS AND CONTINGENCIES

          Included in other assets is cash held in escrow of $842,645 in 1995 and $933,137 in 1994 which was the amount withheld from the proceeds of the sale of the Pierce County State Bank & Trust Company. The funds were withheld from the proceeds to provide for various environmental clean-up costs related to property owned or leased by the Pierce County Bank & Trust Company. The Company believes that the actual cost will be substantially less than the amount held in escrow and has recorded a liability in the financial statements of $374,850 at December 31, 1995 and $458,746 at December 31, 1994.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 14   COMMITMENTS AND CONTINGENCIES (CONTINUED)

          In 1993, under a redemption agreement which expired on January 24, 1994, 61,606 shares were purchased by the Company for $26.63 per share. Under the redemption agreement, the Company may also be required to pay each tendering stockholder an additional or contingent payment. This contingent payment will be determined after the cost related to the environmental clean-up related to the sale of Pierce County State Bank & Trust Company have been determined. Contingent payments of $3,604 were paid to these shareholders during 1995.


NOTE 15   CARRYING AMOUNT AND FAIR VALUE OF FINANCIAL INSTRUMENTS

                                                                1995                            1994
                                                    ----------------------------    ----------------------------
                                                      Carrying          Fair          Carrying          Fair
                                                       Amount          Value           Amount          Value
                                                    ------------    ------------    ------------    ------------
             Financial Assets:
                 Investment Securities              $ 44,189,987    $ 44,189,987    $ 49,813,929    $ 48,477,000
                                                    ============    ============    ============    ============
             Federal Funds Sold                     $  6,400,000    $  6,400,000    $          0    $          0
                                                    ============    ============    ============    ============
                 Loans                              $ 97,762,159                    $ 97,627,717
                 Less: Allowance for Loan Losses       1,632,317                       1,470,405
                                                    ------------                    ------------
                     Net Loans                      $ 96,129,842    $ 96,834,000    $ 96,157,312    $ 95,516,000
                                                    ============    ============    ============    ============

             Financial Liabilities:
                Deposits                            $129,020,603    $129,975,000    $117,182,910    $116,406,000
                                                    ============    ============    ============    ============
                Other Borrowings                    $  9,147,389    $  9,147,000    $ 26,815,909    $ 26,815,909
                                                    ============    ============    ============    ============


NOTE 16   MERGER OF COMPANY

          On December 8, 1995, the Company entered into a definitive merger agreement with Norwest Corporation as a result of which the Company will become a wholly-owned subsidiary of Norwest through a reverse subsidiary merger. The merger has received Board approval and will be completed upon regulatory and shareholder approval.

                                    [LOGO OF LARSON ALLEN WEISHAIR & CO.]


                         INDEPENDENT AUDITOR'S REPORT



Board of Directors
AmeriGroup, Inc. and Subsidiaries
Minnetonka, Minnesota


We have audited the accompanying consolidated balance sheets of AmeriGroup, Inc. and Subsidiaries (formerly American Community Bank Group, Inc.) as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmeriGroup, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for certain investments in debt securities in 1994 and income taxes in 1993.


                                 /s/ LARSON, ALLEN, WEISHAIR & CO., LLP
                                 LARSON, ALLEN, WEISHAIR & CO., LLP

Minneapolis, Minnesota
February 13, 1995

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1994 AND 1993

                                                     1994           1993
                                                 ------------   ------------
                  ASSETS

CASH, CASH EQUIVALENTS AND DUE FROM BANKS        $ 12,555,583   $ 18,754,840
                                                 ------------   ------------

INVESTMENT SECURITIES
  Available-for-Sale Securities                  $ 19,345,646   $         --
  Held-to-Maturity Securities                      30,468,283     43,744,574
                                                 ------------   ------------
      Total Investment Securities                $ 49,813,929   $ 43,744,574
                                                 ------------   ------------

FEDERAL FUNDS SOLD                               $         --   $  1,800,000
                                                 ------------   ------------
LOANS HELD FOR SALE                              $         --   $  4,415,016
                                                 ------------   ------------
LOANS (Less Allowance for Loan Losses of
  $1,470,405 in 1994 and $1,399,063 in 1993)     $ 96,157,312   $ 75,658,074
                                                 ------------   ------------

PREMISES AND EQUIPMENT (at Cost)                 $  5,721,417   $  5,345,411
  Less:  Accumulated Depreciation                   2,606,478      2,161,530
                                                 ------------   ------------
         Net Premises and Equipment              $  3,114,939   $  3,183,881
                                                 ------------   ------------

OTHER ASSETS
  Accrued Interest Receivable                    $    852,833   $    705,237
  Prepaid Expenses and Other Assets                 1,776,460      1,342,378
  Other Real Estate                                        --        160,000
  Escrow for Environmental Matters                    933,137      1,001,812
                                                 ------------   ------------
      Total Other Assets                         $  3,562,430   $  3,209,427
                                                 ------------   ------------


COST IN EXCESS OF NET ASSETS OF SUBSIDIARY
  (Less Accumulated Amortization of $638,473
  in 1994 and $525,984 in 1993)                  $  3,734,994   $  3,847,483
                                                 ------------   ------------

      Total Assets                               $168,939,187   $154,613,295
                                                 ============   ============


See accompanying Notes to Consolidated Financial Statements.

                                                                       1994           1993
                                                                   ------------   ------------
      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Demand                                                         $ 28,143,651   $ 30,499,441
    Money market and NOW Accounts                                    23,328,090     28,732,184
    Savings                                                          17,057,572     18,031,314
    Time, $100,000 and Over                                           7,350,000      6,956,000
    Other Time                                                       41,303,598     31,961,331
                                                                   ------------   ------------
      Total Deposits                                               $117,182,911   $116,180,270
  Other Borrowings:
    Federal Funds Purchased                                           4,200,000             --
    Securities Sold Under Repurchase Agreements                      10,615,909      8,150,601
    Federal Home Loan Bank Advances                                  12,000,000             --
    Note Payable-Bank                                                        --      4,235,000
  Accrued Interest and Other Liabilities                              2,458,053      3,601,537
                                                                   ------------   ------------
      Total Liabilities                                            $146,456,873   $132,167,408
                                                                   ------------   ------------

MINORITY INTEREST IN SUBSIDIARY                                    $     27,517   $     25,243
                                                                   ------------   ------------

STOCKHOLDERS' EQUITY
  Common Stock:
    Class A - Voting; Par Value $.01 Per Share;
      Authorized 1,000,000 Shares; Issued and
      Outstanding 901,134 Shares for 1994 and 1993                 $      9,011   $      9,011
    Class B - Non-Voting; Par Value $.01 Per Share;
      Authorized 200,000 Shares; Issued and
      Outstanding 106,537 Shares for 1994 and 1993                        1,065          1,065
  Additional Paid-In Capital                                         20,655,799     20,655,799
  Retained Earnings                                                   2,235,366      1,754,769
  Net Unrealized Loss on Securities Available-for-Sale,
    Net of Taxes                                                       (446,444)            --
                                                                   ------------   ------------
      Total Stockholders' Equity                                   $ 22,454,797   $ 22,420,644
                                                                   ------------   ------------

      Total Liabilities and Stockholders' Equity                   $168,939,187   $154,613,295
                                                                   ============   ============

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                       CONSOLIDATED STATEMENTS OF INCOME
                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                              1994          1993
                                                           -----------   -----------
INTEREST INCOME
  Interest and Fees on Loans                               $ 7,117,153   $ 9,692,806
  Interest on Investment Securities                          2,925,215     6,035,160
  Interest on Federal Funds Sold                                17,875        37,464
  Interest on Deposits with Bank                               289,978        68,976
                                                           -----------   -----------
      Total Interest Income                                $10,350,221   $15,834,406
                                                           -----------   -----------

INTEREST EXPENSE
  Deposits                                                 $ 2,863,853   $ 5,754,234
  Other Borrowings                                           1,026,866       932,769
                                                           -----------   -----------
      Total Interest Expense                               $ 3,890,719   $ 6,687,003
                                                           -----------   -----------

NET INTEREST INCOME                                        $ 6,459,502   $ 9,147,403

PROVISION FOR POSSIBLE LOAN LOSSES                             194,000       180,000
                                                           -----------   -----------
NET INTEREST INCOME AFTER PROVISION
  FOR POSSIBLE LOAN LOSSES                                 $ 6,265,502   $ 8,967,403
                                                           -----------   -----------

NON-INTEREST INCOME
  Service Charges on Deposit Accounts                      $   866,571   $ 1,224,276
  Gain on Sale of Pierce County Bank & Trust                   128,393     2,669,006
  Other Service Charges and Fees                               737,773       856,965
  Other Operating Income                                        53,190       335,984
                                                           -----------   -----------
      Total Non-Interest Income                            $ 1,785,927   $ 5,086,231
                                                           -----------   -----------

NON-INTEREST EXPENSES
  Salaries                                                 $ 2,715,545   $ 3,561,206
  Employee Benefits                                            413,250       494,744
  Occupancy Expense                                            447,948       620,159
  Equipment Rentals, Depreciation and Maintenance              699,068       870,153
  Other Operating Expenses                                   1,601,745     2,887,210
  Net Realized Losses on Available-for-Sale Securities          27,478            --
                                                           -----------   -----------
      Total Non-Interest Expenses                          $ 5,905,034   $ 8,433,472
                                                           -----------   -----------

INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE        $ 2,146,395   $ 5,620,162

PROVISION FOR INCOME TAXES                                     654,858     2,230,841
                                                           -----------   -----------

INCOME BEFORE MINORITY INTEREST AND CUMULATIVE
EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                   $ 1,491,537   $ 3,389,321

MINORITY INTEREST IN INCOME OF CONSOLIDATED
  SUBSIDIARIES                                                   3,269        14,407
                                                           -----------   -----------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                                     $ 1,488,268   $ 3,374,914

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                 --       480,000
                                                           -----------   -----------
NET INCOME                                                 $ 1,488,268   $ 3,854,914
                                                           ===========   ===========

See accompanying Notes to Consolidated Financial Statements.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993



                                              CLASS A            CLASS B                       RETAINED
                                          ----------------   ----------------     PAID-IN      EARNINGS    UNREALIZED
                                          SHARES    AMOUNT   SHARES    AMOUNT     CAPITAL      (DEFICIT)      LOSS         TOTAL
                                          -------   ------   -------   ------   -----------   -----------  ----------   -----------
BALANCE, DECEMBER 31, 1992                962,738   $9,627   106,537   $1,065   $22,295,697   $(2,100,145)  $      --   $20,206,244

 Purchase of Common Stock                 (61,604)    (616)       --       --    (1,639,898)           --          --    (1,640,514)

 Net Income                                    --       --        --       --            --     3,854,914          --     3,854,914
                                          -------   ------   -------   ------   -----------   -----------   ---------   -----------
BALANCE, DECEMBER 31, 1993                901,134   $9,011   106,537   $1,065   $20,655,799   $ 1,754,769   $      --   $22,420,644

 Dividends Paid                                --       --        --       --            --    (1,007,671)         --    (1,007,671)

 Net Change in Unrealized Loss
  on Available-for-Sale Securities
  (Net of Taxes)                               --       --        --       --            --            --    (446,444)     (446,444)

 Net Income                                    --       --        --       --            --     1,488,268          --     1,488,268
                                          -------   ------   -------   ------   -----------   -----------   ---------   -----------

BALANCE, DECEMBER 31, 1994                901,134   $9,011   106,537   $1,065   $20,655,799   $ 2,235,366   $(446,444)  $22,454,797
                                          =======   ======   =======   ======   ===========   ===========   =========   ===========

See accompanying Notes to Consolidated Financial Statements.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                 1994          1993
                                                             ------------   ------------
NET CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                 $  1,488,268   $  3,854,914
  Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating Activities:
     Provision for Possible Loan Losses                           194,000        180,000
     Depreciation                                                 467,849        598,338
     Realized Losses on Available-for-Sale Securities (Net)        27,478             --
     Gain on Sale of Pierce County Bank                          (128,393)    (2,669,006)
     Cumulative Effect of Change in Accounting Principle               --       (480,000)
     (Gain) Loss on Disposal of Premises and Equipment             (4,185)        90,549
     (Gain) Loss on Sale and Write-Down of Other Real Estate       10,073       (130,181)
     Amortization of Organization Costs, and Cost in
      Excess of Net Assets of Subsidiaries                        135,214        126,346
     Accretion of Net Assets of Subsidiary in Excess of Cost           --        (19,037)
     Increase in Other Assets                                    (209,809)    (1,394,745)
     Increase (Decrease) in Accrued Interest Payable
      and Other Liabilities                                    (1,143,484)     2,409,761
     Increase in Minority Interest of Subsidiaries                  3,269         14,407
                                                             ------------   ------------
        Net Cash Provided by Operating Activities            $    840,280   $  2,581,346
                                                             ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Decrease in Federal Funds Sold                             $  1,800,000   $  4,825,000
  Purchase of Available-for-Sale Securities                   (14,655,861)            --
  Proceeds from the Sales, Maturities and Paydown of
    Available-for-Sale Securities                               8,426,652             --
  Purchase of Held-to-Maturity Securities                     (10,051,107)   (28,314,176)
  Proceeds from the Maturity and Paydown of
    Held-to-Maturity Securities                                 9,410,125     57,893,953
  Increase in Loans (Net)                                     (16,278,222)   (16,387,248)
  Purchases of Premises and Equipment                            (407,344)      (353,039)
  Proceeds from Sale of Premises and Equipment                     12,623         36,525
  Proceeds from Sale of Other Real Estate                         149,927        394,048
  Proceeds from Sale of Pierce County Bank
   (Net of Selling Expenses)                                      128,393     11,831,065
                                                             ------------   ------------
        Net Cash Provided (Used) by Investing Activities     $(21,464,814)  $ 29,926,128
                                                             ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  (Decrease) Increase in Demand, Money Market, Savings
    and Time Deposits                                        $  1,002,640   $(14,918,531)
  Redemption of Common Stock                                           --     (1,640,514)
  Increase (Decrease) in Other Borrowings                      14,430,308    (10,867,674)
  Payment of Minority Interest                                         --       (204,076)
  Dividends Paid                                               (1,007,671)            --
  Dividends Paid to Minority Shareholders                              --         (1,326)
                                                             ------------   ------------
        Net Cash Provided (Used) by Financing Activities     $ 14,425,277   $(27,632,121)
                                                             ------------   ------------

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS
  AND DUE FROM BANKS                                         $ (6,199,257)  $  4,875,353

Cash, Cash Equivalents, and Due from Banks - Beginning          18,754,840     13,879,487
                                                             ------------   ------------

CASH, CASH EQUIVALENTS, AND DUE FROM BANKS - ENDING          $ 12,555,583   $ 18,754,840
                                                             ============   ============

See accompanying Notes to Consolidated Financial Statements.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE 1    NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

          Nature of Business
          ------------------
          AmeriGroup, Inc. and Subsidiaries (formerly American Community Bank Group, Inc.) is a one-bank holding company providing bank and bank-related services through its subsidiary, AmeriBank. The majority of the subsidiary bank's business activity is with customers located within the immediate area. The Company also owns 100% of the stock of American Community Service Corporation which provides the data processing services to its subsidiary bank. The accounts and operations of the service corporation are included in the consolidated financial statements.

          In October 1993, AmeriGroup sold its investment in Pierce County Bank & Trust.

          Principles of Consolidation
          ---------------------------
          The consolidated financial statements include the accounts of its wholly-owned subsidiaries. AmeriBank (99.78% owned) and American Community Service Corporation (100% owned). On October 31, 1993, the Company sold its investment in Pierce County Bank & Trust Company and recorded a gain of $2,669,006. The operating results for Pierce County Bank & Trust Company for the period of January 1 through October 31, 1993 are included in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in preparing the consolidated financial statements.

          A summary of the Company's significant accounting and reporting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

          Amortization
          ------------
          Amortization of costs in excess of net assets is computed using the straight-line method over 40 years. The amount of amortization expense for 1994 and 1993 was $112,489 and $117,074, respectively.

          Cash Flows
          ----------
          For purposes of reporting cash flows, cash, cash equivalents and due from banks includes cash on hand, amounts due from banks (including cash items in process of clearing), and investments in a short-term investment fund. The assets in the fund consists of investments in commercial paper and other corporate bonds. The market value of this investment approximates its carrying value. Cash flows for loans originated by the Company, deposits and other borrowings are reported net.

          Cash paid (received) during the years ended December 31, 1994 and 1993 included the following:

                                                 1994          1993
                                              ----------    ----------
          Interest Paid to Depositors         $3,679,183    $5,854,090
                                              ==========    ==========
          Interest Paid on Note Payable       $   27,538    $  380,650
                                              ==========    ==========
          Income Taxes Paid                   $1,440,000    $   56,501
                                              ==========    ==========

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE 1    NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

               Cash Flows (Continued)
               ----------------------

                                                                     1994        1993
                                                                   --------    --------
               Noncash Investing Activity
               --------------------------
                 Change in Unrealized Loss on Available-for-Sale
                  Securities Related to the Adoption of SFAS
                  No. 115 (Net of Taxes of $304,050)               $446,444    $      0
                                                                   ========    ========

          Investment Securities
          ---------------------
          Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115. Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, the December 31, 1993 financial statements have not been restated to reflect this change in accounting principle. At January 1, 1994, approximately $19,085,000 of investment securities, were classified as available for sale which increased shareholders equity by $260,000 net of income taxes. Generally, SFAS No. 115 requires that investments in debt securities and equity securities with readily determinable fair values be classified into the following three categories which then establishes the accounting requirements:

               Available-for-Sale Securities
               -----------------------------
               Available-for-sale securities consist of bonds, notes and debentures not classified as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

               Held-to-Maturity Securities
               ---------------------------
               Held-to-maturity securities consist of bonds, notes and debentures for which the subsidiary banks have the positive intent and ability to hold to maturity. Held-to-maturity securities are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

               Trading Account Securities
               --------------------------
               Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading account securities and are reported at fair value. Gains or losses on sales of trading account securities, adjustments to fair values, and other noninterest income are included in trading account profits and commissions. As of December 31, 1994, the Company had no investments classified as trading account securities.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE 1    NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Loans
          -----
          Loans are stated at the amount of unpaid principal, reduced by unearned income, deferred fees and an allowance for possible loan losses.

          The allowance for possible loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The banks make continuous credit reviews of the loan portfolios and consider current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance balance.

          Unearned income on discounted loans is amortized to income over the life of the loans, using the interest method. For all other loans, interest is accrued daily on the outstanding balances. Accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.

          Loans Held for Sale
          -------------------
          Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value. There were no loans held for sale at December 31, 1994.

          Concentration of Credit Risks
          -----------------------------
          Substantially all of the Company's loans, commitments to extend credit and standby letters of credit have been granted to customers in its market area. Investments in securities issued by State and political subdivisions (see Note 2) involve diverse governmental entities. The concentration of credit by type of loan is set forth in Note 3. Standby letters of credit were granted primarily to commercial customers.

          Income Taxes
          ------------
          Beginning in 1993, the Company provides for income taxes in accordance with Statement of Financial Accounting Standard (SFAS) No. 109. In accordance with SFAS No. 109, the asset and liability approach is used to determine deferred income taxes. The asset and liability approach requires recognition of deferred tax liabilities and assets for the expected future consequences of temporary differences between the financial reporting basis and tax basis of assets and liabilities. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized. The effect of the adjustment as of January 1, 1993 to adopt SFAS No. 109 has been reflected in the income statement as a cumulative effect of an accounting change and increased 1993 net earnings by $480,000.

          The Company and its subsidiaries file consolidated federal and unitary state income tax returns. The provision for income taxes is allocated on a separate entity basis.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE 1    NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Premises and Equipment
          ----------------------
          Depreciation of premises and equipment is computed principally on the straight-line method with useful lives ranging from 3 to 40 years.

          Fair Value of Financial Instruments (see Note 16)
          -------------------------------------------------
          Financial Accounting Standards Statement No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

          The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

               Cash, Cash Equivalents and Due from Banks
               -----------------------------------------
               The carrying amounts reported in the balance sheet for cash, cash equivalents and due from banks approximates their fair value.

               Investment Securities (including Mortgaged-Backed Securities)
               -------------------------------------------------------------
               Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

               Loans
               -----
               Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, agricultural, real estate, consumer, and other.

               For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate term loans are determined using estimated future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE 1    NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Off Balance Sheet Instruments
          -----------------------------
          Fair values for the Company's off balance sheet instruments (lending commitments and standby letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

          Deposit Liabilities
          -------------------
          The fair values of demand, NOW, money market and savings deposits equal their carrying amounts which represents the amount payable on demand. The carrying amounts for variable rate certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Short-Term Borrowings
          ---------------------
          The carrying amounts of borrowings approximate their fair values.

          Reclassifications
          -----------------
          Certain reclassifications have been made to the 1993 financial statements in order to conform to the 1994 presentation. These reclassifications had no effect on net income or total stockholders' equity as originally presented.


NOTE 2    INVESTMENT SECURITIES

          Debt and equity securities have been classified in the consolidated statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at December 31, 1994 and 1993 were as follows.

                                                                       December 31, 1994
                                                    -------------------------------------------------------
                                                     Amortized     Unrealized   Unrealized         Fair
                                                        Cost         Gains        Losses           Value
                                                    -----------    ----------   -----------     -----------
          Available-for-Sale Securities:
            FHLB Stock                              $   750,000     $     0     $         0     $   750,000
            U.S. Government and
             Agency Securities                        4,465,486           0        (166,111)      4,299,375
            State and Municipal Securities            3,639,757      13,324         (30,750)      3,622,331
            Mortgage-Backed Securities               11,241,885           0        (567,945)     10,673,940
                                                    -----------     -------     -----------     -----------
                 Total                              $20,097,128     $13,324     $  (764,806)    $19,345,646
                                                    ===========     =======     ===========     ===========
          Held-to-Maturity Securities:
            Mortgage-Backed Securities              $30,468,283     $58,870     $(1,396,244)    $29,130,909
                                                    ===========     =======     ===========     ===========

                                     F-31

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE 2    INVESTMENT SECURITIES (CONTINUED)

                                                                December 31, 1993
                                              ------------------------------------------------------
                                               Amortized     Unrealized    Unrealized       Fair
                                                 Cost          Gains         Losses         Value
                                              -----------    ----------    ----------    -----------
          Held-to-Maturity Securities:
            FHLB Stock                        $   750,000     $      0      $      0     $   750,000
            U.S. Government and
              Agency Securities                 4,511,297       27,609             0       4,538,906
            State and Municipal Securities      3,658,061      233,010        (9,678)      3,881,393
            Mortgage-Backed Securities         34,825,216      664,113       (79,889)     35,409,440
                                              -----------     --------      --------     -----------
                Total                         $43,744,574     $924,732      $(89,567)    $44,579,739
                                              ===========     ========      ========     ===========

          The amortized cost and approximate market value of the investment securities as of December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities on mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without any penalties, therefore, these securities are not included in the maturity categories on the summary.

          At December 31, 1994, the Bank's investment portfolio includes approximately $12,630,000 of collateralized mortgage obligations which are defined as derivatives. These investments are more difficult to price and may be thinly traded. Accordingly, these investments are typically subject to greater market risk than non-derivative financial instruments.

                                       Available-for-Sale Securities    Held-to-Maturity Securities
                                       -----------------------------    ---------------------------
                                        Carrying                         Carrying
                                         Amount          Fair Value       Amount        Fair Value
                                       -----------       -----------    -----------     -----------
          Due in One Year or Less      $ 1,496,136       $ 1,471,876    $         0     $         0
          Due from One to Five Years     3,624,350         3,468,065              0               0
          Due from Five to Ten Years     2,181,761         2,175,520              0               0
          Due After Ten Years              802,996           806,245              0               0
                                       -----------       -----------    -----------     -----------
                                       $ 8,105,243       $ 7,921,706    $         0     $         0
          Mortgage-Backed Securities    11,241,885        10,673,940     30,468,283      29,130,909
          Equity Securities                750,000           750,000              0               0
                                       -----------       -----------    -----------     -----------
               Total                   $20,097,128       $19,345,646    $30,468,283     $29,130,909
                                       ============      ===========    ===========     ===========

          Proceeds from sales and maturities of investment securities were $17,837,000 during 1994 and $32,632,000 during 1993. Gross gains of
          $-0- during 1994 and $-0- during 1993, and gross losses of $27,478 during 1994 and $-0- during 1993 were realized on those sales.

          Investment securities with a market value of $38,938,000 and $43,782,000 at December 31, 1994 and 1993, respectively, were pledged as collateral on public deposits, repurchase agreements and for other purposes as required or permitted by law.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE 3    LOANS

          The major classifications of loans at December 31, 1994 and 1993 are as follows:

                                                         1994          1993
                                                      -----------   -----------
          Commercial                                  $41,911,748   $39,859,444
          Consumer                                      7,143,241     5,299,292
          Indirect                                     32,283,893    23,320,633
          Real Estate                                  16,301,138     8,632,034
                                                      -----------   -----------
                Total                                 $97,640,020   $77,111,403
          Less: Allowance for Possible Loan Losses     (1,470,405)   (1,399,063)
                Unearned Discount                         (12,303)      (54,266)
                                                      -----------   -----------
                                                      $96,157,312   $75,658,074
                                                      ===========   ===========

          Nonaccruing loans totaled approximately $218,000 and $467,000 at December 31, 1994 and 1993, respectively, which had the effect of reducing net income approximately $22,000 and $56,000 for 1994 and 1993, respectively.

          Other nonperforming assets, consisting of other real estate acquired through foreclosure or loan workout situations, amounted to $-0- and $160,000 at December 31, 1994 and 1993, respectively.

          Loans to principal officers, directors, employees and other related parties of the banks and entities to which they are affiliated, aggregated approximately $3,187,000 and $3,729,000 at December 31, 1994 and 1993, respectively. In the opinion of management, all such loans are made at normal interest rates and terms.


NOTE 4    ALLOWANCE FOR POSSIBLE LOAN LOSSES

          Changes in the allowance for possible loan losses are as follows:

                                                          1994         1993
                                                       ----------   -----------
          Balance, Beginning of Year                   $1,399,063   $ 2,409,154
            Allowance for Possible Loans Losses
             of Subsidiary Bank at Date of Sale                 0    (1,059,503)
            Provision Charged to Operating Expenses       194,000       180,000
            Loans Charged Off                            (293,483)     (533,924)
            Recoveries of Amounts Charged Off             170,825       403,336
                                                       ----------   -----------
          Balance, End of Year                         $1,470,405   $ 1,399,063
                                                       ==========   ===========

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE 5    PREPAID EXPENSES AND OTHER ASSETS

          The major classification of prepaid expenses and other assets at December 31, 1994 and 1993 are as follows:

                                                  1994         1993
                                               ----------   ----------
          Dealer Reserve                       $  946,500   $  773,585
          Deferred Tax                            610,150      306,100
          Prepaid Expenses                        174,868      118,420
          Other                                    44,942      145,273
                                               ----------   ----------
                                               $1,776,460   $1,342,378
                                               ==========   ==========

NOTE 6    PREMISES AND EQUIPMENT

          The major classes of premises and equipment and the total accumulated depreciation are as follows:

                                                  1994         1993
                                               ----------   ----------
          Land                                 $  225,000   $  225,000
          Building and improvements             1,250,000    1,250,000
          Property and Fixtures                 4,246,417    3,870,411
                                               ----------   ----------
                 Total                         $5,721,417   $5,345,411
          Less: Accumulated Depreciation        2,606,478    2,161,530
                                               ----------   ----------
                 Total (Net)                   $3,114,939   $3,183,881
                                               ==========   ==========


NOTE 7    NOTE PAYABLE - BANK

          The note payable was due in annual principal installments, with a maturity date of February 28, 2001 and interest payable quarterly. The note was secured by shares of common stock of AmeriBank. This note payable was subject to loan covenants, including minimum net worth, classified loans, and return on assets of each bank subsidiary; and consolidated tangible net worth and consolidated primary capital of the Company. The note was paid in full in January 1994.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE 8    PROVISION FOR INCOME TAXES

          The provision (benefit) for income taxes for the years ended December 31, 1994 and 1993 consisted of the following components:

                                                   1994          1993
                                                 ---------    ----------
               Current                           $ 768,682    $  859,000
               Deferred Taxes                     (113,824)    1,371,841
                                                 ---------    ----------
                   Provision for Income Taxes    $ 654,858    $2,230,841
                                                 =========    ==========

          Deferred taxes result from temporary differences in the recognition of revenue and expense for financial reporting and income tax purposes. The principal sources of these differences are the provision for loan losses for tax purposes which differs from the provision for financial reporting purposes and from using accelerated methods of depreciation for tax purposes only.

          Income tax expense differs from income tax expense computed by applying the statutory federal income tax rate. The reasons for these differences are as follows:

                                                           1994        1993
                                                         ---------   ----------
               Income Tax Expense at Statutory rate      $ 729,775   $1,911,000
               State Taxes, Net of Federal Tax Benefit     138,829      367,000
               Exempt interest from investments            (70,710)     (65,000)
               Other                                      (143,036)      17,841
                                                         ---------   ----------
                   Income Tax Expense                    $ 654,858   $2,230,841
                                                         =========   ==========

NOTE 9    PENSION PLAN

          On January 1, 1993, the Company, AmeriBank, and Pierce County Bank & Trust Company consolidated the three individual plans into one defined benefit pension plan. The detail of the consolidated funded status is as follows:

                                                                        1994          1993
                                                                     ----------    ----------
               Actuarial Present Value of Vested
                 Benefit Obligation                                  $  982,432    $1,236,320
                                                                     ==========    ==========
               Accumulated Benefit Obligation                        $1,058,076    $1,345,069
                                                                     ==========    ==========
               Projected Benefit Obligation                          $1,127,400    $1,424,958
               Plan Assets at Fair Value                              1,092,484     1,142,993
                                                                     ----------    ----------
               Plan Assets Less than Projected Benefit Obligation    $  (34,916)   $ (281,965)
               Unrecognized Net Gain                                   (324,105)     (184,446)
               Unrecognized Net Transition Assets                       (29,200)      (33,500)
               Unrecognized Prior Service Cost                           83,888       104,834
                                                                     ----------    ----------
                   Accrued Pension Liability                         $ (304,333)   $ (395,277)
                                                                     ==========    ==========

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE 9    PENSION PLAN (CONTINUED)

          The periodic net pension cost of the consolidated defined benefit plan includes the following components:

                                                   1994         1993
                                                 ---------    ---------
            Service Cost                         $  45,068    $  67,584
            Interest Cost                           91,752      109,547
            Actual Return on Plan Assets           (24,520)    (163,339)
            Net Amortization of Deferral          (146,138)      64,107
                                                 ---------    ---------
                  Total Pension Cost             $  15,202    $  77,899
                                                 =========    =========

          Assumptions used in the computations:

                                                              1994     1993
                                                              -----    ----
            Assumed Discount Rate                                9%      8%
            Rate of Increase in Future Compensation Levels     4.5%    4.5%
            Expected Long-Term Rate of Return on Plan Assets     8%      8%


NOTE 10   STOCK APPRECIATION RIGHTS PLAN

          On April 21, 1994 the Board of Directors approved a stock appreciation rights plan for all key employees of AmeriGroup, Incorporated and Subsidiaries. There were no contributions made to the plan during 1994.


NOTE 11   LEASE OBLIGATION

          AmeriBank leases its main bank premises and other branch locations under lease agreements requiring monthly rental payments through September 2008. The bank also pays pro rata portion of real estate taxes, insurance and operating expenses. The following is a schedule of future minimum lease payments on these noncancelable leases:

                     Year                           Amount
                     ----                         ----------
                        1995                      $  229,536
                        1996                         231,227
                        1997                         231,227
                        1998                         236,450
                        1999                         251,201
                     Thereafter                    1,487,186
                                                  ----------
                           Total                  $2,666,827
                                                  ==========

          Rent expense, included in occupancy expense, was $301,000 and $267,000 for the years ended December 31, 1994 and 1993, respectively. The Company's subsidiary bank leases office and storage space under operating leases which expire at various dates. Occupancy expense has been reduced by the amount of rental income recorded which totaled $372,000 and $363,000 in 1994 and 1993, respectively.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE 12   OTHER BORROWINGS

          Federal funds purchased and securities sold under repurchase agreements generally mature from one to eighty-one days from the transaction date. As of December 31, 1994, the weighted average interest paid on the securities sold under repurchase agreements is 5.36%. Securities sold under repurchase agreements were collateralized by securities with a market value of $12,280,000 and $9,154,000 at December 31, 1994 and December 31, 1993, respectively.

          The Bank had outstanding advances of $10,000,000 and $2,000,000 from the Federal Home Loan Bank at December 31, 1994. These advances mature every thirty days. As of December 31, 1994, the interest rates are 6.11% and 6.21%, respectively. Specific investments with a market value of approximately $15,987,000 at December 31, 1994 were pledged to the Federal Home Loan Bank as collateral in the event the Bank requests further advances.


NOTE 13   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

          The Company's subsidiary Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

          The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

          The contract or notional amount of financial instruments whose contract amounts represent credit risk were approximately $13,746,000 and $11,945,000 for commitments to extend credit and $963,000 and $523,000 for standby letters of credit at December 31, 1994 and 1993, respectively.

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE 13   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

          Standby letters of credit are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds appropriate collateral supporting those commitments for which collateral is deemed necessary.


NOTE 14   RETAINED EARNINGS

          Minnesota banking regulations generally permit a bank to pay dividends equaling 50% of current year's income without prior regulatory approval if certain requirements are met. Two such requirements are that the bank maintain total stockholders' equity, as defined, equal to 6% of total assets and that assets classified by regulatory examiners be less than 50% of stockholder's equity, as defined. At December 31, 1994, the Bank could pay dividends of approximately $735,200 without prior regulatory approval.

          Banking regulations also require the subsidiary bank to maintain certain minimum capital levels in relation to bank assets. The Bank's capital levels were in compliance with these regulations as of December 31, 1994 and 1993.


NOTE 15   COMMITMENTS AND CONTINGENCIES

          Included in other assets is cash held in escrow of $933,137 in 1994 and $1,001,812 in 1993 which was the amount withheld from the proceeds of the sale of the Pierce County State Bank & Trust Company. The funds were withheld from the proceeds to provide for various environmental clean-up costs related to property owned or leased by the Pierce County Bank & Trust Company. The Company believes that the actual cost will be substantially less than the amount held in escrow and has recorded a liability in the financial statements of $458,746 at December 31, 1994 and $550,000 at December 31, 1993.

          In 1993, under a redemption agreement which expired on January 24, 1994, 61,606 shares were purchased by the Company for $26.63 per share. Under the redemption agreement, the Company may also be required to pay each tendering stockholder an additional or contingent payment. This contingent payment will be determined after the cost related to the environmental clean-up related to the sale of Pierce County State Bank & Trust Company have been determined.

                       AMERIGROUP, INC. AND SUBSIDIARIES
                (formerly American Community Bank Group, Inc.)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE 16   CARRYING AMOUNT AND FAIR VALUE OF FINANCIAL INSTRUMENTS

                                                 1994                             1993
                                     ----------------------------     ----------------------------
                                       Carrying          Fair           Carrying          Fair
                                        Amount          Value            Amount          Value
                                     ------------    ------------     ------------    ------------
          Financial Assets:
            Investment Securities    $ 49,813,929    $ 48,477,000     $ 43,744,574    $ 44,580,000
                                     ============    ============     ============    ============
            Loans                    $ 97,627,717                     $ 81,472,153
            Less: Allowance for
              Loan Losses               1,470,405                        1,399,083
                                     ------------                     ------------
                Net Loans            $ 96,157,312    $ 95,516,000     $ 80,073,090    $ 80,798,000
                                     ============    ============     ============    ============
          Financial Liabilities:
            Deposits                 $117,182,910    $116,406,000     $116,180,270    $116,921,000
                                     ============    ============     ============    ============
            Other Borrowings         $ 26,815,909    $ 26,816,000     $  8,150,601    $  8,151,000
                                     ============    ============     ============    ============
            Note Payable             $          0    $          0     $  4,235,000    $  4,235,000
                                     ============    ============     ============    ============

                                   APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION
                                      AND
                          AGREEMENT AND PLAN OF MERGER

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION



     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 8th day of December, 1995, by and between AMERIGROUP, INCORPORATED ("AGI"), a Delaware corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into AGI (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of common stock of AGI of the par value of $.01 per share ("AGI Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting common stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

     WHEREAS, the parties hereto intend that such reorganization will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  BASIC PLAN OF REORGANIZATION

     (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest incorporated in Delaware ("Merger Co.") will be merged by statutory merger with and into AGI pursuant to the Merger Agreement, with AGI as the surviving corporation, in which merger each share of AGI Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1(d)) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares (as defined below) by the aggregate number of shares of AGI Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to (i) $32,250,000, minus the cost to AGI and the AGI Subsidiaries (as defined in paragraph 2(b)) of the amount to be paid pursuant to paragraph 4(r), minus the after-tax cost to

AGI and the AGI Subsidiaries of one half of the lump sum cash payment to be made pursuant to the contract between AGI and Larry Albert, dated December 8, 1995, and minus the estimated after-tax cost to AGI and the AGI Subsidiaries of health insurance (such estimate to be provided by Norwest and consented to by AGI (such consent not to be unreasonably withheld)) to be provided pursuant to such contract, divided by (ii) the Norwest Measurement Price; provided that if the Effective Date of the Merger (as defined in paragraph 1(d) below) is after the record date for any of Norwest's regular quarterly Norwest Common Stock dividends for any fiscal quarter ending on or after January 1, 1996, then the Adjusted Norwest Shares shall be increased by a number of shares of Norwest Common Stock equal to the aggregate cash dividend that would have been paid on 1,000,000 shares of Norwest Common Stock for each such quarter divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the second trading day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (b) Norwest Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of AGI Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of AGI Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of AGI Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

     (c) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the second trading day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and a Certificate of Merger shall be filed with the Secretary of State of the State of Delaware within ten
(10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the

"Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The "Effective Time of the Merger" shall be 11:59 p.m. Minneapolis, Minnesota time on the Effective Date of the Merger. At the Effective Time of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into AGI pursuant to the Merger Agreement.

     The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. REPRESENTATIONS AND WARRANTIES OF AGI. AGI represents and warrants to Norwest as of the date of this Agreement (except as expressly provided otherwise) as follows:

     (a) Organization and Authority. AGI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on AGI and the AGI Subsidiaries (as defined in paragraph 2(b)) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. AGI is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). AGI has furnished Norwest true and correct copies of its and the AGI Subsidiaries' articles of incorporation and by-laws, as amended.

     (b) AGI's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of AGI's subsidiaries as of the date hereof (individually a "AGI Subsidiary" and collectively the "AGI Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by AGI. No equity security of any AGI Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any AGI Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to M.S.A. (S)49.02, all of such shares so owned by AGI are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each AGI Subsidiary is a Minnesota corporation or Minnesota banking corporation duly incorporated, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), AGI does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c) Capitalization. The authorized capital stock of AGI consists of 1,000,000 shares of Class A Voting Common Stock, $.01 par value, of which, as of the close of business on October 31, 1995, 901,134 shares were outstanding and no shares were held in the treasury and 200,000 shares of Class B Nonvoting Common Stock, $.01 par value, of which, as of the close of business on October 31, 1995, 106,537 were outstanding and no shares were held in the treasury. The maximum number of shares of AGI Common Stock (assuming for this purpose that phantom shares, stock appreciation rights and other share-equivalents constitute AGI Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 1,007,671. The authorized capital stock of AmeriBank (the "Bank") consists of 21,281 shares of capital stock, $100 par value, of which, as of the close of business on October 31,1995, 21,281 were outstanding and no shares were held in the treasury. All of the outstanding shares of capital stock of AGI have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating AGI or any AGI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of AGI or any AGI Subsidiary. Since December 31, 1994, no shares of AGI capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by AGI or any AGI Subsidiary and, except for the $.50 per share dividend paid to shareholders of AGI on February 28, 1995, no dividends or other distributions have been declared, set aside, made or paid to the shareholders of AGI or the Bank.

     (d) Authorization. AGI has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by AGI and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of AGI. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over AGI as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of AGI enforceable against AGI in accordance with their respective terms.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by AGI of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by AGI with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of AGI or any AGI Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) except to the extent such violation, conflict, breach, default, termination, acceleration or lien could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of AGI and the AGI Subsidiaries taken as a whole, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which AGI or any AGI Subsidiary is a party or by which it may be bound, or to which AGI or any AGI Subsidiary or any of the properties or assets of AGI or any AGI Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of AGI, violate any judgment, ruling, order, writ, injunction or decree applicable to AGI or any AGI Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under Chapter 46 of Minnesota Statutes, the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Delaware law and pursuant to the provisions of the National Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by AGI of the transactions contemplated by this Agreement and the Merger Agreement.

     (e) AGI Financial Statements. The consolidated balance sheets of AGI and AGI's Subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, stockholders' equity and cash flows for the two years ended December 31, 1994, together with the notes thereto, and the opinion of Larson, Allen, Weishair & Co., LLP relating thereto, and the unaudited consolidated balance sheets of AGI and AGI's Subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the nine months then ended (collectively, the "AGI Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments and without notes thereto) the consolidated financial position of AGI and AGI's Subsidiaries at the dates and the consolidated results of operations and cash flows of AGI and AGI's Subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1989, AGI and each AGI Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the Office of the Comptroller of the Currency (the "Comptroller")
(v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "AGI Reports". As of their respective dates, the AGI Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the AGI Reports have been made available to Norwest by AGI.

     (g) Properties and Leases. Except as may be reflected in the AGI Financial Statements and except for any lien for current taxes not yet delinquent, AGI and each AGI Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in AGI's consolidated balance sheet as of December 31, 1994 included in AGI's Financial Statements for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to AGI or any AGI Subsidiary pursuant to which AGI or such AGI Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by AGI or such AGI Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all AGI's and each AGI Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of AGI and the AGI Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of AGI and the AGI Subsidiaries for the fiscal year ended December 31, 1991, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except as set forth on Schedule 2(h), (i) neither AGI nor any AGI Subsidiary is a party to any pending action or proceeding, nor, to the best knowledge of AGI, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes or related interest, penalties, assessments or deficiencies and (ii) to the best knowledge of AGI, no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of AGI or any AGI Subsidiary which has not been settled, resolved and fully satisfied. Each of AGI and the AGI Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of December 31, 1994, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes or related interest, penalties, assessments or deficiencies of AGI and the AGI Subsidiaries with respect to all periods through the date thereof.

     (i) Absence of Certain Changes. Since December 31, 1994, there has been no change in the business, financial condition or results of operations of AGI or any AGI Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of AGI and the AGI Subsidiaries taken as a whole (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the banking industry generally, or changes in general economic conditions that uniformly affect the banking industry on a nationwide basis, including changes in the general level of interest rates).

     (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither AGI nor any AGI Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any contract or understanding relating to the employment of (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) any present or former officer, director, employee or consultant (other than those that are terminable at will by AGI or such AGI Subsidiary);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii)  any labor contract or agreement with any labor union;

          (iv) any contract containing covenants that limit the ability of AGI or any AGI Subsidiary to compete in any line of business or with any person or that involve any restriction of the geographical area in which, or method by which, AGI or any AGI Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement not made in the ordinary course of business; or

          (vi) any lease with annual rental payments aggregating $10,000 or more; or

          (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

          (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k)  Litigation and Other Proceedings.  AGI has furnished Norwest copies of
(i) all attorney responses to the request of the independent auditors for AGI with respect to loss contingencies as of December 31, 1994 in connection with the AGI Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against AGI or any AGI Subsidiary since said date. There is no pending or, to the best knowledge of AGI, threatened, claim, action, suit, investigation or proceeding against AGI or any AGI Subsidiary, nor is AGI or any AGI Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of AGI and the AGI Subsidiaries taken as a whole.

     (l) Insurance. Each of AGI and the AGI Subsidiaries is presently insured, and during each of the past five calendar years (or during such lesser period of time as AGI has owned such AGI Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Each of AGI and the AGI Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of AGI and the AGI Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of AGI, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by AGI and each AGI Subsidiary of its business and the condition and use of its properties does not violate or infringe any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation, except where such violation or infringement could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of AGI and the AGI Subsidiaries taken as a whole; provided, however, that the representations and warranties included in this sentence shall be limited to matters not relating to environmental laws and regulations, as to which AGI makes only the representations and warranties set forth in paragraph 2(v). Neither AGI nor any AGI Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of AGI or any AGI Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of AGI and the AGI Subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving AGI or any AGI Subsidiary is pending or, to the best knowledge of AGI, threatened. Neither AGI nor any AGI Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could reasonably be expected to have a material adverse affect on the business of AGI and the AGI Subsidiaries taken as a whole. Employees of AGI and the AGI Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of AGI, no officer or director of AGI or any AGI Subsidiary, or any "associate" (as defined below) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of AGI or any AGI Subsidiary. "Associate" shall mean (1) any corporation or organization (other than AGI or an AGI Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

     Schedule 2(o) sets forth a correct and complete list of any loan from AGI or any AGI Subsidiary to any present officer, director, employee or any associate or related interest of any such person and any loan to such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to an AGI Subsidiary's Board of Directors.

     (p)  AGI Benefit Plans.
         -----------------

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which AGI or any AGI Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by AGI or any AGI Subsidiary are those set forth on Schedule 2(p)(i) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. Any plans subject to ERISA in which employees of AGI or the AGI Subsidiaries participate have not resulted in and will not result in any financial liability for AGI that will survive the termination of participation in such plans by AGI Employees.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p)(ii), AGI or the AGI Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Code apply. AGI does not know of any reason that any Plan that is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan that is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) To the best knowledge of AGI, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, or violated any of the fiduciary standards under Part 4 of Title I of ERISA, that could subject, to the best knowledge of AGI, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or that would result in material liability to AGI and the AGI Subsidiaries taken as a whole.

          (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events that may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Except as disclosed in Schedule 2(p)(vii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of AGI or any AGI Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q) Proxy Statement, etc. None of the information regarding AGI and the AGI Subsidiaries supplied or to be supplied by AGI for inclusion in (i) a Registration Statement on Form S-4 and the prospectus included therein to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of AGI Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement included in the Registration Statement to be mailed to AGI's shareholders in connection with the meetings to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which AGI and the AGI Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (r) Registration Obligations. Except as set forth on Schedule 2(r), neither AGI nor any AGI Subsidiary is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act.

     (s) Brokers and Finders. Except as set forth on Schedule 2(s), neither AGI nor any AGI Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for AGI or any AGI Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (t) Fiduciary Activities. AGI and each AGI Subsidiary has properly administered in all respects material, and which could reasonably be expected to be material, to the financial condition of AGI and the AGI Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither AGI, any AGI Subsidiary, nor any director, officer or employee of AGI or any AGI Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of AGI and the AGI Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     (u) No Defaults. Neither AGI nor any AGI Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon AGI and the AGI Subsidiaries, taken as a whole. To the best knowledge of AGI, all parties with whom AGI or any AGI Subsidiary has material leases, agreements or contracts or who owe to AGI or any AGI Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the AGI Subsidiaries, are in compliance therewith in all material respects.

     (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on AGI or any AGI Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best knowledge of AGI, threatened against AGI or any AGI Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon AGI and AGI's Subsidiaries taken as a whole; to the best knowledge of AGI, there is no reasonable basis for any such proceeding, claim or action; and to the best knowledge of AGI, neither AGI nor any AGI Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. AGI has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each owned bank facility and each non-residential OREO property.

     3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to AGI as of the date of this Agreement (except as expressly provided otherwise) as follows:

     (a) Organization and Authority. Norwest is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

     (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of September 30, 1995, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c) Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1995, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value, 980,000 shares of Cumulative Tracking Preferred Stock at $200 stated value, 13,311 shares of ESOP Cumulative Convertible Preferred

Stock, at $1,000 stated value and 33,732 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which, as of the close of business on September 30, 1995, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on September 30, 1995, 337,931,133 shares were outstanding and 4,768,328 shares were held in the treasury.

     (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) except to the extent such violation, conflict, breach, default, termination, acceleration or lien could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of AGI and the AGI Subsidiaries taken as a whole, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction or decree applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under Chapter 46 of Minnesota Statutes, the BHC Act or the HSR Act, and filings required to effect the Merger under Delaware law and pursuant to the provisions of the National

Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

     (e) Norwest Financial Statements. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, and the opinion of KMPG Peat Marwick LLP relating thereto and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of income and cash flows for the nine months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1989, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of September 30, 1995 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary that has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i) Absence of Certain Changes. Since September 30, 1995, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the banking industry generally, or changes in general economic conditions that uniformly affect the banking industry on a nationwide basis, including changes in the general level of interest rates).

     (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of September 30, 1995, neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or that involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k) Litigation and Other Proceedings. There is no pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding against Norwest or any Norwest Subsidiary, nor is Norwest or any Norwest Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l) Insurance. Each of Norwest and the Norwest Subsidiaries is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Each of Norwest and the Norwest Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest and the Norwest Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation, except where such violation or infringement could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Norwest and the Norwest Subsidiaries taken as a whole; provided, however, that the representations and warranties included in this sentence shall be limited to matters not relating to environmental laws and regulations, as to which Norwest makes only the representations and warranties set forth in paragraph 3(s). Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could reasonably be expected to have a material adverse effect on the business of Norwest and the Norwest Subsidiaries taken as a whole. Except as set forth on
Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Norwest Benefit Plans.
          ---------------------

          (i) As of September 30, 1995, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3(o)(i) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o)(ii), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, DEFRA and REA for each of the Norwest Plans to which the qualification requirements of
     Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under
     Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan that is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Norwest Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o)(iv), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o)(v), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years that would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the Norwest Subsidiaries, are in compliance therewith in all material respects.

     (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge, neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly incorporated, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

     4.  COVENANTS OF AGI.  AGI covenants and agrees with Norwest as follows:

     (a) Maintain Corporate Existence; Conduct Business in Ordinary Course; Limitations on Loans; Compliance With Laws; Examination of Books and Records Etc. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, AGI and each AGI Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without prior written notice to Norwest not less than two days prior to the date that AGI or the Bank proposes to take the following actions and provided that Norwest does not object to such action within such two day period, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $100,000; maintain proper business and accounting records in accordance with reasonable business practices; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of AGI and each AGI Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on AGI and the AGI Subsidiaries taken as a whole; and permit Norwest and its representatives (including KMPG Peat Marwick LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of AGI herein expressed.

     (b) No Amendment of Articles or Bylaws; No Stock or Debt Issuance; Limitations on Liens, Contracts, Investments, Plan Amendments and Investments, Dividends, Redemptions and Compensation; No Sale of Stock; Limitation on Sales of Assets. Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, AGI and each AGI Subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by the Bank in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law or by paragraph 4(j) hereof; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of AGI or any AGI Subsidiary; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any AGI Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) Shareholder Meeting. The Board of Directors of AGI will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of AGI will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Delaware General Corporation Law and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) Registration Statement Information. AGI will furnish or cause to be furnished to Norwest all the information concerning AGI and the AGI Subsidiaries required for inclusion in the Registration Statement, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Larson, Allen, Weishair & Co., LLP to use such opinion in such Registration Statement.

     (e) Approvals and Consents. AGI will take, and will cause the Bank to take, all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of AGI and the Bank to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) Closing Certificates. AGI will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) Confidentiality. AGI and the AGI Subsidiaries each will hold in confidence all documents and information written or oral concerning Norwest and its subsidiaries furnished to AGI, the AGI Subsidiaries and their representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to AGI's and the AGI Subsidiaries' outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to AGI or the AGI Subsidiaries, in the public domain, or later acquired by AGI or the AGI Subsidiaries from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest or destroyed.

     (h) Non-Solicitation. Neither AGI, nor any AGI Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of AGI or any AGI Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of AGI or any AGI Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with AGI or any AGI Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to AGI or any AGI Subsidiary concerning any of the foregoing, AGI or such AGI Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) Press Releases. AGI shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j) Benefit Plans. AGI and each AGI Subsidiary will take all action necessary or required to terminate or amend, if requested by Norwest, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger.

     (k) Pooling of Interests. Except for any action taken pursuant to a specific requirement of this Agreement or at the request of Norwest, neither AGI nor any AGI Subsidiary shall take any action which with respect to AGI would disqualify the Merger as a "pooling of interests" for accounting purposes.

     (l) Affiliate Letters. AGI shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of AGI who may reasonably be deemed an "affiliate" of AGI within the meaning of such term as used in Rule 145 under the Securities Act.

     (m) Accruals and Reserves. AGI shall establish or shall cause the AGI Subsidiaries to establish such additional accruals and reserves as may be necessary to (i) conform AGI's and the AGI Subsidiaries accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of the business of AGI and the AGI Subsidiaries following the Merger and (ii) to provide for the costs and expenses relating to the consummation by AGI of the Merger and the other transactions contemplated by this Agreement.

     (n) Environmental Assessments. AGI has delivered to Norwest Phase I environmental assessments for each owned bank facility and each non-residential OREO property. AGI shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. AGI shall obtain a survey and assessment of all potential asbestos containing material in owned or leased real properties (other than OREO property) and a written report of the results shall be delivered to Norwest within six weeks of execution of this Agreement. AGI shall provide to Norwest, for its prior review and approval, any proposed final consent order with the Wisconsin Department of Natural Resources for the sites identified on Schedule 4(n). Without the prior review and approval of Norwest, not to be unreasonably withheld or delayed, AGI shall not enter into, amend, or terminate (i) any other written agreements with third parties that materially increase AGI's or Norwest's liability with respect to the sites identified on
Schedule 4(n), (ii) the Escrow Agreement between Valley Bancorporation, AGI and Firstar Trust Company, dated November 5, 1995, (iii) the agreement dated December ___, 1994 between AGI and Dale Raasch or (iv) the proposed agreement between AGI and the Wisconsin Department of Natural Resources. AGI will not materially deviate from the existing remedial action workplans, which have been approved by the Wisconsin DNR for the sites identified on Schedule 4(n), without the prior review and approval of Norwest, not to be unreasonably withheld or delayed.

     (o) Title Commitments and Boundary Surveys. AGI shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility which shall be delivered to Norwest no later than six weeks from the date of this Agreement.

     (p) Compliance Audit. AGI shall cause Bank to use reasonable efforts to implement in all material respects the recommendations made in the compliance audit dated October 16, 1995 by North Central Banking Services, Inc.

     (q) Right of First Refusal. AGI shall take all corporate action necessary to submit to shareholders and recommend the approval of an amendment to Article X of its Articles of Incorporation to exclude the Merger from the definition of a "Purchase Event" thereunder. Such amendment shall be filed with the Secretary of State of the State of Delaware promptly following such shareholder approval.

     (r) Bank Stock Repurchase. AGI shall cause the Bank to purchase, between the date hereof and February 1, 1996, all of the common stock of the Bank that is not owned by AGI for fair market value as determined by AGI and consented to by Norwest (such consent not to be unreasonably withheld).

     (s) Colbert Pension. AGI shall use its best efforts to obtain an annuity, satisfactory to Norwest, to replace the AGI pension obligation to Patrick W. Colbert identified on Schedule 2(j)(i) hereto.

     5. COVENANTS OF NORWEST. Norwest covenants and agrees with AGI as follows:

     (a) Maintain Corporate Existence; Conduct Business in Compliance With Laws. From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Proxy Statement Information. Norwest will furnish to AGI all the information concerning Norwest required for inclusion in, and will cooperate in the preparation of, the Proxy Statement to be sent to the shareholders of AGI, or in any statement or application made by AGI to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) Registration Statement. Unless otherwise agreed by the parties hereto, as promptly as practicable after receipt of approval (but not including the expiration of any waiting or appeal periods with respect thereto) from the Federal Reserve Board of the transactions contemplated by this Agreement and the Merger Agreement, Norwest will file with the SEC the Registration Statement and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of AGI pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the AGI shareholders, at the time of the AGI shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by AGI or any AGI Subsidiary for use in the Registration Statement or the Prospectus.

     (d) Stock Exchange Listings. Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) Due Authorization, etc. of Stock Issued in Merger. The shares of Norwest Common Stock to be issued by Norwest to the shareholders of AGI pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of AGI pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Blue Sky Approvals. Norwest will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Approvals and Consents. Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with AGI to obtain all such approvals and consents required by AGI.

     (h) Confidentiality. Norwest will hold in confidence all documents and information written or oral concerning AGI and AGI's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with AGI or the Bank (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to AGI or destroyed.

     (i) Merger Documents. Norwest will file any documents or agreements required to be filed in connection with the Merger under the Delaware General Corporation Law.

     (j) Closing Certificates. Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Press Releases. Norwest shall consult with AGI as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Notice of Receipt of Regulatory Approvals. Norwest shall give AGI notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) Pooling of Interests. Neither Norwest nor any Norwest Subsidiary shall take any action which with respect to Norwest would disqualify the Merger as a "pooling of interests" for accounting purposes.

     (n) Examination of Books and Records. For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit AGI and their representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by AGI or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     (o) D&O Insurance; Indemnification. For a period of three years after the Effective Time of the Merger, Norwest shall use all reasonable efforts to cause to be maintained in effect the existing policies of directors' and officers' liability insurance maintained by AGI (provided that Norwest may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; provided, however, that in no event shall Norwest be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(p), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by AGI for such insurance (the "Maximum Amount"); and provided further that, prior to the Effective Time of the Merger, AGI shall notify the appropriate existing directors' and officers' liability insurer of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any indemnified party, or circumstances likely to give rise thereto, in accordance with the terms and conditions of the provisions of the existing policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

     Norwest shall insure that all rights to indemnification and limitations of liability existing pursuant to AGI's Certificate of Incorporation and Bylaws or similar governing documents of any AGI Subsidiary, as in effect of the date hereof, in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director, officer, employee, fiduciary or agent of AGI or any AGI Subsidiary (the "Indemnified Parties") shall, with respect to claims arising from facts or events that occurred before the Effective Time of the Merger, survive the Merger and shall continue in full force and effect, without any amendment, for a period of not less than three years from the Effective Time of the Merger, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Nothing contained in this paragraph 5(p) shall be deemed to preclude the liquidation, consolidation, merger or amendment of the articles of incorporation, bylaws or similar documents of AGI or any AGI Subsidiary , in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue notwithstanding any such liquidation, consolidation, merger or amendment; provided, however, that in the event of a liquidation or sale of substantially all of the assets of AGI, Norwest shall guarantee the indemnification obligations of AGI to the extent of the net asset value of AGI as of the Effective Date of the Merger. Notwithstanding anything to the contrary contained in this paragraph 5(p), nothing contained herein shall require Norwest to indemnify any person who was a director, officer, employee, fiduciary or agent of a corporation, banking institution or other entity acquired by AGI or any AGI Subsidiary with respect to claims based on, or arising out of, or pertaining to, a matter which occurred prior to the consummation of any such acquisition to a greater extent than AGI or any AGI Subsidiary is, as of the date of this Agreement, required to indemnify any such person. This paragraph 5(p) is intended for the benefit of and shall be enforceable by each Indemnified Party and each Indemnified Party's heirs and representatives.

     (p) Accruals or Reserves. Norwest agrees to assist AGI in the preparation of the accruals and reserves described in paragraph 4(m).

     6. CONDITIONS PRECEDENT TO OBLIGATION OF AGI. The obligation of AGI to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by
AGI:

     (a) Representations and Warranties True and Correct. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Covenants Performed. Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

     (c) Officers' Certificate. AGI shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) Shareholder Approvals. Promptly following the shareholder vote thereon, the Certificate of Incorporation of AGI shall have been amended to exclude the Merger from the definition of a "Purchase Event" in Article X thereof effective immediately. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of AGI required for approval of a plan of merger in accordance with the provisions of AGI's Articles of Incorporation, the Delaware General Corporation Law and all other applicable law.

     (e) Governmental Approvals. Norwest shall have received approval by the Federal Reserve Board and such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) Shares Authorized for Listing. The shares of Norwest Common Stock to be delivered to the stockholders of AGI pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) Tax Opinion. AGI shall have received an opinion, dated the Closing Date, of counsel to AGI, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368 (a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of AGI Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of AGI will be the same as the basis of AGI Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of AGI will include the holding period of the AGI Common Stock provided such shares of AGI Common Stock were held as a capital asset as of the Effective Time of the Merger.

     (i) Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j) No Material Adverse Change. Since September 30, 1995, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Norwest and the Norwest Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by
Norwest:

     (a) Representations and Warranties True and Correct. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to AGI and the AGI Subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Covenants Performed. AGI each shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c) Shareholder Approvals. Promptly following the shareholder vote thereon, the Certificate of Incorporation of AGI shall have been amended to exclude the Merger from the definition of a "Purchase Event" in Article X thereof effective immediately. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of AGI required for approval of a plan of merger in accordance with the provisions of AGI's Articles of Incorporation and the Delaware Business Corporation Act and all other applicable law.

     (d) Officers' Certificate. Norwest shall have received a favorable certificate dated as of the Closing Date signed by the Chairman or President and by the Secretary or Assistant Secretary of AGI, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Governmental Approvals. Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to AGI or any AGI Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Consents, Authorizations, etc. Obtained. AGI and each AGI Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to AGI's or such AGI Subsidiary's business required for the consummation of the Merger, and AGI and each AGI Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     (g) No Restraining Order, etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) Pooling of Interests Opinions. The Merger shall qualify as a "pooling of interests" for accounting purposes and Norwest shall have received from Larson, Allen, Weishair & Co., LLP an opinion to that effect based upon certain representations of the management of AGI, but only with respect to the actions of AGI and the AGI Subsidiaries that may affect the ability of Norwest to account for the Merger as a pooling of interests.

     (i) Number of Outstanding Shares. At any time since the date hereof, the total number of shares of AGI Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares, stock appreciation rights and other share-equivalents constitute AGI Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 1,007,671.

     (j) Registration Statement Effective; No Stop Order, etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (k) AGI Comfort Certificate. Norwest shall have received from the Chief Executive Officer of AGI and the Controller of the Bank a letter, dated as of the effective date of the Registration Statement and updated through the Closing Date, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly consolidated financial statements of AGI included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited consolidated financial statements of AGI;

          (ii) the amounts reported in the interim quarterly consolidated financial statements of AGI agree with the general ledger of AGI;

          (iii) the annual and quarterly consolidated financial statements of AGI and the AGI Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from the date of the most recent unaudited consolidated financial statements of AGI and the AGI Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement and to a date 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of AGI and the AGI Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and consolidated net income per share amounts of AGI and the AGI Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of AGI and the AGI Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of AGI and the AGI Subsidiaries and have found them to be in agreement with financial records and analyses prepared by AGI included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) No Casualty Losses, etc. AGI and the AGI Subsidiaries considered as a whole shall not have sustained since December 31, 1994 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) No Environmental Liability. There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on AGI or any AGI Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which has had or could reasonably be expected to have a material adverse effect upon AGI and the AGI Subsidiaries taken as a whole.

     (n) No Material Adverse Change. Since December 31, 1994, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of AGI and the AGI Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (o) Consent to Assignment of Lease. AGI shall have obtained the prior written consent of FDH Partnership to the assignment (resulting from the Merger) of its lease with AGI.

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of AGI or any AGI Subsidiary as of the Effective Date of the Merger ("AGI Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each AGI Employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements (with full credit for years of past service to AGI or any AGI Subsidiary, or to any predecessor of AGI or any AGI Subsidiary to the extent such service is presently given credit under the plans of AGI or any AGI Subsidiary described in paragraph 2(p) hereof, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but not subject to any pre-existing conditions exclusions, except in the case of the Long Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger:

          Medical Plan
          Dental Plan
          Vision Plan
          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan
          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Severance Pay Plan
          Vacation Program

For the purpose of determining each AGI Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by an AGI Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit.

     (b)  Employee Retirement Benefit Plans.

Each AGI Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to AGI and the AGI Subsidiaries, or to any predecessor-in-interest of AGI or the AGI Subsidiaries to the extent such service is currently given credit under the existing AGI 401(k) plan, for the purpose of satisfying any eligibility and vesting periods applicable to the SIP), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

Each AGI Employee shall be eligible for participation in the Norwest Pension Plan under the terms thereof with full credit for years of past service to AGI and the AGI Subsidiaries to the extent such service was credited in the AGI Pension Plan for the purpose of satisfying any eligibility and vesting periods applicable to the Norwest Pension Plan (but not for benefit purposes).

     9.  TERMINATION OF AGREEMENT.

     (a) This Agreement may be terminated at any time prior to the Effective Time of the Merger:

          (i)  by mutual written consent of the parties hereto;

          (ii) by any of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by July 31, 1996 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

          (iii) by AGI or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, any party hereto from any liability or damage to any other party hereto arising out of the breaching party's wilful and material breach of the warranties and representations made by it, or wilful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by AGI and AGI Subsidiaries shall be borne by AGI, and all such expenses incurred by Norwest shall be borne by Norwest, including, without limitation, all registration fees relating to the registration with the SEC of the shares of Norwest Common Stock to be delivered to the shareholders of AGI pursuant to this Agreement and all printing costs relating to the joint Proxy Statement and Prospectus.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

     12. THIRD PARTY BENEFICIARIES. Except as otherwise stated herein, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

          If to AGI:

               AmeriGroup, Incorporated
               809 Plymouth Road South, Suite 360
               Minnetonka, MN  55305
               Attention:  David D. MacMillan

          With a copy to:

               Dorsey & Whitney P.L.L.P.
               220 South Sixth Street
               Minneapolis, MN 55402
               Attention:  Mary J. Streitz, Esq.

or to such other address with respect to a party as such party shall notify the others in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of AGI shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota without regard to the conflict of laws provisions thereof.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or, except as set forth in paragraph 9(b), the termination of this Agreement.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                    AMERIGROUP, INCORPORATED


By: /s/ James R. Campbell              By:  /s/ David D. MacMillan
        ------------------------            ------------------------------
Name:   James R. Campbell              Name:    David D. MacMillan
Title:  Executive Vice President       Title:   Chief Executive Officer

                                                                       EXHIBIT A
                                                           TO AGREEMENT AND PLAN
                                                               OF REORGANIZATION


                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                            AMERIGROUP, INCORPORATED
                             a Delaware corporation
                          (the surviving corporation)
                                      AND
                               _________________
                             a Delaware corporation
                            (the merged corporation)

     This Agreement and Plan of Merger dated as of __________, 199__, between AMERIGROUP, INCORPORATED, a Delaware corporation (hereinafter sometimes called "AGI" and sometimes called the "surviving corporation") and ____________, a Delaware corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

     WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Delaware on _______, 19__, and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law. Merger Co. has authorized capital stock of 1,000,000 shares of common stock having a par value of $.01 per share ("Merger Co. Common Stock"), of which 100,000 shares were outstanding as of the date hereof; and

     WHEREAS, AGI was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Delaware on April 21, 1988 and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law. AGI has authorized capital stock of 1,000,000 shares of Class A Voting Common Stock, par value $.01 per share, of which _______ shares were outstanding and ______shares were held in the treasury as of the date hereof and 200,000 shares of Class B Nonvoting Common Stock, par value $.01 per share, of which _______ shares were outstanding and ______shares were held in the treasury as of the date hereof (together the "AGI Common Stock"); and

     WHEREAS, Norwest Corporation and AGI are parties to an Agreement and Plan of Reorganization, dated as of December 8, 1995 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

     WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into AGI, with AGI continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Delaware General Corporation Law, which statute permits such merger; and

     WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of AGI and Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into AGI pursuant to the laws of the State of Delaware, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into AGI, the mode of carrying said merger into effect, the manner and basis of converting the shares of AGI Common Stock into shares of common stock of Norwest Corporation of the par value of $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

     FIRST: At the time of merger, Merger Co. shall be merged with and into AGI, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be AmeriGroup, Incorporated.

     SECOND: The Articles of Incorporation of AGI at the time of merger shall be and remain the Articles of Incorporation of the surviving corporation until further amended according to law.

     THIRD: The By-Laws of AGI at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

     FOURTH: The number of directors of the surviving corporation shall be three and the persons named below shall become the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

          Stanley S. Stroup
          William H. Queenan
          John T. Thornton

     FIFTH:   The persons named below shall become the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

          John T. Thornton - President
          Charles D. White - Vice President and Treasurer
          J. Daniel Vandermark - Vice President
          Robert J. Murphy - Vice President
          Margaret M. Weber - Secretary
          Rachelle M. Graham - Assistant Secretary

     SIXTH: The manner and basis of converting the shares of AGI Common Stock into cash or shares of shares of Norwest Common Stock shall be as follows:

     1. Each of the shares of AGI Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall, at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares (as defined in the Reorganization Agreement) by the aggregate number of shares of AGI Common Stock then outstanding.

     2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of AGI Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of AGI Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of AGI Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for AGI Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

     3. If, between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock, if any, into which a share of AGI Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of AGI Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holders of shares of AGI Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

     4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the second trading day immediately preceding the meeting of the shareholders of AGI held to vote on the merger.

     5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one share of the surviving corporation after the time of merger.

     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which a Certificate of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Delaware; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved, adopted, certified, executed and acknowledged by Merger Co. and AGI in accordance with the Delaware General Corporation Law; and

          b. A Certificate of Merger with respect to the merger, setting forth the information required by the Delaware General Corporation Law, shall be executed by the President or a Vice President of Merger Co. and shall be filed in the office of the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

     2. The merger shall become effective as of 11:59 p.m. Minneapolis, Minnesota time (the "time of merger") on the effective date of merger.

     EIGHTH:  At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of AGI shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section 259 of the Delaware General Corporation Law.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. The registered office of the surviving corporation in the State of Delaware shall be The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, and the name of the registered agent of the surviving corporation at such address is The Corporation Trust Company.

     2. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of AGI and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

     3. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     4. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to the conflicts of laws provisions thereof.

     5. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     6. At any time prior to the effective time of the merger, subject to the provisions of the Reorganization Agreement, this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.


     (The remainder of this page has intentionally been left blank.)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                         AMERIGROUP, INCORPORATED


                         By: _________________________________
                              Name: ________________________
                              Title:  ________________________


The undersigned is the Secretary of AmeriGroup, Incorporated and hereby certifies, in accordance with Section 251(c) of the Delaware General Corporation Law, that a majority of the outstanding stock of AmeriGroup, Incorporated entitled to vote on the foregoing Agreement and Plan of Merger has been voted for adoption of such agreement.


                         By: ______________________________
                              Name: _____________________



                         [MERGER CO.]


                         By: ________________________________
                              Name: _______________________
                              Title:  _______________________


The undersigned is the Secretary of _________________ and hereby certifies, in accordance with Section 251(c) of the Delaware General Corporation Law, that a majority of the outstanding stock of _______________________ entitled to vote on the foregoing Agreement and Plan of Merger has been voted for adoption of such agreement.


                         By: ______________________________
                              Name: _____________________

                                                                       EXHIBIT B
                                                                TO AGREEMENT AND
                                                          PLAN OF REORGANIZATION

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attn:  Secretary

Ladies and Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of AmeriGroup, Incorporated, a Delaware corporation ("AGI").

     Pursuant to an Agreement and Plan of Reorganization, dated as of December __, 1995 (the "Reorganization Agreement"), between AGI and Norwest Corporation, a Delaware corporation ("Norwest"), it is contemplated that a wholly-owned subsidiary of Norwest will merge with and into AGI (the "Merger") and, as a result, I will receive, in exchange for each share of common stock, par value $.01 per share, of AGI ("AGI Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of AGI Common Stock or Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Merger.

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of the Stock until such time as financial results covering at least 30 days of post-Merger combined operations of AGI and Norwest have been published.

     I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) any such shares of Stock are sold at a time when I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Merger combined operations of AGI and Norwest have been published.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for AGI.

                                    Sincerely,


                                    By:_________________________
                                    Name:_______________________

                                   APPENDIX B


                          DELAWARE GENERAL CORPORATION
                                LAW SECTION 262

     262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251, 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in /1/subsections (f) or (g) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (SS)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington,

Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments, and the like in connection with an action, suit, or proceeding. Article Fourteenth of Norwest's Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21.  Exhibits and Financial Statement Schedules

Exhibits:  Parenthetical references to exhibits in the description of Exhibits
           3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.2, 4.2, 4.3, and 4.4
           below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.

 2.1  -    Agreement and Plan of Reorganization, dated as of December 8, 1995, between AmeriGroup, Incorporated and Norwest Corporation (included in Proxy Statement-Prospectus as Appendix A).

 2.2  -    Form of Agreement and Plan of Merger between AmeriGroup, Incorporated and Merger Co. (included in Proxy Statement-Prospectus as part of Appendix A).

 3.1  -    Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993 and Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995).

 3.1.1- Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

 3.1.2- Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

 3.1.3- Certificate of Designations of Powers, Preferences, and Rights of Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

 3.1.4- Certificate eliminating the Certificate of Designations with respect to the Cumulative Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 3(a) to Norwest's Current Report on Form 8-K dated November 1, 1995).

 3.1.5- Certificate eliminating the Certificate of Designations with respect to the 10.24% Cumulative Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February 20, 1996, as amended pursuant to Form 8-K/A dated February 21, 1996.

 3.1.6- Certificate of Designations with respect to Norwest's 1996 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to
           Exhibit 3 to Norwest's Current Report on Form 8-K dated February 26,
           1996).

 3.2  -    By-Laws, as amended (incorporated by reference to Exhibit 4(c) to
           Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).

 4.1       See 3.1 through 3.2 above

 4.2  -    Rights Agreement, dated as of November 22, 1988, between Norwest
           Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

 4.3  -    Certificate of Adjustment, dated July 21, 1989, to Rights Agreement
           (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

 4.4  -    Certificate of Adjustment, dated June 28, 1993, to Rights Agreement
           (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

 5    -    Opinion of Stanley S. Stroup, counsel to Norwest.

 8    -    Opinion of Dorsey & Whitney P.L.L.P.

 23.1 - Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

 23.2 - Consent of Dorsey & Whitney P.L.L.P. (included as part of Exhibit 8 filed herewith).

 23.3 -    Consent of KPMG Peat Marwick LLP.

 23.4 -    Consent of Larson, Allen, Weishair & Co., LLP.

 24   -    Powers of Attorney.

 99   -    Form of proxy for Special Meeting of Shareholders of AmeriGroup,
           Incorporated.

Item 22.  Undertakings


  (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 19th day of April, 1996.


                                NORWEST CORPORATION

                                By: /s/ Richard M. Kovacevich
                                    -------------------------------
                                        Richard M. Kovacevich
                                        President and Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on the 19th day of April, 1996, by the following persons in the capacities indicated:


/s/ Richard M. Kovacevich       President and Chief Executive Officer
- ----------------------------    (Principal Executive Officer)
    Richard M. Kovacevich


/s/ John T. Thornton            Executive Vice President and Chief
- ----------------------------    Financial Officer
    John T. Thornton            (Principal Financial Officer)


/s/ Michael A. Graf             Senior Vice President and Controller
- ----------------------------    (Principal Accounting Officer)
    Michael A. Graf


DAVID A. CHRISTENSEN        )
GERALD J. FORD              )
PIERSON M. GRIEVE           )
CHARLES M. HARPER           )
WILLIAM A. HODDER           )
LLOYD P. JOHNSON            )                A majority of the
REATHA CLARK KING           )                Board of Directors*
RICHARD M. KOVACEVICH       )
RICHARD S. LEVITT           )
RICHARD D. McCORMICK        )
CYNTHIA H. MILLIGAN         )
STEPHEN E. WATSON           )
MICHAEL W. WRIGHT           )

- --------------------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.


                                   /s/ Richard M. Kovacevich
                                   ----------------------------
                                       Richard M. Kovacevich
                                       Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit                                                                                  Form of
Number                  Description*                                                     Filing
- ------                  ------------                                                     -------

 2.1 Agreement and Plan of Reorganization, dated as of December 8, 1995, between AmeriGroup, Incorporated (included in Proxy Statement-
         Prospectus as Appendix A).

 2.2 Form of Agreement and Plan of Merger between AmeriGroup, Incorporated and Merger Co. (included in Proxy Statement-Prospectus as part of Appendix A).

 3.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated
         June 28, 1993 and Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995).

 3.1.1   Certificate of Designations of Powers, Preferences, and Rights of
         Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

 3.1.2   Certificate of Designations of Powers, Preferences, and Rights of
         Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9,
         1995).

 3.1.3   Certificate of Designations of Powers, Preferences, and Rights of
         Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

 3.1.4 Certificate eliminating the Certificate of Designations with respect to the Cumulative Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 3(a) to Norwest's Current Report on Form 8-K dated
         November 1, 1995).

 3.2 By-Laws, as amended (incorporated by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31,
         1991).

 4       Rights Agreement, dated as of November 22, 1988, between Norwest
         Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

Exhibit                                                                                  Form of
Number                  Description*                                                     Filing
- ------                  ------------                                                     -------
 3.1.5-- Certificate eliminating the Certificate of Designations with respect to the 10.24% Cumulative Preferred Stock (incorporated by reference to
         Exhibit 3 to Norwest's Current Report on Form 8-K dated February 20,
         1996, as amended pursuant to Form 8-K/A dated February 21, 1996.

 3.1.6-- Certificate of Designations with respect to Norwest's 1996 ESOP
         Cumulative Convertible Preferred Stock (incorporated by reference to
         Exhibit 3 to Norwest's Current Report on Form 8-K dated February 26,
         1996).

 4.1     See 3.1 through 3.2

 4.2     Rights Agreement, dated as of November 22, 1988, between Norwest
         Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

 4.3     Certificate of Adjustment, dated July 21, 1989, to Rights Agreement
         (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July
         21, 1989).

 4.4     Certificate of Adjustment, dated June 28, 1993, to Rights Agreement
         (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated
         June 29, 1993).

 5       Opinion of Stanley S. Stroup, counsel to Norwest.                                Electronic
                                                                                         Transmission

 8       Opinion of Dorsey & Whitney P.L.L.P.                                             Electronic
                                                                                         Transmission

 23.1 Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

 23.2 Consent of Dorsey & Whitney (included as part of Exhibit 8 filed herewith).

 23.3    Consent of KPMG Peat Marwick LLP.                                                Electronic
                                                                                         Transmission

 23.4    Consent of Larson, Allen, Weishair & Co., LLP.                                   Electronic
                                                                                         Transmission

Exhibit                                                                                  Form of
Number                  Description*                                                     Filing
- ------                  ------------                                                     -------
 24      Powers of Attorney                                                               Electronic
                                                                                         Transmission

 99      Form of proxy                                                                    Electronic
         for Special Meeting of Stockholders                                              Transmission


- -------------------

* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4 3.2 , 4.2, 4.3, and 4.4 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.